SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Pursuant to Rule 14a-11(c) or Rule 14a-12

JLM Industries, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies: JLM Industries, Inc. common stock, par value $0.01 per share (“Common Stock”).

2.	Aggregate number of securities to which transaction applies: 9,773,154 shares of Common Stock outstanding, 5,264,669 of which will be acquired in the transaction, options to purchase 7,500 shares of Common Stock as of November 1, 2003, warrants to purchase 437,499 shares of Common Stock.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $8,177,890.40. The filing fee was determined by adding (a) the product of (i) the 5,773,154 shares of Common Stock that are proposed to be exchanged for cash in the merger and (ii) the merger consideration of $1.40 to be paid with respect to each share of Common Stock outstanding immediately prior to the merger, plus (b) $95,474.80 expected to be paid upon cancellation or exchange of outstanding options and warrants (the “Total Consideration”). The filing fee equals the product of .0002 multiplied by the Total Consideration.

4.	Proposed maximum aggregate value of transaction: $8,177,890.40

5.	Total fee paid: $1,635.57

☒    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

JLM INDUSTRIES, INC.

8675 Hidden River Parkway

Tampa, FL 33637

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To JLM Industries, Inc. Stockholders:

You are cordially invited to attend a special meeting of stockholders, including any adjournment or postponement of the special meeting, of JLM Industries, Inc. to be held on March 16, 2004 at 11:00 a.m., Eastern Standard time, at the Hilton Garden Inn—Tampa North, 600 Tampa Oaks Blvd., Temple Terrace, FL 33637.

At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement entered into by and among JLM Industries, Inc. (“JLM”), JLMI Holding Corp. (“JLMI Holding Corp.”), JLMI Holdings, LLC (“JLMI Holdings”) and JLMI Acquisition Corp. (“JLMI Acquisition”) and the related merger. JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition are affiliates of John L. Macdonald (the current President, Chief Executive Officer and Chairman of the board of the directors of JLM) and Phoenix JLM Holdings, LLC (“Phoenix”), a Delaware limited liability company controlled by Philip S. Sassower (who was a director of JLM from June 2001 until May 29, 2003, when he resigned from the board of directors) and owned by Mr. Sassower and certain other individuals and entities included as “Reporting Persons” in the Schedule 13D with respect to common stock of JLM filed under the Securities Exchange Act of 1934 by Messrs. Sassower, Macdonald and such other persons (collectively, the “buyer group”) on July 3, 2003 and as amended by the Schedule 13D filed by the buyer group on February 10, 2004. The merger agreement provides for the merger of JLMI Acquisition with and into JLM, with JLM continuing as the surviving corporation. A copy of the merger agreement is attached to the enclosed proxy statement as Annex A.

If the merger is completed, each share of common stock of JLM (“Common Stock”) issued and outstanding at the closing of the merger will be canceled and converted into the right to receive $1.40 in cash, except for shares held by JLM, JLMI Holdings or JLMI Acquisition, shares contributed to JLMI Holdings by the buyer group as described below and shares held by dissenting stockholders, if any, who have perfected their dissenters’ rights under Delaware law. Immediately prior to the merger, Mr. Macdonald and Phoenix and/or certain of their respective affiliates will contribute an aggregate of 4 million shares of Common Stock to JLMI Holdings in exchange for equity interests in JLMI Holdings. However, approximately 508,485 shares of Common Stock held by Mr. Macdonald are anticipated to be retained by him and not contributed to JLMI Holdings, and will therefore be exchanged by him in the merger for $1.40 per share. As a result of the merger, JLM will be wholly-owned by JLMI Holding Corp., which will, in turn, be wholly-owned by JLMI Holdings, which will be owned by Mr. Macdonald and Phoenix.

In order to evaluate the advisability of the merger, the board of directors of JLM formed a special committee of the board of directors, consisting of three independent directors. The special committee unanimously recommended to the board of directors of JLM that the merger agreement and the merger be approved. In its evaluation of the merger, the special committee considered among other things, the opinion of BB&T Capital Markets, its independent financial advisor, which states that, as of the date of such opinion, the cash merger consideration of $1.40 per share to be received in the merger by the stockholders of JLM (other than the members of the buyer group) with respect to their shares is fair from a financial point of view to such stockholders. BB&T Capital Markets’ opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Annex B to the enclosed proxy statement.

The special committee has unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, JLM and its stockholders who are not members of, or affiliated with, the buyer group and recommended the merger agreement and the merger to the full board of directors of JLM. Based on the recommendation of the special committee, the board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, JLM and its stockholders, and recommended that the stockholders approve and adopt the merger agreement and the merger.

The attached proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire document carefully.

Under applicable Delaware law, approval and adoption of the proposed merger requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date. As of January 31, 2004, the buyer group held approximately 4,508,485 shares of Common Stock, representing approximately 46% of the issued and outstanding shares of Common Stock of JLM, all of which will be voted in favor of the merger at the special meeting of stockholders. However, in addition to the vote required by applicable law, the merger agreement also requires the affirmative vote of a majority of those stockholders of JLM who are not members of, or affiliated with, the buyer group and who appear in person or by proxy and vote on the proposal at the special meeting.

Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and mail the enclosed proxy card.

/s/ JOHN L. MACDONALD

President, Chief Executive Officer
and Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ATTACHED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement is February 12, 2004.

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JLM INDUSTRIES, INC.

8675 Hidden River Parkway

Tampa, FL 33637

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 16, 2004

To JLM Industries, Inc. Stockholders:

We will hold a special meeting of stockholders of JLM Industries, Inc. on March 16, 2004, at 11:00 a.m., Tampa time, at Hilton Garden Inn-Tampa North, 600 Tampa Oaks Blvd., Temple Terrace, FL 33637. The purpose of the meeting is:

1.        To consider and vote upon a proposal to approve and adopt a merger agreement that was entered into to effect a merger of JLMI Acquisition Corp. with and into JLM Industries, Inc. Under applicable Delaware law, the approval and adoption of the merger agreement by the stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date. In addition to the vote required by Delaware law, however, the merger agreement also requires the affirmative vote of a majority of those stockholders of JLM who are not members of, or affiliated with the buyer group, and who appear in person or by proxy and vote at the special meeting.

2.        To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

We describe the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the meeting is February 12, 2004. Only holders of JLM Industries, Inc. common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.

Your vote is very important. You should complete, sign, date and return the enclosed proxy card as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,

/s/ FORD PEARSON

General Counsel and Secretary

February 12, 2004.

Tampa, Florida

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED POSTAGE PRE-PAID ENVELOPE AS SOON AS POSSIBLE.

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed merger. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement and the documents we have incorporated herein by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

•	The Merger. JLM Industries, Inc. (“JLM” or the “Company”) has entered into a merger agreement, dated as of October 30, 2003, with JLMI Holdings, LLC (“JLMI Holdings”), JLMI Holding Corp. (“JLMI Holding Corp.”) and JLMI Acquisition Corp. (“JLMI Acquisition”). Pursuant to the merger agreement, JLMI Acquisition will merge with and into JLM, with JLM continuing as the surviving corporation. The purpose of the merger is to permit JLMI Holding Corp. (which is wholly-owned by JLMI Holdings) to acquire, in accordance with Delaware law, all of the common stock of JLM (“Common Stock”) issued and outstanding at the close of the merger. Please read the discussion under the heading “The Merger Agreement” beginning on page 48.

•	The Companies. JLM, a Delaware corporation, is a leading global marketer and distributor of performance chemicals, olefins, and specialty plastics and is one of the largest chemical distributors in North America, as well as a manufacturer and merchant marketer of phenol and acetone. JLMI Holdings is a Delaware limited liability company. JLMI Holding Corp. and JLMI Acquisition are Delaware corporations. The following individuals and entities in addition to Mr. Sassower have contributed their shares of Common Stock and/or committed to provide cash contributions to, and are non-voting members of Phoenix and, as a result, may be deemed to be part of the buyer group: Phoenix Venture Fund LLC; Phoenix Enterprises, LLC; Phoenix Enterprises Family Fund, LLC; Edward Sassower; Wendy Sassower; Edward Sassower as custodian for William and James Sassower; Mark Sassower; Jill Sassower; Mark Sassower as Custodian for Rachel, Lauren and David Sassower; Robert Sassower; Caroline O. Sack; Jonathan Sack; Jonathan Sack as Custodian for Elizabeth and Charlotte Sack; Goren Brothers Limited Partnership; Gobco Partners, LP; JAM Capital Assoc. LLC; Daryl Lee Scot LLC; Michael G. Jesselson 4/8/71 Trust; Steven Mitchell Sack; Robert and Stacey Zuckerman; and Gil Fields. JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition are affiliates of John L. Macdonald (the current President, Chief Executive Officer and Chairman of the board of the directors of JLM) and Phoenix JLM Holdings LLC, (“Phoenix”), a Delaware limited liability company controlled by Philip S. Sassower (who was a director of JLM from June 2001 until May 29, 2003, when he resigned from the board of directors) and owned by Mr. Sassower and the other members of Phoenix (collectively, the “buyer group”). Please read the discussion under the heading “Summary—The Companies” beginning on page 1.

•	Merger Consideration. If the merger is completed, you will receive $1.40 per share in cash for each of your shares of Common Stock unless you are a dissenting stockholder and you perfect your dissenters’ rights. Please read the discussion under the heading “The Merger Agreement” beginning on page 48.

•	The Buyer Group. Each of Mr. Macdonald and Phoenix has agreed with JLMI Holdings to contribute, directly or indirectly through certain of their affiliates, 2 million shares of Common Stock held by such persons or their affiliates (4 million shares in the aggregate) to JLMI Holdings in exchange for equity interests in JLMI Holdings immediately prior to the merger. Approximately 508,485 shares of Common Stock held by Mr. Macdonald are anticipated to be retained by him and not contributed to JLMI Holdings, and will therefore be exchanged by him in the merger for $1.40 per share. Please read the discussion under the headings “Special Factors—Post-Merger Ownership and Control” on pages 2 and 16 and “Special Factors—Interests of Certain Persons in the Merger” on pages 4 and 37.

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•	Effects of the Merger. As a result of the merger:

•	JLM will be wholly-owned by JLMI Holding Corp., which will, in turn, be wholly-owned by JLMI Holdings, which will be owned by Mr. Macdonald and Phoenix;

•	JLM stockholders will no longer have any equity interest in JLM, other than the members of the buyer group, who will have an indirect equity interest in JLM through their equity interest in JLMI Holdings; and

•	Common Stock will no longer be listed on the NASDAQ Stock Market and the registration of Common Stock under the Exchange Act will be terminated. Please read the discussion under the heading “Special Factors—Effects of the Merger” beginning on page 14.

•	Source of Funds. Phoenix will provide senior subordinated debt financing to JLM (or to JLMI Holding Corp., which will hold all of the shares of JLM immediately following the consummation of the merger) in an amount sufficient to (a) finance the payment of the cash consideration to be paid in the merger and related transaction expenses (up to $10 million in the aggregate), and (b) provide JLM with an additional $5 million in working capital (such financing referred to collectively in this proxy statement as the “Proposed Financing”). The Proposed Financing will be reduced by (i) any net proceeds received by JLM from any asset sales consummated prior to the closing of the merger transaction described in this proxy statement, and (ii) any increase in the principal amount of senior debt of JLM from that existing at June 30, 2003 (other than increases in indebtedness under JLM’s revolving credit facility with Congress Financial Corporation to the extent such increases are fully collateralized in accordance with the existing agreements governing that facility). The Proposed Financing will also be reduced or increased, as the case may be, by any cumulative positive or negative operating cash flow of JLM from and after June 30, 2003 and prior to consummation of the merger. Please read the discussion under the heading “Special Factors—Financing of the Merger” beginning on page 40.

•	Required Vote. Under applicable Delaware law, the approval and adoption of the merger agreement by the stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date. As of January 15, 2004, the buyer group holds approximately 4,508,485 shares of Common Stock, representing approximately 46% of the issued and outstanding shares of Common Stock of JLM, all of which will be voted in favor of the merger at the special meeting of stockholders. In addition to the vote required by Delaware law, however, the merger agreement also requires the affirmative vote of a majority of those stockholders of JLM who are not members of, or affiliated with, the buyer group (“unaffiliated stockholders”) and who appear in person or by proxy and vote at the special meeting. Please read the discussion under the heading “The Special Meeting—Quorum; Required Vote” beginning on page 64.

•	Recommendation of the Special Committee and the Board of Directors of JLM. Because certain directors of JLM have actual or potential conflicts of interest in evaluating the merger, the board of directors of JLM appointed a special committee of independent JLM directors to review and evaluate the proposed merger. The special committee has unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, JLM and its stockholders (other than the buyer group) and recommended the merger agreement and the merger to the full board of directors of JLM. Based on the recommendation of the special committee, the board of directors of JLM has determined that the merger agreement and the merger are fair to, and in the best interests of, JLM and its stockholders, and recommended that the stockholders approve and adopt the merger agreement and the merger. Please read the discussion under the heading “Special Factors—Recommendation of the Special Committee and Reasons for the Merger” beginning on page 21.

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Opinion of the Special Committee’s Financial Advisor. The special committee received an opinion from BB&T Capital Markets, its independent financial advisor, which states that as of the date of the opinion and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash merger consideration of $1.40 per share to be received in the merger by the stockholders of JLM (other than the buyer group) with respect to their shares is fair from a financial point of view to such stockholders. Please read the discussion under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 23.

•	Conditions. The obligations of JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition to complete the merger are subject to a number of closing conditions, including (i) the required votes described above, (ii) compliance by JLM with certain financial measures relating to available credit facilities, working capital and permissible levels of indebtedness, and (iii) the absence of legal prohibitions to the merger. Please read the discussion under the heading “The Merger Agreement—Conditions to the Merger” on page 57.

•	Dissenters’ Rights. If you do not wish to vote in favor of the merger and you fulfill several procedural requirements, including not voting in favor of the merger agreement, Delaware law entitles you to a judicial appraisal of the fair value of your shares. Please read the discussion under the heading “Special Factors—Rights of Dissenting Stockholders” beginning on page 44.

•	Tax Consequences. The receipt of cash in the merger by you will be a taxable transaction. Please read the discussion under the heading “Special Factors—Material Federal Income Tax Consequences” beginning on page 42.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote upon?

A:	You are being asked to vote to approve and adopt a merger agreement and related merger by which JLMI Acquisition will merge with and into JLM. Under Delaware law, the merger agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. In addition, the merger agreement provides that the merger must be approved by a majority of those stockholders of JLM who are not members of, or affiliated with, the buyer group and who appear in person or by proxy and vote on the proposal at the meeting.

Q:	What will happen in the merger?

A:	JLMI Acquisition will be merged with and into JLM, and JLM will be the surviving corporation. After the merger, JLM will be a privately-held company owned by JLMI Holding Corp., which will, in turn, be wholly-owned by JLMI Holdings, which will be owned by Mr. Macdonald and Phoenix. JLMI Acquisition and JLMI Holdings are entities that are affiliates of the buyer group described below.

Q:	What will I receive in the merger?

A:	You will receive $1.40 in cash in exchange for each share of Common Stock owned by you at the effective time of the merger, unless you are a dissenting stockholder and you perfect your appraisal rights under Delaware law.

Q:	Who are the members of the buyer group?

A:	The members of the buyer group are John L. Macdonald (JLM’s President, Chief Executive Officer and Chairman of the board of directors), Philip S. Sassower (a former director who served on the board of directors of JLM from June 2001 until May 29, 2003), and Phoenix JLM Holdings, LLC (“Phoenix”). Phoenix is controlled by Mr. Sassower and is owned by Mr. Sassower and certain other individuals and entities included as “Reporting Persons” in the Schedule 13D with respect to Common Stock filed under the Exchange Act by Messrs. Sassower, Macdonald and such other persons on July 3, 2003 and as amended by the Schedule 13D filed by the buyer group on February 11, 2004. Mr. Sassower was a director of JLM from June 2001 until May 29, 2003, when he resigned from the board of directors in order to avoid any conflict of interest in pursuing the going private transaction.

Q:	What will the members of the buyer group receive in the merger?

A:	The members of the buyer group will contribute, in the aggregate, 4 million shares of Common Stock to JLMI Holdings in exchange for their equity interests in JLMI Holdings immediately prior to the merger. However, approximately 508,485 shares of Common Stock held by Mr. Macdonald will be retained by him and not contributed to JLMI Holdings. Such shares will be exchanged by him in the merger for $1.40 per share, or approximately $711,879.

Additionally, a charitable remainder annuity trust established by Mr. Sassower entered into a secured loan with JLM in August 2002. As of January 15, 2004, the outstanding principal balance of the secured loan was $500,000. This loan became convertible into shares of JLM Common Stock on December 31, 2003. The trust also holds warrants to purchase Common Stock that were issued to the trust in connection with the secured loan. To the extent that the loan is converted into, or the warrants are exercised for, shares of Common Stock prior to the merger, the trust will receive $1.40 per share in cash in exchange for such shares in the merger. To the extent the warrants are not exercised prior to the merger, they will entitle the trust to a cash payment equal to the product of (1) $1.40 less the exercise price of the warrant ($1.20) and (2) the number of shares of Common Stock subject to the warrants.

Q:	What will be the ownership structure of JLM after the merger?

A:	Immediately after the merger, JLMI Holding Corp. (which is wholly-owned by JLMI Holdings) will hold all of the outstanding capital stock of JLM. Mr. Macdonald and Phoenix will continue to be 50% members of JLMI Holdings. Mr. Sassower will continue to control Phoenix.

Q:	May I choose to be a member of the buyer group and continue as an investor in JLM?

A:	No. The buyer group will include only those persons identified above and JLMI Holdings will be the sole stockholder of JLM immediately after the merger. The members of the buyer group will be the only investors in JLMI Holdings immediately after the merger.

Q:	How will the merger be funded?

A:	Phoenix will provide senior subordinated debt financing to JLM (or to JLMI Holding Corp., which will hold all of the shares of JLM immediately following the consummation of the merger) in an amount sufficient to (a) finance the payment of the cash consideration to be paid in the merger and related transaction expenses (up to $10 million in the aggregate), and (b) provide JLM with an additional $5 million in working capital (such financing referred to collectively in this proxy statement as the “Proposed Financing”). The Proposed Financing will be reduced by (i) any net proceeds received by JLM from any asset sales consummated prior to the closing of the merger transaction described in this proxy statement, and (ii) any increase in the principal amount of senior debt of JLM from that existing at June 30, 2003 (other than increases in indebtedness under JLM’s revolving credit facility with Congress Financial Corporation to the extent such increases are fully collateralized in accordance with the existing agreements governing that facility). The Proposed Financing will also be reduced or increased, as the case may be, by any cumulative positive or negative operating cash flow of JLM from and after June 30, 2003 and prior to consummation of the merger. Phoenix will fund the Proposed Financing by using cash contributions from Phoenix’s members.

Q:	Do any of the officers, directors or significant stockholders of JLM have a conflict of interest in connection with the merger?

A:	Yes. Members of the buyer group have interests that differ from those of other stockholders because, among other things, each will exchange all (or, in the case of Mr. Macdonald, most) of their Common Stock for equity interests in JLMI Holdings immediately prior to the merger.

Q:	Why was the special committee formed?

A:	Because Mr. Macdonald, as a member of the buyer group, and certain of the directors, by reason of their family or employment relationships with Mr. Macdonald, have actual or potential conflicts of interest in evaluating the merger, the board of directors of JLM appointed a special committee of independent directors to review and evaluate the proposed merger on behalf of the stockholders of JLM other than the members of the buyer group. The special committee unanimously recommended to the board of directors of JLM that the merger agreement and the merger be approved and adopted. In arriving at its conclusion, the special committee considered, among other things, the opinion of BB&T Capital Markets, its independent financial advisor, which states that, as of the date of the opinion and based upon the limitations, qualifications and assumptions described in the opinion, the cash merger consideration of $1.40 per share to be received in the merger by the stockholders of JLM (other than the buyer group) is fair from a financial point of view to such stockholders. A copy of BB&T’s opinion is attached to this proxy statement as Annex B.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card as soon as possible so that your shares may be represented at the JLM special meeting of stockholders. Whether or not you plan to attend the meeting, you should sign and return your proxy. In determining whether the merger agreement has received the requisite number of affirmative votes to be approved under Delaware law, abstentions and broker non-votes will have the effect of a vote against the merger agreement. In determining whether the merger agreement has received the requisite number of affirmative votes to be approved by a majority of the disinterested JLM stockholders who appear in person or by proxy and vote on the proposal at the special meeting, abstentions and broker non-votes will not count as a vote for or against the merger agreement. The reason for the different

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treatment of broker non-votes and abstentions with respect to the vote necessary under the terms of the merger agreement is that Delaware law mandates the treatment of abstentions and broker non-votes as votes against the merger in determining whether the statutory voting requirement has been met, while the treatment of abstentions and broker non-votes as not counting as votes for or against the merger is in reference to the additional self-imposed voting requirement, of a majority of those disinterested stockholders present and voting at the special meeting, that the buyer group is requiring and which they have determined to measure against the number of shares present and voting at the meeting.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your JLM stock certificates for cash.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later-dated proxy card to the Secretary of JLM before the meeting. You may also revoke your proxy by attending the JLM special meeting of stockholders and voting your shares in person. If your shares are held in street name, you must follow the directions provided by your broker to change your voting instructions.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the JLM special meeting of stockholders. We hope to complete the merger prior to March 31, 2004, although we cannot assure you that we will be able to do so.

Q:	What are the tax consequences of the merger?

A:	The receipt of the cash merger consideration by you will be a taxable transaction for federal income tax purposes. You should also consult your tax advisor as to your particular circumstances and the specific federal income tax effects of the merger to you, as well as the application of any foreign, state or local tax laws to you.

Q:	Who may help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

JLM INDUSTRIES, INC.

Attn: Ford Pearson, General Counsel

8675 Hidden River Parkway

Tampa, FL 33637

Telephone: 813-632-3300

ANNEX A	Agreement and Plan of Merger by and among JLMI Holdings LLC, JLMI Holding Corp., JLMI Acquisition Corp. and JLM Industries, Inc. dated as of October 30, 2003
ANNEX B	Opinion of BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
ANNEX C	Section 262 of Delaware General Corporation Law regarding Appraisal Rights

SUMMARY

This summary highlights some of the information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the annexes and other documents to which we have referred you. See the discussion under the heading “Additional Information—Where You Can Find More Information” on page 71 for more details.

The Companies (See page 71)

JLM Industries, Inc.

8675 Hidden River Parkway

Tampa, Florida 33637

Telephone: 813-632-3300

JLM is a Delaware corporation that is a leading global marketer and distributor of performance chemicals, olefins, and specialty plastics. JLM is one of the largest chemical distributors in North America and a manufacturer and merchant marketer of phenol and acetone. JLM maintains long-term supplier relationships with many global chemical companies, and manufactures phenol and acetone at its phenol plant in Blue Island, IL.

JLMI Holdings, LLC

c/o Phoenix Enterprises LLC

135 East 57th Street, 12th Floor

New York, NY 10022

Telephone: 212-759-1909

JLMI Holdings, LLC is a limited liability company formed under the laws of the state of Delaware and is controlled by Mr. Macdonald and Phoenix. It was established solely for the purpose of acquiring and holding directly, or indirectly, 100% of the equity of JLM. At the closing of the merger, all of the outstanding equity interests of JLMI Holdings will be owned by Mr. Macdonald and Phoenix.

JLMI Holding Corp.

c/o Phoenix Enterprises LLC

135 East 57th Street, 12th Floor

New York, NY 10022

Telephone: 212-759-1909

JLMI Holding Corp. is a corporation formed under the laws of the state of Delaware and is controlled by JLMI Holdings. It was established solely for the purpose of acquiring shares of JLM in connection with the merger. JLMI Holding Corp. will be wholly-owned by JLMI Holdings.

JLMI Acquisition Corp.

c/o Phoenix Enterprises LLC

135 East 57th Street, 12th Floor

New York, NY 10022

Telephone: 212-759-1909

JLMI Acquisition Corp. is a corporation formed under the laws of the state of Delaware and is a wholly-owned subsidiary of JLMI Holdings. It was established solely for the purpose of merging with and into JLM.

Effects of the Merger (See page 14)

If the merger agreement and the merger are approved by the stockholders of JLM and the other conditions to the closing of the merger are either satisfied or waived, JLMI Acquisition will be merged with and into JLM, with JLM being the surviving corporation.

If the merger is completed, each share of Common Stock issued and outstanding at the closing of the merger will be canceled and converted into the right to receive $1.40 in cash, except for shares held by dissenting stockholders who have perfected their dissenters’ rights under Delaware law. Immediately prior to the merger, each member of the buyer group will exchange some of their shares of Common Stock for equity interests of JLMI Holdings. Each option granted by JLM to acquire Common Stock that is outstanding immediately prior to the closing of the merger will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of shares of Common Stock underlying the option and (2) the excess, if any, of $1.40 over the option exercise price. After the merger, all of JLM’s capital stock will be held by JLMI Holding Corp. (which will, in turn, be wholly-owned by JLMI Holdings).

Upon the closing of the merger, Common Stock will no longer be quoted on the NASDAQ Stock Market and the registration of Common Stock under the Exchange Act will be terminated.

What You Will Receive in the Merger (See pages 14 and 48)

If you are not a dissenting stockholder, you will receive $1.40 in cash for each share of Common Stock that you own at the closing of the merger.

Payment for Stock Certificates (See page 49)

As soon as reasonably practicable after the merger, the paying agent for the merger will mail (and make available for collection by hand) to each record holder of Common Stock a letter of transmittal to be used for surrendering Common Stock certificates for $1.40 per share in cash. You should not send in your Common Stock certificates until you receive the letter of transmittal.

The Special Meeting (See page 64)

The special meeting of JLM’s stockholders will take place on March 16, 2004, Tampa time. At the meeting you will be asked to approve and adopt the merger agreement and the merger.

Vote Required (See page 64)

Delaware corporate law requires that JLM’s stockholders approve and adopt the merger agreement and the merger before JLM may complete the merger. Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of Common Stock held. A majority of the shares of Common Stock outstanding on the record date represented in person or by proxy at the meeting constitutes a quorum for consideration of such matters at the meeting. Although Delaware law requires the affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date to approve and adopt the merger agreement and the merger, the merger agreement imposes an additional requirement that the merger must also be approved by the affirmative vote of a majority of those stockholders of JLM who are not members of, or affiliated with, the buyer group and who vote on the proposal by proxy or in person at the special meeting.

Post-Merger Ownership and Control (See page 16)

Immediately after the merger, JLMI Holdings will hold, directly or indirectly through JLMI Holding Corp., all of the outstanding capital stock of JLM.

ORGANIZATIONAL STRUCTURE

The following diagram describes the present structure of the buyer group immediately prior to the merger.

Interests of Certain Persons in the Merger (See page 37)

In considering the recommendation of the special committee and the board of directors of JLM with respect to the merger, you should be aware that certain directors, officers and affiliates of JLM (including members of the buyer group) have interests in the merger that are different than yours in several respects. These interests include the following:

•	Buyer Group’s Investment in JLMI Holdings. Mr. Macdonald and Phoenix have agreed to contribute an aggregate of 4 million shares of Common Stock to JLMI Holdings in exchange for 100% of the membership interests of JLMI Holdings. The shares contributed to JLMI Holdings by Phoenix will first be contributed to Phoenix by Philip S. Sassower and the other investors in Phoenix. As a result of the foregoing, the members of the buyer group will hold, in the aggregate, 100% of the membership interests of JLMI Holdings after the merger.

•	“Cash-Out” of JLM Stock Options. All outstanding options to purchase Common Stock, including options held by certain directors of JLM, either are or will become fully vested and exercisable at the effective time of the merger. To the extent any options are exercised prior to the merger, the shares acquired through the exercise will be cancelled in the merger and will entitle the holder to $1.40 per share. Stock options not exercised prior to the merger will entitle the holder of these options to a cash payment equal to the product of (1) $1.40 less the exercise price of the stock option and (2) the number of shares of Common Stock subject to the stock option. It is expected that, in connection with the merger, option holders holding stock options with an exercise price of less than $1.40 per share will “cash-out” options to purchase an aggregate of 7,500 shares of Common Stock for an aggregate payment of approximately $1,725.

•	“Cash-Out” of Outstanding Warrants. Certain outstanding warrants to purchase Common Stock that have an exercise price of less than $1.40 per share, including a warrant to purchase 125,000 shares of Common Stock at an exercise price of $1.15 per share issued to Citizens Bank of Massachusetts in connection with a former credit facility of JLM, and warrants to purchase 312,499 shares of Common Stock at an exercise price of $1.20 per share issued to The Philip S. Sassower 1996 Charitable Remainder Annuity Trust in connection with a secured loan from such trust to the Company, are currently exercisable. To the extent any such warrants are exercised prior to the merger, the shares acquired through the exercise will be cancelled in the merger and will entitle the holder to $1.40 per share. Any warrants not exercised prior to the merger will entitle the holder of these warrants to a cash payment equal to the product of (1) $1.40 less the exercise price of the warrant and (2) the number of shares of Common Stock subject to the warrant. It is expected that, in connection with the merger, warrant holders holding warrants with an exercise price of less than $1.40 per share will “cash-out” warrants to purchase an aggregate of 437,499 shares of Common Stock for an aggregate payment of approximately $93,749.80.

•	Convertible Debt. In August 2002, the Company entered into a secured loan with The Philip S. Sassower 1996 Charitable Remainder Annuity Trust. In the event that the secured loan and accrued interest are not repaid in full on or prior to December 31, 2003, the trust, as lender, has the option to convert all or any portion of the outstanding principal balance of the secured loan into shares of Common Stock at a conversion price of $1.20 per share. As of January 15, 2004, the outstanding principal balance of the secured loan was $500,000. Assuming that the outstanding principal balance of the secured loan on the date of the merger is $500,000, on such date the secured loan will be convertible, at the trust’s election, into an additional 416,667 shares of Common Stock, which would be treated as outstanding for purposes of the merger and entitled to the merger consideration of $1.40 per share.

•

Recent Bridge Loans. On December 3, 2003, each of The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Etablissement Comfort, an entity which may be deemed to be an affiliate of a member of Phoenix, extended separate loans, in the amount of $1,300,000.00 each, to JLM. In exchange for the funds, JLM Realty, Inc. and JLM Industries (South Africa) (Proprietary) Limited, both wholly-owned subsidiaries of JLM, executed secured promissory notes in favor of The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Etablissement Comfort, each note payable in the amount of $1,300,000.00, bearing interest at a rate of 10.99% per annum, and due on the earlier of March 31, 2004 or the closing of the merger. JLM Chemicals and JLM Industries (South Africa) also entered into a security agreement and guaranty with the Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Etablissement Comfort whereby (i) JLM Chemicals agreed to guaranty the repayment of the indebtedness under the notes provided, however, that such guaranty not be effective unless and until any consents of senior lenders of JLM Chemicals, JLM Industries (South Africa) or JLM under existing credit agreements that are required in order for JLM Chemicals to make such a guaranty are obtained, and (ii) the assets of JLM Chemicals and JLM Industries (South Africa) will serve as collateral to secure the guaranty when, and if, effective. On January 26, 2004, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust extended an additional bridge loan of $900,000.00 on the same terms and conditions as the bridge loans described above. JLM has used the proceeds of the bridge loans certain payment obligations to third parties. To the extent the proceeds of the bridge loans allowed JLM to meet its payment obligations to third parties, the buyer group believes that third parties are more likely to view JLM as a credible borrower, thus increasing JLM’s potential to receive third party financing to fund the merger. The buyer group may provide additional bridge loans to JLM and its subsidiaries in order to bring current outstanding accounts payable existing prior to the date of the merger. The bridge loans are expected to be repaid with the proceeds of the working capital portion of the Proposed Financing described elsewhere in this proxy statement.

•	Anticipated Amendments to Employment Arrangements and Bonus Targets. Effective immediately prior to consummation of the merger, Mr. Macdonald’s current employment agreement with JLM (the “Employment Agreement”) will be amended to provide that the merger will not be deemed a “change of control” under the Employment Agreement, and to eliminate from the Employment Agreement the provisions providing for (x) payments in excess of accrued base salary and accrued bonus and (y) extended exercisability of current options, upon a “change of control.” However, the term, base salary, employee benefits and fringe benefits provisions will not otherwise be changed, except that the current EBITDA-based bonus shall be limited to no more than $400,000 for any one calendar year. The current EBITDA-based bonus will continue to be subject to an annual $0.5 million EBITDA hurdle, with the bonus payable with respect to amounts exceeding that $0.5 million hurdle in each year. In the absence of such amendments to Mr. Macdonald’s employment agreement, Mr. Macdonald would be entitled to receive “change of control” payments in excess of his accrued base salary and accrued bonus in the amount of approximately $1.2 million and his current options to purchase 35,000 shares of Common Stock would become fully vested and exercisable, upon the merger. Such options to purchase shares of Common Stock would remain vested and exercisable for a period of two years from the date of the merger. In the absence of such amendments to Mr. Macdonald’s employment agreement, Mr. Macdonald would also be entitled to: (i) any base wages owed to him up until the date of the merger; (ii) any earned but unpaid bonus for the year 2003; and (iii) any unreimbursed business expenses. Mr. Macdonald’s annual salary is $400,000.00 per year or $33,333.33 per month. In order for Mr. Macdonald to receive a bonus for the year 2003, JLM must have EBIDTA of at least $500,000.00. As of September 30, 2003, JLM’s EBITDA was negative $153,000.00.

•	Potential Financing Fee. Mr. Sassower has agreed to use, and to cause Phoenix and Phoenix Enterprises LLC to use, commercial best efforts to secure financing or refinancing, as the case may be, from a third party to finance the merger. In the event that Mr. Sassower is successful, he, Phoenix or Phoenix Enterprises, as the case may be, will be entitled to receive a financing fee, payable in cash, of 2% of the principal amount of such financing or refinancing committed and funded by third parties, plus reimbursement of all actual documented out-of-pocket expenses.

Legal Documents (See page A-1)

Whenever we refer to the merger agreement in this proxy statement we are referring to the merger agreement attached as Annex A to this proxy statement. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger (See page 21)

A special committee of independent directors of JLM carefully reviewed and considered the terms and conditions of the merger agreement and the merger, unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, JLM and the stockholders of JLM (other than the buyer group) and recommended the merger agreement and the merger to the full membership of the board of directors of JLM. Based on the recommendation of the special committee, the board of directors of JLM has determined that the merger agreement and the merger are fair to, and in the best interests of, JLM and the JLM stockholders, and recommend that you vote to approve and adopt the merger agreement and the merger.

Opinion of the Special Committee’s Financial Advisor (See page 23)

On October 22, 2003, the special committee received a written opinion from BB&T Capital Markets, its independent financial advisor, which states that, as of the date of such opinion, the cash merger consideration of $1.40 per share to be received in the merger by the stockholders of JLM (other than the buyer group) is fair from a financial point of view to such stockholders. The full text of the written opinion of BB&T Capital Markets is attached to this proxy statement as Annex B. We encourage you to carefully read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of BB&T Capital Markets is directed only to the matters described in the opinion and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

Conditions to the Merger (See page 57)

The obligations of JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition to complete the merger are subject to the following mutual closing conditions:

•	approval of the merger agreement and the merger by the affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date;

•	approval of the merger agreement and the merger by the affirmative vote of a majority of those stockholders of JLM who are not members of, or affiliated with, the buyer group and who vote on the proposal by proxy or in person at the special meeting;

•	expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act and the receipt of any required consents from all governmental entities; and

•	absence of any judgment, injunction, order, decree, statute, law, rule or regulation prohibiting the merger.

JLM’s obligation to complete the merger is also subject to the following additional conditions:

•	accuracy of the representations and warranties made by JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition to the extent specified in the merger agreement;

•	performance by JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition of their obligations under the merger agreement to the extent specified in the merger agreement;

•	receipt of certificates from an executive officer of each of JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition to the effect that the prior two conditions have been satisfied;

•	the aggregate merger consideration and other amounts required to be deposited pursuant to the merger agreement shall have been deposited by JLMI Holdings as contemplated by the merger agreement;

•	receipt of the written consent of JLM’s existing lenders, consenting to the financing described in the merger agreement (or other financing having terms and conditions substantially equivalent thereto) in form and substance reasonably satisfactory to JLMI Holdings and JLMI Acquisition; and

•	absence of any pending suit, action or proceeding by any governmental entity against JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition, JLM or any of their affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (1) to prevent or restrain the merger in a significant manner, (2) significant damages in connection with the merger, (3) any other significant remedy in connection with the merger, or (4) to impose material liability on any of the foregoing persons in connection with the merger.

JLMI Holdings’, JLMI Holding Corp.’s and JLMI Acquisition’s obligations to complete the merger are also subject to the following additional conditions:

•	accuracy of the representations and warranties made by JLM to the extent specified in the merger agreement;

•	performance by JLM of its obligations under the merger agreement to the extent specified in the merger agreement;

•	receipt of a certificates from an executive officer of JLM to the effect that the prior two conditions have been satisfied;

•	absence of any pending suit, action or proceeding by any governmental entity against JLMI Holdings, JLMI Holding Corp., JLMI Acquisition, JLM or any of their affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (1) to prevent or restrain the merger in a significant manner, (2) significant damages in connection with the merger, (3) any other significant remedy in connection with the merger, or (4) to impose material liability on any of the foregoing persons in connection with the merger;

•	receipt by JLM (and delivery of copies to JLMI Holdings and JLMI Acquisition by JLM) of the written consent of JLM’s existing lenders (other than The Philip S. Sassower 1996 Charitable Remainder Annuity Trust or any other lender, the indebtedness of which has been paid off at or prior to the closing or the consent of which is not required pursuant to the terms and conditions of the loan documentation evidencing its indebtedness), consenting to the financing described in the merger agreement (or other financing having terms and conditions substantially equivalent thereto), in form and substance reasonably satisfactory to JLMI Holdings and JLMI Acquisition;

•	receipt of resignations from each JLM director other than Mr. Macdonald;

•	exercise of dissenters’ rights by the holders of no more than 15% of the outstanding Common Stock.;

•	as of the closing date, JLM and its subsidiaries shall have Consolidated Domestic Working Capital (as defined on page 59 below) of not less than negative $9.0 million;

•	as of the closing date, JLM and its subsidiaries shall have funds available to be drawn under the revolving credit facility, dated June 28, 2001, by and between JLM and Congress Financial Corporation, of not less than $0.5 million after giving effect to all required reserves and holdbacks under such facility, including $1.0 million of required minimum available funds;

•	as of the closing date, JLM’s Domestic Indebtedness (as defined on page 59 below) shall not exceed $5.75 million, excluding indebtedness outstanding under the Congress Financial Corporation revolving credit facility described above, indebtedness outstanding under the trade credit facility established by JLM with RZB Finance, and up to $1.5 million of insurance finance obligations. However, in the case of indebtedness outstanding under the revolving credit facility and/or the trade credit facility, such indebtedness will be excluded from Domestic Indebtedness only to the extent that such indebtedness is then fully collateralized in accordance with the agreements governing such facilities (without giving effect to any potential consents or waivers);

•	as of the closing date, the Consolidated Net Worth (as defined on page 60 below) of JLM and its subsidiaries, on a consolidated basis, shall be at least $10.5 million;

•	after giving effect to all waivers or consents of the applicable lender, JLM shall be in material compliance with all covenants and agreements under the Congress Financial Corporation revolving credit facility described above and under the loan agreement, dated June 28, 2001, by and between JLM and GATX Capital Corporation, and there shall not then be existing any default or event of default (or event or condition, the occurrence or existence of which, with notice or lapse of time, would constitute a default or event of default) under the revolving credit facility or GATX Capital Corporation loan agreement; and

•	the employment agreement between Mr. Macdonald and JLM shall not have been terminated by either party thereto, shall be in full force and effect and no “Disability” (as defined in the employment agreement) shall have occurred and be continuing, and no physical or mental illness shall then be in effect with respect to Mr. Macdonald, which illness, had it been in effect for the preceding six months, would constitute a “Disability” under such employment agreement.

Termination of the Merger Agreement (See page 60)

The merger agreement provides that JLMI Holdings, JLMI Holding Corp., JLMI Acquisition and JLM may mutually agree to terminate the merger agreement at any time. In addition, JLMI Holdings, JLMI Holding Corp., JLMI Acquisition or JLM may terminate the merger agreement at any time if:

•	the merger has not been completed by March 31, 2004 (but no party can terminate the merger agreement on this basis if its failure to fulfill any obligation or other breach under the merger agreement caused or resulted in the failure to close by March 31, 2004);

•	there is a final, non-appealable order, decree or ruling by any governmental entity that restrains or prohibits the merger; or

•	JLM’s stockholders do not approve the merger agreement and the merger at the special meeting.

In addition, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition may also terminate the merger agreement if:

•	before a vote of JLM’s stockholders approving the merger agreement, the board of directors of JLM either (1) publicly approves or recommends an alternative acquisition proposal, (2) fails to recommend against or reject an alternative acquisition proposal (other than a tender or exchange offer covered under clause (3) below) within 20 business days of public disclosure of that proposal, or (3) publicly recommends acceptance of (or publicly announces that it is unable to take a position, will remain neutral or express no opinion on) or, within 18 business days after its commencement, fails to recommend against or reject, a tender or exchange offer for 25% of the outstanding Common Stock;

•	the board of directors of JLM withdraws, modifies or changes its recommendation of the merger agreement or determines not to solicit proxies; or

•	JLM breaches any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to a failure of JLMI Holdings’ and JLMI Acquisition’s closing conditions and which has not been cured (or is not capable of being cured) on or prior to March 31, 2004.

In addition, JLM may also terminate the merger agreement:

•	if JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition breaches any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to a failure of JLM’s closing conditions and which has not been cured (or is not capable of being cured) on or prior to March 31, 2004;

•	in order to recommend, approve or accept a “superior proposal” (but JLM must have complied in all material respects with the provisions described under the heading “The Merger Agreement—No Solicitation of Competing Proposals” on page 53); or

•	if JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition fail to obtain and/or provide financing for the merger.

No Solicitation of Competing Proposals (See page 53)

The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, JLM will not, and JLM will direct its officers, directors, affiliates, advisors, representatives or other agents not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) the making or submission of an offer or proposal which would constitute a third party “Acquisition Proposal” (as defined below on page 52),

•	participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to JLM or afford access to JLM’s properties, books or records to, any person that has made an Acquisition Proposal or to any person in contemplation of an Acquisition Proposal; or

•	accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than customary confidentiality and standstill agreements) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring JLM to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

However, the merger agreement does not prohibit JLM from participating or engaging in discussions or negotiations with, or disclosing non-public information or data relating to JLM (or affording access to JLM’s properties, books or records) to any person that has made an Acquisition Proposal (or to any person in contemplation of an Acquisition Proposal) in the event that:

•	JLM has received from a third party an unsolicited bona fide written Acquisition Proposal or an unsolicited bona fide written inquiry relating to a potential Acquisition Proposal; and

•	the special committee determines in good faith, after consultation with its independent financial and legal advisors, that failure to take such action could reasonably be considered to be, or expected to result in, a breach of the fiduciary duty of the board of directors of JLM under applicable law.

For more information regarding the provisions of the merger agreement limiting the solicitation of competing proposals, see the information under the heading “Merger Agreement—No Solicitation of Competing Proposals” on page 53 below.

Modification or Amendment of the Merger Agreement (See page 63)

JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition may, by acting through their respective boards of directors or board of managers as the case may be, amend, modify or waive any provision of the merger agreement prior to the closing of the merger. However, no such amendment, modification or waiver by JLM will be effective unless it is authorized by the special committee and, after the approval of the merger agreement and the merger by JLM’s stockholders, there shall not be made any amendment that (i) affects the nature of the merger consideration per share or the manner or timing of the payment thereof; (ii) affects the nature or amount of any fee or expense required to be paid as described under the heading “Fees and Expenses” above or (iii) by law requires the further approval by such stockholders, in each case, without such further approval of the stockholders of JLM.

Fees and Expenses (See pages 62)

Pursuant to the merger agreement, JLM has agreed to reimburse JLMI Holdings for documented out-of-pocket fees and expenses, including fees and expenses of outside financial advisors, legal counsel and accountants, not to exceed $250,000 in the aggregate, reasonably incurred by JLMI Holdings and its affiliates in connection with the transactions contemplated by the merger agreement if the merger agreement is terminated under certain circumstances. JLM has also agreed to pay to JLMI Holdings a breakup fee of $385,000 and to reimburse JLMI Holdings for any third party financing fee and all expenses (regardless of the foregoing limitation on reimbursement of expenses) if the merger agreement is terminated under certain other circumstances. On the other hand, JLMI Holdings has agreed to reimburse JLM for all expenses, not to exceed $250,000 in the aggregate, reasonably incurred by JLM and its affiliates in connection with the transactions contemplated by the merger agreement if Mr. Macdonald voluntarily terminates his employment with JLM prior to the closing date of the merger such that the closing condition relating to Macdonald’s continued employment with JLM cannot be satisfied and the merger is not consummated or if the merger agreement is terminated by JLM under certain limited circumstances. For more information regarding the circumstances under which the parties have agreed to reimburse expenses or pay a breakup fee, see the information under the headings “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Fees and Expenses” on pages 60 and 62 below.

Except as described above or otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Material Federal Income Tax Consequences (See page 42)

The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For more information regarding the material federal income tax consequences to the transaction as contemplated by the merger agreement, see the information under the heading “Special Factors—Material Federal Income Tax Consequences” on page 42 of this proxy statement.

Tax matters are very complicated. The tax consequences of the merger to you will depend upon your own situation. You should consult your tax advisors for a full understanding of the U.S. federal, state and local tax consequences of the merger to you.

Anticipated Accounting Treatment (See page 43)

The merger is intended to be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

Financing of the Merger (See pages 40 and 53)

Phoenix will provide senior subordinated debt financing to JLM (or to JLMI Holding Corp., which will hold all of the shares of JLM immediately following the consummation of the merger) in an amount sufficient to (a) finance the payment of the cash consideration to be paid in the merger and transaction expenses (up to $10 million in the aggregate), and (b) provide JLM with an additional $5 million in working capital (such financing referred to collectively in this proxy statement as the “Proposed Financing”). The Proposed Financing will be reduced by (i) any net proceeds received by JLM from any asset sales consummated prior to the closing of the merger transaction described in this proxy statement, and (ii) any increase in the principal amount of senior debt of JLM from that existing on May 29, 2003 (other than increases in indebtedness under JLM’s revolving credit facility with Congress Financial Corporation to the extent such increases are fully collateralized in accordance with the existing agreements governing that facility). The Proposed Financing will also be reduced or increased, as the case may be, by any cumulative positive or negative operating cash flow of JLM from and after June 30, 2003 and prior to consummation of the merger. Phoenix will fund the Proposed Financing by using cash contributions from Phoenix’s members.

The Proposed Financing will:

•	have a maturity of not less than five years, with no prepayment penalty or premium,

•	bear interest at a rate of 10% per annum (12% in year 4 and 14% in year 5), payable not more frequently than quarterly,

•	be secured by a lien on all assets of JLM, and a pledge of all JLM shares held by JLMI Holdings or JLM Holding Corp. (which liens and pledge shall be expressly subordinate to liens held by other lenders to JLM),

•	be prepaid to the extent of 100% of any net proceeds of the sale of any JLM assets (other than sales of product or inventory in the ordinary course and de minimis asset sales) after giving effect to the satisfaction of all indebtedness specifically related to such assets; provided that no such repayment shall be required to the extent working capital of JLM would be reduced below the consolidated working capital level of JLM and its subsidiaries immediately after the initial funding of such debt financing and application of proceeds to fund the cash consideration to be paid in the merger and related transaction expenses, and

•	include such representations, warranties, covenants and indemnities as are customary for venture loan investments (collectively, the “Proposed Terms”).

If the Proposed Financing is provided by Phoenix, the Proposed Terms shall not include any equity components, equity conversion or profit participation features. If a third party finances the merger, such third party may receive profit participation rights (but not equity components or equity conversion rights). The members of Phoenix may personally guarantee, and provide collateral to support, any third party financing in full or partial substitution for providing the Proposed Financing.

Mr. Sassower has agreed to use, and to cause Phoenix and Phoenix Enterprises LLC to use, commercial best efforts to secure the Proposed Financing from one or more third party lenders on terms and conditions at least as favorable to JLMI Holdings, JLMI Holding Corp. and JLM as the Proposed Terms (which terms, if approved by Mr. Macdonald and Phoenix, may include profit participation but not equity or equity conversion features). To the extent that Mr. Sassower and/or Phoenix is successful in arranging such financing (or in arranging a refinancing by one or more third party lenders of any financing initially provided by Phoenix or its affiliates on terms and conditions at least as favorable to JLMI Holdings, JLMI Holding Corp. and JLM as the Proposed Terms (which terms, if approved by Mr. Macdonald and Phoenix, may include profit participation but not equity or equity conversion features), Mr. Sassower and/or Phoenix will be entitled to receive a financing fee, payable in cash, of 2% of the principal amount of such financing (or refinancing, as the case may be) committed and funded by third-party lenders, plus reimbursement of all actual documented out-of-pocket expenses. For purposes of the foregoing, no affiliate or member of Phoenix or Phoenix Enterprises LLC, or any member of any member of Phoenix will constitute a third party lender. Please read the discussion under the heading “Special Factors—Financing of the Merger” beginning on page 40.

Rights of Dissenting Stockholders (See page 44)

JLM is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger agreement and the merger and instead follow the appropriate procedures for demanding appraisal rights as described under the heading “Special Factors—Rights of Dissenting Stockholders” on page 42 and in Annex C, you will receive a cash payment for the “fair value” of your shares of Common Stock, as determined by the Delaware Court of Chancery. The price determined by the Delaware Court of Chancery may be less than, equal to or more than the $1.40 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:

•	you must not vote for approval and adoption of the merger agreement and the merger; and

•	you must make written demand for appraisal in compliance with Delaware law before the vote on the merger agreement and the merger.

Merely voting against the merger agreement and the merger will not perfect your appraisal rights under Delaware law. Annex C to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described under the heading “Special Factors—Rights of Dissenting Stockholders” on page 43 and in Annex C. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

Selected Historical and Pro Forma Consolidated Financial Data

Set forth below is a summary of selected historical consolidated financial data with respect to JLM excerpted or derived from the information contained in JLM’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC and JLM’s Form 10-Q for the fiscal quarter ended September 30, 2003 filed with the SEC, both of which are incorporated herein by reference. More comprehensive financial information is included in such report and other documents filed by JLM with the SEC. The following summary is qualified by reference to such report and other documents and all of the financial information, including any related notes, contained therein. Such report and other documents may be inspected and copies may be obtained from the offices of the SEC. See the discussion under the heading “Additional Information—Where You Can Find More Information” on page 71 for further details about this additional information.

Also set forth below is a summary of selected pro forma consolidated financial data with respect to JLM derived by the application of pro forma adjustments to JLM’s historical financial statements. The unaudited pro forma financial data presented below give effect to the transactions described in this proxy statement under the heading “Unaudited Pro Forma Financial Information” on page 73. The pro forma data is not necessarily indicative of JLM’s results of operations or financial position had these transactions taken place on the dates indicated and is not intended to project JLM’s results of operations or financial position for any future period or date. See the discussion under the heading “Unaudited Pro Forma Financial Information” on page 74 for additional pro forma information.

No separate financial information for JLMI Holdings, JLMI Holding Corp., or JLMI Acquisition is provided in this proxy statement because each is a special purpose entity formed in connection with the proposed merger and has had no independent operations.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share data)

	Year Ended December 31,						Nine Months ended September 30,
	Actual					Pro Forma	Actual	Pro Forma
	1998	1999	2000	2001	2002	2002	2003
Statement of Operations Data:
Revenues	$305,735	$332,698	$434,458	$340,227	$241,464	$241,464	$200,276	$200,276
Gross profit	34,706	21,440	21,670	17,653	13,156	13,156	12,215	12,215
Operating income (loss)	11,062	(3,192)	(3,581)	(5,858)	(5,476)	(5,476)	(2,754)	(2,754)
Income (loss) from continuing operations before cumulative effect of accounting change	4,901	(3,541)	(8,296)	(2,990)	(5,428)	(6,878)	(3,707)	(4,795)
Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations before cumulative effect of accounting change	$0.70	$(0.53)	$(1.26)	$(0.35)	$(0.57)	$(1.72)	$(0.38)	$(1.20)
Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations before cumulative effect of accounting change	$0.70	$(0.53)	$(1.26)	$(0.35)	$(0.57)	$(1.72)	$(0.38)	$(1.20)
Basic and diluted weighted average shares outstanding	7,038	6,665	6,568	8,562	9,451	4,000	9,666	4,000
Other Financial Data:
Depreciation and amortization	$3,671	$4,046	$3,893	$3,821	$2,817	$2,817	$2,189	$2,189
Balance Sheet Data:
Working capital (deficit)	$16,057	$18,216	$(906)	$2,700	$1,318	$6,843	$(1,371)	$4,260
Total assets	102,726	139,483	136,380	83,963	89,708	94,708	80,902	85,902
Total debt	17,048	27,776	21,414	15,260	17,824	31,284	14,958	28,958
Total stockholders’ equity	42,351	37,202	27,930	26,865	15,716	4,918	13,351	2,908
Cash Flow Information:
Operating activities	$6,109	$3,276	$12,134	$(9,820)	$(380)	$(1,855)	$1,828	$715
Investing activities	(5,910)	(13,186)	808	6,677	(968)	(968)	(741)	(741)
Financing activities	(3,083)	9,964	(6,532)	(1,879)	2,739	8,541	(2,830)	(2,972)
Capital expenditures	1,102	2,204	1,548	592	1,028	1,028	(723)	(723)
Effect of Change in Accounting Principle(1):
Net income (loss)	$(834)	—	—	—	$(6,249)	$(6,249)	—	—
Basic and diluted earnings per share	(0.12)	—	—	—	(0.66)	(0.66)	—	—

(1)	During 2000, JLM changed its accounting principle used for certain inventories from last-in, first-out, to first-in, first-out. JLM’s prior year financial statements have been retroactively restated to reflect this change. During 2002, JLM changed its accounting principle used to account for goodwill from amortizing goodwill to reviewing goodwill for impairment, as required by Statement No. 142.

SPECIAL FACTORS

Effects of the Merger

If the merger is approved by the JLM stockholders and the other conditions to the closing of the merger are either satisfied or waived, JLMI Acquisition will be merged with and into JLM, with JLM being the surviving corporation. After the merger, JLMI Holding Corp., (which will be wholly-owned by JLMI Holdings) will own all of the capital stock of JLM. JLMI Holdings will be owned by Mr. Macdonald and Phoenix. Phoenix is controlled by Mr. Sassower and owned by Mr. Sassower and certain other individuals and entities included as “Reporting Persons” in the Schedule 13D (collectively, the “buyer group”) with respect to Common Stock filed under the Securities Exchange Act of 1934 by Messrs. Sassower, Macdonald and the other such persons on July 3, 2003 and as amended by the Schedule 13D filed by the buyer group on February 10, 2004.

When the merger is completed, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than (1) the shares of Common Stock owned by JLM or any direct or indirect wholly-owned subsidiary of JLM, (2) the shares of Common Stock owned by JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition (including as a result of the contribution by the members of the buyer group of Common Stock to JLMI Holdings in exchange for equity interests in JLMI Holdings, and (3) the shares of Common Stock held by any dissenting stockholders) will be canceled and converted into the right to receive $1.40 in cash. Each option granted by JLM to acquire Common Stock that is outstanding immediately prior to the closing of the merger will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of shares of Common Stock subject to the option and (2) the excess, if any, of $1.40 over the option exercise price.

Immediately prior to the merger, each of Mr. Macdonald, on one hand, and Phoenix, on the other hand, will contribute 2 million shares of Common Stock for equity interests in JLMI Holdings. The shares contributed by Phoenix will first be contributed to Phoenix by Mr. Sassower and the other investors in Phoenix. Approximately 508,485 shares of Common Stock held by Mr. Macdonald are anticipated to be retained by him and not contributed to JLMI Holdings, and will therefore be exchanged by him in the merger for $1.40 per share.

As a result of the merger JLM will be a privately held company and there will be no public market for JLM’s Common Stock. Upon the completion of the merger, Common Stock will no longer be listed on the NASDAQ Stock Market and price quotations for sales of shares in the public market will no longer be available. In addition, the registration of Common Stock under the Exchange Act will be terminated.

The primary benefits of the merger to JLM are that, because Common Stock will be privately held, JLM will enjoy certain efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with certain SEC reporting requirements, and its directors, officers and beneficial owners of more than 10% of the shares of Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. In addition, JLM will be relieved of NASDAQ Stock Market listing and reporting requirements.

A potential detriment of the merger to JLM is that JLM and its subsidiaries will be incurring approximately $15 million in long-term debt on a consolidated basis in connection with the closing of the merger, including approximately $5 million of indebtedness that will be used as working capital by JLM. As a result, JLM and its subsidiaries will be subject to restrictive covenants under the terms of such indebtedness, some of which may be more restrictive than the covenants contained in JLM’s existing indebtedness. In addition, such new indebtedness may:

•	increase the vulnerability of JLM to general adverse economic and industry conditions;

•	require JLM to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

•	limit the ability of JLM in planning for, or reacting to, changes in its business and the markets in which it operates;

•	place JLM at a competitive disadvantage compared with its competitors that have less debt; and

•	limit, among other things, the ability of JLM to borrow additional funds.

The primary benefits of the merger to the unaffiliated stockholders of JLM who, as a result thereof, will not have a continuing interest in JLMI Holdings include the following:

•	these stockholders will receive $1.40 in cash for each share of Common Stock, representing a premium of 47% over the closing price of $0.95 on May 29, 2003 (the last trading date prior to the announcement by Mr. Sassower that he was contemplating a possible transaction with JLM), and an approximately 55.55% premium over the average closing price of $0.90 from January 2, 2003 through May 29, 2003, during which period approximately 287,000 shares were traded in the public market; and

•	the avoidance of the risk associated with any decrease in the future earnings, growth or value of JLM following the merger.

The primary detriments of the merger to the unaffiliated stockholders of JLM who, as a result thereof, will not have a continuing interest in JLMI Holdings include the following:

•	these stockholders will cease to have an interest in JLM and therefore will no longer benefit from any increase in the future earnings, growth or value of JLM or any further payment of dividends on Common Stock, if any; and

•	the receipt of cash for shares of Common Stock in the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

The primary benefit of the merger to the members of the buyer group is that Mr. Macdonald and Phoenix will own all of the outstanding equity of JLMI Holdings (which in turn will indirectly own all of the capital stock of JLM) after the merger and therefore will indirectly receive all of the benefit, if any, of any increase in the future earnings, growth or value of JLM, including any increase in value attributable to any cyclical recovery in the business in which JLM operates.

The primary detriments of the merger to the members of the buyer group include the following:

•	all of the risk of any decrease in the future earnings, growth or value of JLM following the merger, including any decrease in value attributable to any cyclical downturn in the business in which JLM operates, will be borne by JLMI Holdings and the buyer group;

•	JLM will have substantially more outstanding indebtedness after the merger and this may adversely affect the value of the equity of JLM. In general, higher levels of debt may have the effect of increasing the risk to the buyer group of losing the entire value of their investment;

•	the equity interests in JLMI Holdings that each member of the buyer group will receive in exchange for a portion of his or its equity interests in JLM will be subject to restrictions on transfer; and

•	immediately following the merger, there will be no trading market for the equity interests in JLMI Holdings.

The $1.40 per share cash consideration to be received by the stockholders of JLM (other than the buyer group) in the merger is the result of arm’s length negotiations between Mr. Macdonald, Mr. Sassower, Phoenix and their respective advisors, on the one hand, and the special committee and its advisors, on the other hand.

Post-Merger Ownership and Control

Immediately after the merger, JLMI Holding Corp. will hold all of the outstanding capital stock of JLM. JLMI Holding Corp. will be wholly-owned by JLMI Holdings, which will be owned 50% by Mr. Macdonald and 50% by Phoenix. Phoenix will, in turn, continue to be controlled by Mr. Sassower and owned by Mr. Sassower and certain other individuals and entities included as “Reporting Persons” in the Schedule 13D (as the same may be amended from time to time) with respect to Common Stock filed under the Securities Exchange Act of 1934, as amended, by Messrs. Sassower, Macdonald and such other persons on July 3, 2003 and as amended by the Schedule 13D filed by the buyer group on February 10, 2004. Following the merger, JLMI Holdings will be required to vote its shares of JLM for the election of a board of directors of JLM of which 50% will be required to be designees of Macdonald and 50% will be required to be designees of Phoenix. The following individuals and entities in addition to Mr. Sassower have contributed their shares of Common Stock and/or committed to provide cash contributions to, and are non-voting members of Phoenix and, as a result, may be deemed to be part of the buyer group: Phoenix Venture Fund LLC; Phoenix Enterprises, LLC; Phoenix Enterprises Family Fund, LLC; Edward Sassower; Wendy Sassower; Edward Sassower as custodian for William and James Sassower; Mark Sassower; Jill Sassower; Mark Sassower as Custodian for Rachel, Lauren and David Sassower; Robert Sassower; Caroline O. Sack; Jonathan Sack; Jonathan Sack as Custodian for Elizabeth and Charlotte Sack; Goren Brothers Limited Partnership; Gobco Partners, LP., JAM Capital Assoc. LLC; Daryl Lee Scot LLC; Michael G. Jesselson 4/8/71 Trust; Steven Mitchell Sack; Robert and Stacey Zuckerman; and Gil Fields.

Background of the Merger

Mr. Macdonald is the founder of JLM and has been its President and Chief Executive Officer, as well as the Chairman of its board of directors, since JLM’s founding in April 1986.

In connection with a June 2001 private placement of shares of JLM’s Common Stock and warrants to purchase Common Stock to a group of investors led by Phoenix Enterprises, LLC (“Phoenix Enterprises”), Mr. Philip S. Sassower, the Chief Executive Officer of Phoenix Enterprises, and a principal stockholder of JLM, was appointed as a member of the board of directors of JLM.

Commencing in July 2002, Mr. Sassower and Mr. Macdonald discussed from time to time in general terms the disadvantages faced by JLM as a smaller-sized publicly-traded company. In particular, they noted:

•	the difficulties faced by a company with limited internal capital resources such as JLM in weathering cyclical downturns in the specialty chemical industry lasting for significant periods of time in an industry dominated by larger, better-capitalized competitors;

•	the inability of JLM to achieve consistent operating results during cyclical downturns in the specialty chemical industry;

•	JLM’s difficulty in recent years in attracting analyst coverage, market attention and institutional stockholder investment;

•	the lack of any significant increase in the price of JLM’s Common Stock in recent years;

•	the Common Stock’s small public float, extremely limited trading volume, bid-asked trading price spread and periodic threatened delisting from The NASDAQ Stock Market, all of which have:

•	limited JLM’s ability to use its Common Stock as acquisition currency,

•	significantly limited the ability of stockholders to sell their shares without also reducing the trading price of the Common Stock, and

•	impaired JLM’s ability to use equity-based incentives to successfully attract and retain employees;

•	the inability to increase stockholder value, despite disposition of various non-core assets over the past few years; and

•	the costs and associated burdens of being a public company, including:

•	the actual out-of-pocket costs of SEC compliance;

•	the burden on management of compliance efforts;

•	the distraction of investor relations and the focus on short-term goals such as quarterly results per share occasioned by periodic public reporting;

•	the compliance and competitive costs associated with requirements to publicly disclose detailed information regarding JLM’s business, operations and results; and

•	the enactment of the Sarbanes-Oxley Act of 2002 and the adoption of related rule proposals by the SEC and NASD, which were expected to lead to increased compliance costs and additional burdens on management.

During the second half of 2002, Mr. Sassower also explored on a preliminary basis with several asset-based lenders the prospects of their providing additional working capital for JLM, whether as a continuing public company or possibly in the context of a management buyout of assets.

In October 2002, at a regular meeting of the board of directors of JLM, Mr. Sassower discussed the disadvantages of JLM being a public company, and raised the concept of a “going-private” transaction. No formal action was taken by the board of directors of JLM, or by Messrs. Macdonald or Sassower at this time.

Mr. Macdonald’s and Mr. Sassower’s discussions with each other regarding a possible transaction involving JLM continued in early 2003.

On March 26, 2003, at a regular meeting of the board of directors of JLM, Mr. Macdonald advised the board that he was giving preliminary consideration to a possible “going-private” transaction involving JLM. Mr. Sassower did not participate in this portion of the board meeting.

Over a period of the next four weeks, Mr. Macdonald and Mr. Sassower continued their discussions and Mr. Sassower concluded that the disadvantages described above significantly outweighed the advantages of JLM continuing as a publicly traded company. Consequently, on May 29, 2003, Mr. Sassower announced (and he and JLM publicly reported) his resignation from the board of directors of JLM, in order to consider pursuing a strategic transaction with JLM. Over the next three weeks, Mr. Macdonald and Mr. Sassower gave further consideration to the structure, timing and pricing of a transaction.

On June 24, 2003, Mr. Macdonald and Mr. Sassower submitted their proposal to the board of directors of JLM. At a regularly scheduled meeting of the board of directors of JLM held on that date, the members discussed the offer made by the buyer group to acquire JLM and determined that the proposal was feasible. Because the members of the buyer group are affiliates of JLM due to their ownership and management positions with JLM, the board of directors of JLM concluded that the proposal should be fully analyzed and considered by a special committee of independent directors. Messrs. Tunstall, Naimoli, and Weinstein were appointed to serve on the special committee and the special committee was granted the express authority to evaluate the merits of the proposal, to employ outside professionals to advise and assist them in their evaluation, to pursue the proposal if it is determined to be advisable, and to take all action necessary to ensure that any such transaction is fair to all of the stockholders of JLM. Mr. Tunstall was selected to serve as chairman of the special committee. The special committee was also empowered to take all such other actions as it determined necessary to evaluate the fairness of the merger proposal. However, the special committee was not specifically requested or authorized to consider any alternative transactions. Given (a) the absence of any prior expressions of interest from third parties in acquiring JLM or its assets, (b) JLM’s poor operating performance in recent years, which made it an unattractive acquisition prospect, and (c) that the June 24 proposal from Messrs Sassower and Macdonald specifically indicated that both were unwilling to consider any alternative transaction in which they would dispose of their shares to a third party, which given their aggregate share ownership would have made another transaction difficult to consummate, the board of directors of JLM did not consider as realistic the possibility that a third party would solicit JLM to engage in an alternative transaction to that proposed by the buyer group and as a result, did not expressly authorize or request the special committee to consider alternative transactions. However, the special committee was not expressly barred from considering alternative transactions. The buyer group did not restrict in any way the ability of the special committee or board of directors to actively solicit, entertain or respond to unsolicited offers until the merger agreement was executed on October 30, 2003, more than four months after the buyer group’s proposal was publicly announced.

Over the next few days, the special committee interviewed several law firms to represent it and determined to engage the law firm of Carlton Fields, P.A., Tampa, Florida. On July 17, 2003, the special committee held a meeting at which it formally engaged counsel to discuss several substantive aspects of, and to establish the procedures for evaluating, the proposed merger. Counsel was present at this meeting and advised the members of the special committee of their duties and responsibilities in the consideration of business combinations generally and, more specifically, the purpose and role of a special committee of independent directors in reviewing and analyzing transactions proposed by insiders and affiliates of a corporation. Following this discussion, the special committee, with the advice of counsel, determined that it would be in the best interests of JLM and its stockholders for it to engage the services of an investment banker or other financial advisor to assist them in analyzing the fairness to the stockholders of JLM other than the buyer group, from a financial point of view, of the consideration being offered by the buyer group. Mr. Tunstall was authorized and directed by the special committee to solicit bids from reputable firms for such purpose.

On July 31, 2003, the special committee met in the offices of its counsel to review the preliminary proposals received by Mr. Tunstall from eight different investment banking firms. Mr. Tunstall had held discussions with, received proposed terms of engagement from, and interviewed each of these firms. Mr. Tunstall provided the special committee with the written materials received from these firms and provided a report of his discussions. In their review of these firms, the special committee considered each firm’s experience in fairness valuations, the quality and credibility of the firm, the level and quality of preliminary review work undertaken, their ability to meet the requested timetable for completing their analysis of the merger proposal, economic value to be received for the service to be provided, the firm’s specific experience with companies in similarly situated circumstances and with the evaluation of highly leveraged transactions. Based on the foregoing, the special committee selected two firms that it believed were best suited to advise it in the transaction and authorized Mr. Tunstall to contact them to submit their final, formal bids for the engagement. After the conclusion of the follow-up discussions and negotiations of the potential terms of engagement, at a meeting held on August 6, 2003, the special committee retained the services of BB&T Capital Markets, a division of Scott & Stringfellow, Inc. BB&T was selected based on their experience, thoroughness, and understanding of JLM’s business.

Between August 7, 2003 and August 28, 2003, BB&T undertook a detailed due diligence review of JLM, its financial information and projections, operations and physical assets. BB&T also reviewed the form of the proposed merger agreement, conducted on site examinations and conducted numerous interviews with senior management.

On September 4, 2003, the special committee held a meeting to discuss the current status of the transaction and to review BB&T’s initial findings and conclusions with respect to the merger consideration being offered by the buyer group. At this meeting, BB&T made a presentation to the special committee which included a summary of the background of the transaction and a detailed analysis reviewing the adequacy of the consideration to be paid to the stockholders of JLM other than the buyer group in the proposed merger. BB&T reviewed JLM’s historical financial results and projections for the next two years and provided a comparison with other public companies that market, manufacture, and distribute specialty chemicals similar to those marketed and produced by JLM. BB&T noted the general negative industry trends and JLM’s deteriorating financial and liquidity position. In its presentation, BB&T provided an analysis of:

•	how minority ownership positions in public companies are valued;

•	comparable transactions undertaken during the past five years, and

•	premiums paid for stocks of publicly traded corporations over the past 12 months as compared to the cash consideration offered by the buyer group.

BB&T also provided a discounted cash flow analysis of JLM. Following its presentation, BB&T provided its preliminary oral opinion that the consideration proposed to be paid in the merger is fair, from a financial point of view, to the stockholders of JLM other than the buyer group. As a result, the special committee concluded that it was in the best interests of JLM and its unaffiliated stockholders to pursue the proposed transaction.

From September 4, 2003 through September 15, 2003, the parties and their respective counsel negotiated the terms and conditions of a merger agreement. In particular, the special committee focused its review on those aspects of the agreement that related to the payment of termination fees in the proposed amount of $750,000, the exclusivity provisions, the payment of expenses by each party under various circumstances, the indemnity and insurance provisions, certain representations and warranties requested from JLM, and the status of the buyer group’s financing arrangements. JLM’s outside corporate counsel was responsible for the general review of the merger agreement and the special committee and its counsel coordinated their review and negotiations with such counsel.

On September 16, 2003, the special committee held a meeting by telephone conference to discuss outstanding issues. The special committee’s counsel summarized the negotiations that had taken place prior to the meeting and identified those issues which had not yet been resolved. The outstanding issues related generally to the payment of termination fees and expenses, the exclusivity provisions, and the scope of various representations and warranties. In particular, the special committee discussed, among other things, the scope of the limitations placed on the board of directors of JLM in responding to, and considering, any unsolicited third party inquiries about a potential acquisition transaction as well as the amount of termination fees and expenses to be paid or reimbursed in connection with this transaction. Although the special committee did not object to the payment of the buyer group’s expenses if the merger agreement was not closed due to breaches of the merger agreement by JLM, the special committee believed that it was necessary for there to be a reasonable cap on such expenses and that certain expenses not be covered absent a subsequently consummated third party acquisition of JLM. After discussing these issues with counsel, the special committee concluded that it was necessary to resolve these issues and other issues before it could recommend approval of the merger.

Following this meeting, each of the special committee’s concerns and issues with respect to the proposed merger were conveyed to JLM’s corporate counsel who, in turn, conveyed the outstanding issues and areas of concern of both JLM and the special committee to the buyer group. Each party and their respective counsel, including the special committee and its counsel, engaged in another round of negotiations in an effort to resolve these issues and concerns.

On September 19, 2003, the special committee held a meeting at the JLM corporate headquarters to review the status of the negotiations and the proposed revisions to the merger agreement. At this meeting, the special committee again reviewed the proposed merger agreement with its legal counsel in detail, discussed the remaining issues relating to the termination fees, expenses and certain JLM representations and warranties. In order to assist the special committee in its review of the reasonableness of the proposed termination fee, BB&T provided the special committee with an analysis of the termination fees provided for in comparable transactions. After reviewing the merger agreement, the special committee requested, and received, from BB&T their re-affirmation of the fairness, from a financial point of view, of the merger consideration to be paid to the unaffiliated stockholders of JLM other than the buyer group. Although the buyer group had agreed to limit the payment of termination fees to those situations where JLM consummated a competing third party acquisition and also had agreed to lower the amount of the termination fee payable in such an event from the originally proposed $750,000 to $385,000, based in part on the advice of counsel and the presentation made by BB&T the special committee continued to believe that the amount of the termination fee requested was excessive relative to the size of the transaction. Further, the special committee also continued to take the position that the payment of expenses should be limited in the absence of any subsequently consummated third party transaction. Acceptable financial parameters for resolving these issues were discussed and approved by the special committee. Based on the foregoing, the special committee unanimously approved the proposed merger, subject to satisfactorily resolving the outstanding issues within the specified parameters.

The buyer group was advised of the special committee’s actions and its positions with respect to the outstanding issues. Further discussions and negotiations between the parties led to an agreement to reduce the amount of the termination fees ($385,000) to an amount deemed acceptable by the special committee. In addition, the buyer group agreed that JLM would only be required to reimburse them for a capped amount of basic expenses ($250,000) incurred by it if the transaction should not close due to a breach of the merger agreement by JLM. A reciprocal provision was granted to JLM if the transaction should not close due to a breach by the buyer group. However, if the transaction does not close and JLM should subsequently consummate another third party acquisition transaction, the buyer group would be permitted to recover all of their expenses actually incurred in connection therewith.

Although the special committee’s concerns had been largely resolved through such negotiations, as a result of its ongoing due diligence examination of JLM, the buyer group subsequently proposed certain revisions to the merger agreement relating to, among other things, the imposition of certain financial requirements to be satisfied by JLM as a condition to closing.

Specifically, the buyer group requested that the following conditions be satisfied by JLM as a condition to closing, and such conditions were subsequently incorporated into the terms of the merger agreement:

•	That JLM and its subsidiaries have consolidated domestic working capital of not less than $9.0 million as of the date of the merger;

•	That the funds available to be drawn under the revolving credit facility evidenced by the loan and security agreement dated June 28, 2001 by and between JLM and Congress Financial Corporation, after giving effect to all required reserves and holdbacks thereunder, not be less than $0.5 million as of the date of the merger;

•	That as of the date of the merger, JLM’s domestic indebtedness not exceed $5.75 million, excluding certain indebtedness outstanding under the revolving credit facility with Congress and the trade credit facility established by JLM with RZB Finance;

•	That JLM and its subsidiaries have a consolidated net worth of no less than $10.5 million as of the date of the merger;

•	That after giving effect to any and all waivers or consents of Congress or GATX Capital Corporation, JLM shall be in material compliance with all covenants and agreements under the revolving credit facility with Congress and under the revolving credit facility evidenced by that certain loan agreement, dated June 28, 2001, by and between JLM and GATX Capital Corporation, as of the date of the merger; and

•	That no default or event of default exist under the revolving credit facilities with Congress or GATX as of the date of the merger.

Additionally, the buyer group requested that the following conditions be satisfied with respect to the existing employment agreement between JLM and John L. Macdonald as a condition to closing, and such conditions were subsequently incorporated into the terms of the merger agreement:

•	That neither JLM nor Mr. Macdonald shall have terminated the employment agreement as of the date of the merger;

•	That the employment agreement be in full force and effect as of the date of the merger; and

•	That as of the date of the merger, no “Disability” as such term is defined in the employment agreement have occurred and be continuing, and no physical or mental illness be in effect with respect to Mr. Macdonald, which illness, had it been in effect for the preceding six months, would constitute a “Disability” under the employment agreement.

On October 30, 2003, the special committee held a telephone meeting to review the proposed definitive draft of the merger agreement. Counsel reviewed all the changes made since the September 19, 2003 meeting, describing the negotiations that had taken place, and the manner in which the outstanding issues had been resolved. Mr. Tunstall advised the special committee of his negotiations and his satisfaction with the resolution of all such issues. BB&T confirmed its opinion that the merger consideration was fair, from a financial point of view, to the stockholders of JLM other than the buyer group. Members of the special committee asked questions regarding recent developments and directed questions to BB&T with respect to the financial terms of the merger, including questions about the relationship of the book value per share and the merger consideration being offered. BB&T responded to all inquiries to the satisfaction of the special committee. Following this discussion, the special committee unanimously approved the merger agreement and recommended its approval by the entire membership of the board of directors of JLM.

On October 30, 2003, at a meeting of the board of directors of JLM, with all members attending either in person or telephonically, the board of directors of JLM unanimously approved the merger agreement after careful consideration of the recommendation given by the special committee and after careful consideration of the report given by BB&T as to the fairness of the transaction.

Following the meeting of the board of directors of JLM, JLM and the buyer group executed the merger agreement and related documents in the evening on October 30, 2003 and publicly announced the transaction the next day.

Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger

The board of directors of JLM and the special committee have each unanimously determined that the merger is advisable and fair to the unaffiliated stockholders and has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the board of directors of JLM unanimously recommends that stockholders vote “FOR” approval and adoption of the merger agreement and the related transactions contemplated thereby, including the merger.

In reaching its determination that the merger is advisable and fair to and in the best interests of JLM and its unaffiliated stockholders, the special committee consulted with JLM’s management, its legal and financial advisors, and considered a number of factors, which included (but did not consist exclusively of) the following:

•	The financial terms of the merger, including the value of the merger consideration offered, the premium to be paid as it relates to both recent market prices for the Common Stock and, as described in more detail below in connection with the discussion of the BB&T opinion, the premiums paid in comparable transactions. In this regard, the special committee also specifically noted the lack of any significant increase in the market price for the Common Stock in recent years.

•	The limited public float for the Common Stock, as well as the extremely limited trading market for the Common Stock, the potential for delisting of the Common Stock from the NASDAQ Stock Market, and the majority control position held by insiders. Further, the special committee recognized that JLM has had difficulty in attracting analysts coverage and institutional investors. In this regard, the special committee noted that the foregoing has made it difficult for its stockholders to sell their shares without adversely affecting the trading price for the Common Stock, and that the merger transaction would provide an attractive exit opportunity for its unaffiliated stockholders without the limitations described above.

•	The future prospects of JLM and possible alternatives to the proposed merger, including the prospects of positioning JLM for the future and enhancing long-term stockholder value by remaining as an independent company. In this regard, the special committee also considered the timing of the offer, the prospects for receiving a better financial offer from another acquiror, and the risks associated with all such alternatives. The special committee further noted the inability of JLM to increase stockholder value during the past few years notwithstanding the disposition of various non-core assets. Further, the special committee also considered the deteriorating financial and liquidity position of JLM and the impact that this might have on its ability to continue as an independent company or to attract a better financial offer. The special committee also noted that because of the substantial holdings of Common Stock by the buyer group, any such transaction also would need to be acceptable to the buyer group.

•	JLM’s limited capital resources, as evidenced by its negative working capital, and the difficulty that it would likely have in raising additional capital on satisfactory terms under current market and industry conditions. In this regard, the special committee considered the difficulties in identifying potentially acceptable investors as well as the likelihood that any such investment at this time would be at a substantial discount to current market prices for the Common Stock due to the risks of the investment, the current downturn being experienced by the specialty chemical industry in which JLM does business, and the limited market for the Common Stock.

•	The detailed financial presentation and the opinion of BB&T to the special committee to the effect that the merger consideration to be received by the unaffiliated stockholders pursuant to the merger agreement was fair, from a financial point of view. The opinion of BB&T is set forth in Annex B to this proxy statement.

•	Information with respect to the financial condition, results of operations, business, and prospects of JLM and the current industry, economic, and market conditions, as well as the risks associated with achieving these prospects. In particular, the special committee evaluated the deteriorating capital position of the Company, the cyclical downturn being experienced by the specialty chemical industry, and management’s forecasts.

•	The knowledge of the special committee of JLM’s business, operations, properties, assets, financial condition and operating results and the ability to achieve significant future growth in JLM’s business and operations. In particular, the special committee considered JLM’s cash requirements, its limited capital resources, the cyclical downturn being experienced by JLM and the specialty chemical industry, and management’s forecasts. In this regard, the Special Committee further considered JLM’s historical inability to generate consistent operating results during such downturns, the potential for a protracted cyclical downturn, declining prices and reduced profit margins being experienced in JLM’s marketing and distribution operations, and the risk that JLM may not be able to generate adequate cash from its current operations to satisfy its current and future cash flow requirements.

•	JLM’s operating results will continue to be subject to risks and conditions or events outside JLM’s control, such as the overcapacity in the phenol and acetone markets, sluggish demand for JLM’s products, and increasing raw material costs and costs of operations. These uncertainties ultimately could have a material adverse effect upon JLM’s results of operations or financial condition and could negatively affect JLM’s equity value.

•	The attractiveness of a transaction involving cash consideration from the buyer group, relative to perceived opportunities and the feasibility of other possible strategic alternatives to enhance long-term stockholder value, including risks and uncertainties attendant to possible future acquisitions or asset dispositions. The special committee also considered the financing commitment received by the buyer group to fund the payment of the merger consideration and the fact that the proposed transaction was fully financed.

•	The existence of a “fiduciary out” and termination provisions of the merger agreement which would not prevent JLM from accepting a superior acquisition proposal, subject to paying the buyer group a termination fee, which fee and the conditions under which it is payable are reasonable in light of the benefits of the merger and the process that was conducted.

•	The other advice of the special committee’s financial and legal advisors over an extended period, and the discussions of the special committee, concerning the proposed merger agreement and the transactions contemplated thereby, including the merger and the “going-private” aspect of the transaction.

The special committee also considered the following negative factors:

•	The risk that the merger would not being consummated.

•	The effect of the public announcement of the merger on JLM’s sales, customer and supplier relationships, operating results, the ability to retain employees, and on the market price for the Common Stock.

•	The substantial time and effort of management that will be required to consummate the merger.

•	The potential adverse impact of the transaction on JLM employees.

•	The possibility that the provisions of the merger agreement might have the effect of discouraging other persons potentially interested in a business combination with JLM from pursuing such an opportunity.

The special committee also recognized that certain officers and stockholders of JLM have interests in the merger that are different from JLM’s other stockholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 37 of this proxy statement for a more detailed description of such interests.

In the judgment of the special committee, the potential benefits of the transaction outweigh the potential negative elements of the above-described considerations.

The foregoing discussion of the information and factors discussed by the special committee is not meant to be exhaustive but summarizes the material factors considered by the special committee in making its recommendation. In view of the complexity and wide variety of information and factors considered, both positive and negative, the special committee did not find it practical to and did not quantify, rank or otherwise attach or assign any relative or specific weight to the various factors or, except as specifically stated herein, determine that any factor was of particular importance. The special committee viewed its position and recommendation as being based on the totality of the information presented and the factors considered, including thorough discussions with JLM’s management and legal and financial advisors However, the special committee did place a special emphasis on the consideration payable in connection with the proposed merger and the receipt of a favorable fairness opinion from its financial advisor. In addition, individual members of the special committee may have given differing weights to different factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the special committee consulted with management and its legal and financial advisors.

As a result of its consideration of the foregoing, the special committee determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of JLM and its unaffiliated stockholders and unanimously approved and recommended that the entire membership of the board of directors approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Members of the Special Committee

A. Gordon Tunstall. Mr. Tunstall, the chairman of the special committee, has been a director of JLM since 2001. Mr. Tunstall is President of Tunstall Consulting, Inc., which was founded in 1980. Mr. Tunstall was the Chief Financial Officer of Swann Oil Company from 1975 to 1980. He served as Group Vice President for Provident National Bank in Philadelphia from 1972 to 1975. He was an audit manager for PriceWaterhouse Coopers from 1966 to 1972. He serves as a director of K Force Inc., Advanced Lighting Technologies and Horizon Medical Products. He received a B.S. in Accounting from Widener College in 1966.

Jerry L. Weinstein. Mr. Weinstein has been a director of JLM since 1997. Mr. Weinstein served as Vice President of Owens Corning—Specialty & Foam Products Division from 1994 to 1999. From 1980 to 1994, Mr. Weinstein was President and Chief Executive Officer of UC Industries, Inc., an independent manufacturer of plastic products for the building materials industry.

Vincent J. Naimoli. Mr. Naimoli has been a director of JLM since 2000. Mr. Naimoli has been Managing General Partner and Chief Executive Officer of the Tampa Bay Devil Rays since 1995. From 1975 to 1995, Mr. Naimoli held executive positions with various companies such as Harvard Industries, Inc., Ladish Co., Tampa Bay Baseball group, Doehler-Jarvis, Inc., Harding Services Corp., Lancaster Capital Corp., Electrolux and Regina Corps., and Anchor Industries International.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated August 22, 2003, the special committee retained BB&T Capital Markets, a division of Scott & Stringfellow, Inc., for the purpose of rendering its opinion to the special committee in connection with the proposed merger transaction with the buyer group. In accordance with the terms of the engagement letter, BB&T delivered to the special committee on October 22, 2003 a written opinion of BB&T with respect to the fairness, from a financial point of view, to the stockholders, other than the buyer group, of the merger consideration proposed in connection with the merger. The full text of such opinion, which is attached hereto as Annex B and incorporated herein by reference, sets forth a description of the procedures followed, assumptions made, matters considered, areas of reliance on others, and qualifications and limitations on the review undertaken in connection with such opinion.

No limitations were imposed on the scope of BB&T’s analysis or the procedures to be followed by BB&T in rendering its opinion. The opinion was addressed only to the special committee for its consideration in connection with the merger, relates only to the fairness, from a financial point of view, to the stockholders, other than the buyer group, of the merger consideration, and does not address any other aspect of the merger, including, without limitation:

•	how the stockholders should vote at the special meeting of stockholders to be held in connection with the merger;

•	the relative merits of the merger or any alternatives, and

•	the underlying decision of the special committee to approve the merger and to recommend the merger to the board of directors and the stockholders for their approval.

The summary description of the opinion set forth below is qualified in its entirety by the full text of such opinion, and such opinion should be read carefully and in its entirety in connection with the proxy material. BB&T has consented to the use of its opinion in connection with this proxy statement and to the inclusion of the summary set forth below. In arriving at its opinion, BB&T, among other things:

•	reviewed the merger agreement and discussed with management and representatives of JLM the proposed material terms of the merger;

•	reviewed, among other public information, JLM’s Annual Reports, Forms 10-K, and related financial information for the fiscal years ended December 31, 2000, 2001, and 2002;

•	reviewed JLM’s Forms 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of JLM furnished to BB&T by senior management of JLM (see “Special Factors—Certain Projected Financial Information Prepared by JLM’s Management” on page 32);

•	discussed with members of senior management of JLM the matters described in the previous three bullet points, as well as other matters concerning JLM’s businesses, operations and prospects;

•	reviewed the historical market prices and trading activity for the Common Stock and compared such prices and trading activity with those of certain publicly traded companies that BB&T deemed to be relevant;

•	compared the financial position and results of operations of JLM with those of certain publicly traded companies that BB&T deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other business combinations, to the extent publicly available, that BB&T deemed to be relevant;

•	reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, five days prior to the announcement, and 30 days prior to the announcement of such business combinations;

•	prepared a discounted cash flow analysis of JLM based upon the financial projections prepared by senior management described above; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as BB&T deemed to be material or otherwise necessary or appropriate to render its opinion, including BB&T’s assessment of regulatory, economic, market and monetary conditions.

Representatives of BB&T participated in a meeting of the special committee held on October 30, 2003 at which the special committee discussed and approved the merger and recommended the merger to the entire board of directors and the stockholders for their approval. At the meeting, BB&T confirmed its written opinion, dated October 22, 2003, to the special committee that, based upon and subject to BB&T’s review of the foregoing financial and other information, its analysis described below, its experience as an investment banking firm and other factors BB&T deemed relevant, but subject to the limitations set forth below and in reliance on the assumptions set forth below, the merger consideration was, as of October 22, 2003, fair, from a financial point of view, to the stockholders, other than the buyer group.

In rendering its opinion, BB&T assumed and relied upon without independent verification the accuracy and completeness of all information that was provided or otherwise made available to BB&T, that was discussed with or otherwise reviewed by or for BB&T or that was publicly available. BB&T did not attempt and assumed no responsibility to verify such information independently. With respect to the financial projections, BB&T assumed, and BB&T was advised by JLM’s management, that the projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of JLM as to the future financial performance of JLM and that such forecasts would be realized in the amounts and at the times contemplated. BB&T expressed no opinion with respect to the projections or the assumptions, estimates or judgments on which such projections were based. In addition, BB&T assumed,

•	that the merger would be consummated on the terms set forth in the merger agreement (without any material alteration or waiver of its terms);

•	that, in the course of obtaining regulatory and third party consents to the merger, no restriction would be imposed that would have a material adverse effect on the future results of operations or financial condition of JLM subsequent to the merger, and

•	that JLM would obtain financing on terms that would permit JLM to meet its working capital requirements as described in this proxy statement on page 40 under “Special Factors—Financing of the Merger.”

BB&T did not make any independent valuation or appraisal of the assets, liabilities or solvency of JLM, nor was BB&T furnished with any such appraisals. The opinion took into account economic, financial, market and other conditions as those conditions existed and could be evaluated as of the date of the opinion and BB&T’s experience in preparing business valuations in general.

In arriving at its opinion, BB&T was not authorized to solicit, and did not solicit, indications of interest from any party, nor did it have discussions with any party other than JLM with respect to a merger of JLM or an acquisition of JLM or any of its assets. Furthermore, BB&T was not authorized to negotiate the terms of the merger and has based its opinion solely on the terms of the merger agreement as negotiated by others. BB&T did not determine or recommend the type or amount of the consideration to be paid to the stockholders. BB&T was not retained as an advisor or agent to the stockholders or any other person other than advisor to the special committee. Below is a summary of the material analyses performed by BB&T and reviewed with the special committee in connection with the written opinion delivered to the special committee on October 22, 2003 and confirmed to the special committee on October 30, 2003.

Premiums Paid Analysis

BB&T reviewed purchase price premiums paid for the stock of (i) all publicly-traded companies and (ii) all publicly-traded companies in transactions valued at $50 million or less for the twelve months ended June 30, 2003. In this analysis, BB&T measured the median purchase price premiums paid by acquirors over the prevailing stock market prices of acquirees one day, five days, and 30 days prior to the announcement of the transactions. To imply a value for JLM’s shares, these premiums were applied to the prices of JLM’s shares for the same periods relative to (i) Philip Sassower’s resignation from JLM’s board of directors and simultaneous public announcement of an interest in a strategic transaction with JLM on May 30, 2003 and (ii) the public announcement of the $1.40 per share offer price on June 24, 2003.

The premiums paid analysis of all public acquisitions resulted in:

Premiums Paid Analysis—All Public Acquisitions

Median Value
One Day Prior	30.0%
Five Days Prior	32.7%
30 Days Prior	36.0%

•	one day prior to the announcement of an offer, the median premium was 30.0%; applying this premium to JLM’s stock price one day prior to May 30, 2003 and June 24, 2003 resulted in implied equity values of $1.24 and $1.47 per share, respectively;

•	five days prior to the announcement of an offer, the median premium was 32.7% applying this premium to JLM’s stock price five days prior to May 30, 2003 and June 24, 2003 resulted in an implied equity value of $1.39 in both instances; and

•	thirty days prior to the announcement of an offer, the median premium was 36.0%; applying this premium to JLM’s stock price 30 days prior to May 30, 2003 and June 24, 2003 resulted in implied equity values of $1.17 and $1.09 per share, respectively.

The premiums paid analysis of all public acquistions valued at $50 million and less resulted in:

Premiums Paid Analysis—Public Acquisitions Valued at $50 Million and Less

Median Value
One Day Prior	39.6%
Five Days Prior	40.0%
30 Days Prior	41.0%

•	one day prior to the announcement of an offer, the median premium was 39.6%; applying this premium to JLM’s stock price one day prior to May 30, 2003 and June 24, 2003 resulted in implied equity values of $1.33 and $1.58 per share, respectively;

•	five days prior to the announcement of an offer, the median premium was 40.0%; applying this premium to JLM’s stock price five days prior to May 30, 2003 and June 24, 2003 resulted in an implied equity value of $1.47 in both instances; and

•	thirty days prior to the announcement of an offer, the median premium was 41.0%; applying this premium to JLM’s stock price 30 days prior to May 30, 2003 and June 24, 2003 resulted in implied equity values of $1.21 and $1.13 per share, respectively.

The premium of the offer of $1.40 per share to the stockholders was:

•	47.4% one day prior to Mr. Sassower’s resignation from JLM’s board of directors and simultaneous public announcement of an interest in a strategic transaction with JLM;

•	33.3% five days prior to Mr. Sassower’s resignation from JLM’s board of directors and simultaneous public announcement of an interest in a strategic transaction with JLMI;

•	62.8% 30 days prior to Mr. Sassower’s resignation from JLM’s board of directors and simultaneous public announcement of an interest in a strategic transaction with JLMI;

•	23.9% one day prior to the public announcement of the $1.40 per share offer price;

•	33.3% five days prior to the public announcement of the $1.40 per share offer price; and

•	75.0% 30 days prior to the public announcement of the $1.40 per share offer price.

No company or transaction used in the comparable company analyses, the comparable transactions analysis or the premiums paid analysis as a comparison is identical to JLM or the merger. An analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies to which JLM and the merger are being compared and other factors that could affect the public trading value of such companies. Accordingly, the results of the premium paid analysis supports BB&T’s conclusion that the merger consideration is fair from a financial point of view to the stockholders, other than the buyer group.

Discounted Cash Flow Analysis

BB&T performed a discounted cash flow analysis based on financial projections provided to BB&T by JLM’s senior management. The discounted cash flow analysis is based on the projected future unlevered free cash flows of JLM, after taking into consideration capital expenditures and working capital requirements. These cash flows are discounted back to a present value at an appropriate rate and are added to a terminal value, which is determined by applying an earnings multiplier to JLM’s projected EBITDA in the year 2005 and discounting that value back to the present. The discounted cash flow analysis yielded an equity value range of $0.72 per share to $0.88 per share with a median equity value of $0.79 per share utilizing a range of discount rates and an equity value range of $0.38 per share to $1.21 per share with a median equity value of $0.79 per share utilizing a range of terminal multiples. Accordingly, the results of the discounted cash flow analysis supports BB&T’s conclusion that the merger consideration is fair, from a financial point of view, to the stockholders, other than the buyer group.

Comparable Public Company Analysis

As part of its analysis, BB&T compared financial information of JLM with corresponding publicly available information for a group of five publicly-traded marketers and distributors and/or manufacturers of specialty chemicals that BB&T considered most comparable with JLM, which included: Aceto Corporation, Ashland, Inc., Georgia Gulf Corporation, Hawkins, Inc., and Univar NV. These companies are referred to below as the “comparable companies.” BB&T analyzed the relative performance of JLM by comparing market trading statistics for JLM with those of the comparable companies. The market trading information used in ratios provided below is as of October 29, 2003. The market trading information used in the valuation analysis were:

•	market value (market capitalization) to trailing twelve-months net income;

•	market value (market capitalization) to current book value;

•	enterprise value to trailing twelve-months revenue, or the ratio of enterprise value, which is stock market equity value plus debt and preferred stock minus cash and marketable securities, to revenues for the latest twelve months; Equity based ratios such as the market value/net income ratio can be affected by the amount of a company’s leverage or borrowings. This enterprise value to revenue ratio is a measurement of the firm performance before the effects of leverage and shows the enterprise value of the firm for each dollar generated in revenues;

•	enterprise value to trailing twelve-months EBITDA, which is a ratio that represents a multiple of the cash flow generated by a company. EBITDA means earnings before interest, taxes, depreciation, and amortization. The magnitude of this ratio reflects a variety of company-specific factors, including historical and projected growth rates, predictability of earnings, size, trading liquidity, and research sponsorship; and

•	enterprise value to trailing twelve-months EBIT, which is a ratio that represents a multiple of the operating income generated by a company. The difference between EBITDA and EBIT is that EBIT does not reflect an add-back for depreciation and amortization.

An analysis of the multiples for the comparable companies yielded:

Comparable Companies Analysis

	Median Value	Range of Values
Net Income	16.9x	9.5x to 26.6x
Book Value	1.9x	0.5x to 6.9x
Revenue	0.5x	0.2x to 1.0x
EBITDA	8.3x	4.6x to 10.2x
EBIT	11.0x	7.4x to 14.6x

BB&T applied a 30% control premium to the implied equity per share values (which are calculated by (a) multiplying the derived trading multiples for the comparable companies by the appropriate financial measure for JLM; (b) subtracting JLM’s debt and adding JLM’s cash in the case of implied equity per share values based on JLM’s revenue, EBITDA and EBIT and (c) dividing by the total number of shares outstanding) for JLM derived from the comparable companies analysis to account for the fact that the derived trading multiples for the comparable companies represent a minority interest while the derived multiples for the merger represent a 100% interest. In instances where the implied equity per share value was negative, no control premium was applied. This adjustment should be viewed only as an approximation reflecting BB&T’s qualitative judgment and experience as to the significance of this variance between JLM and the comparable companies and not as a definitive indication of relative value. Furthermore, BB&T noted that the comparable companies were larger in many respects and generally in better financial condition and more profitable than JLM. For example, the median revenue for the latest twelve-month period of the comparable companies was approximately 5x larger than the revenue of JLM for the latest twelve-month period, and the median EBIT margin for the latest twelve-month period of the comparable companies was approximately 4.8% while the EBIT margin of JLM for the latest twelve-month period was negative (1.2%). As a result, BB&T placed significantly less emphasis on the quantitative results of this analysis.

As it pertains to the comparable companies analysis, BB&T determined that the implied equity per share values for JLM were as follows:

•	as a result of JLM’s net loss for the trailing twelve-month period ended September 30, 2003, applying these multiples to JLM’s results indicates that the merger consideration exceeds the implied equity per share value under this valuation measurement;

•	by applying these multiples to JLM’s book value as of September 30, 2003, JLM’s equity value ranged from $0.89 per share to $12.32 per share with a median equity value of $3.34 per share;

•	by applying these multiples to JLM’s trailing twelve-months revenue as of September 30, 2003 and subtracting net debt, JLM’s equity value ranged from $4.10 per share to $34.40 per share, with a median equity value of $16.90 per share;

•	by applying these multiples to JLM’s EBITDA for the trailing twelve months as of September 30, 2003, and subtracting net debt, JLM’s equity value ranged from negative ($1.42) per share to negative ($1.38) per share, with a median equity value of negative ($1.39) per share;

•	as a result of JLM’s negative EBIT for the trailing twelve months as of September 30, 2003, applying these multiples to JLM’s results indicates that the merger consideration exceeds the implied equity per share value under this valuation measurement.

The following table sets forth the multiples implied by the merger:

JLM Industries, Inc. Transaction Multiples

Transaction Multiple
Net Income	—
Book Value	1.0x
Revenue	0.1x
EBITDA	346.3x
EBIT	—

When the multiples implied by the merger are compared to the comparable companies analysis, the revenue and book value multiples are below that of the comparables while the EBITDA multiple exceeds that of the comparables. As JLM’s trailing twelve-months net income and EBIT are negative, they did not provide precise valuation measurements that could be compared to the comparable companies analysis; however, they indicate that the merger consideration exceeds the implied equity per share values under these valuation measurements. Accordingly, the results of the comparable companies analysis support BB&T’s conclusion that the merger consideration is fair, from a financial point of view, to the stockholders, other than the buyer group.

Accordingly, although certain of the results of this analysis result in values greater than the merger consideration, overall the results of the comparable companies analysis support BB&T’s conclusion that the merger consideration is fair, from a financial point of view, to the stockholders, other than the buyer group. However, since JLM is smaller and significantly less profitable than the comparable companies, as described above, BB&T therefore placed less emphasis on such results.

Comparable Transaction Analysis

Using publicly available information, BB&T analyzed transactions involving specialty chemical marketing and distribution companies and industrial chemical manufacturing companies since 1998. The selected transactions used in the analysis of specialty chemical marketers and distributors were (acquiror/acquiree):

•	Univar NV/Stochem, Inc.;

•	HCI Acquisitions, Inc./Harcros Chemicals;

•	Aceto Corporation/Schweizerhall Pharma Distribution;

•	Royal Vopak NV/Ellis & Everard plc; and

•	Brenntag AG (Stinnes AG)/Holland Chemical International NV.

The selected transactions used in the analysis of industrial chemical manufacturers were (acquiror/acquiree):

•	GEO Specialty Chemicals, Inc./Hercules Peroxides;

•	AEA Investors, Inc./BF Goodrich Performance Materials;

•	Georgia Gulf Corp./CONDEA Vista vinyls business;

•	GEO Specialty Chemicals, Inc./TRIMET Technical Products; and

•	Lyondell Petrochemical Co./ARCO Chemical Co.

BB&T compared the relative performance of JLM to certain transaction multiples implied by the comparable transactions. In each comparable transaction, BB&T calculated for the target company:

•	market value as a multiple of trailing twelve-months net income;

•	market value as a multiple of current book value;

•	enterprise value as a multiple of trailing twelve-months revenue;

•	enterprise value as a multiple of trailing twelve-months EBITDA; and

•	enterprise value as a multiple of trailing twelve-months EBIT.

This analysis of specialty chemical marketers and distributors yielded:

Comparable Transactions Analysis—Specialty Chemical Marketers & Distributors

	Median Value	Range of Values
Net Income	11.9x	11.8x to 12.1x
Book Value	2.4x	2.4x
Revenue	0.4x	0.1x to 0.4x
EBITDA	6.4x	6.4x
EBIT	8.6x	5.9x to 9.7x

This analysis of industrial chemical manufacturers yielded:

Comparable Transactions Analysis—Industrial Chemical Manufacturers

	Median Value	Range of Values
Net Income	18.9x	15.1x to 30.3x
Book Value	3.1x	3.1x
Revenue	1.7x	0.7x to 2.2x
EBITDA	8.4x	7.9x to 9.5x
EBIT	10.5x	8.9x to 14.0x

As it pertains to the comparable transactions analysis, BB&T noted that the market conditions, rationales for and circumstances surrounding each transaction were unique and that the comparable target companies were generally in better financial condition and more profitable than JLM. For example, the EBIT margin for the latest twelve-month period of the comparable target companies was approximately 4.5% while JLM’s EBIT margin for the latest twelve months was negative (1.2%). As a result, BB&T placed significantly less emphasis on the quantitative results of this analysis.

As it pertains to the comparable transactions analysis of specialty chemical marketers and distributors, BB&T determined the implied median equity per share valuations were as follows:

•	as a result of JLM’s net loss for the trailing twelve-month period ended September 30, 2003, applying these multiples to JLM’s results indicates that the merger consideration exceeds the implied equity per share value under this valuation measurement;

•	by applying these multiples to JLM’s book value as of September 30, 2003, JLM’s equity value was $3.24 per share;

•	by applying these multiples to JLM’s trailing twelve-months revenue as of September 30, 2003 and subtracting net debt, JLM’s equity value ranged from $2.11 per share to $9.29 per share, with a median equity value of $9.12 per share;

•	by applying these multiples to JLM’s EBITDA for the trailing twelve months as of September 30, 2003, and subtracting net debt, JLM’s equity value was negative ($1.41) per share; and

•	as a result of JLM’s negative EBIT for the trailing twelve months as of September 30, 2003, applying these multiples to JLM’s results indicates that the merger consideration exceeds the implied equity per share value under this valuation measurement.

As it pertains to the comparable transactions analysis of industrial chemical manufacturers, BB&T determined the implied median equity per share valuations were as follows:

•	as a result of JLM’s net loss for the trailing twelve-month period ended September 30, 2003, applying these multiples to JLM’s results indicates that the merger consideration exceeds the implied equity per share value under this valuation measurement;

•	by applying these multiples to JLM’s book value as of September 30, 2003, JLM’s equity value was $4.25 per share;

•	by applying these multiples to JLM’s trailing twelve-months revenue as of September 30, 2003 and subtracting net debt, JLM’s equity value ranged from $18.44 per share to $58.70 per share, with a median equity value of $45.94 per share;

•	by applying these multiples to JLM’s EBITDA for the trailing twelve months as of September 30, 2003, and subtracting net debt, JLM’s equity value ranged from negative ($1.39) per share to negative ($1.38) per share, with a median equity value of negative ($1.39) per share; and

•	as a result of JLM’s negative EBIT for the trailing twelve months as of September 30, 2003, applying these multiples to JLM’s results indicates that the merger consideration exceeds the implied equity per share value under this valuation measurement.

The following table sets forth the multiples implied by the merger:

JLM Industries, Inc. Transaction Multiples

Transaction Multiple
Net Income	—
Book Value	1.0x
Revenue	0.1x
EBITDA	346.3x
EBIT	—

When the multiples implied by the merger are compared to both the specialty chemical marketers and distributors comparable transactions analysis and the industrial chemical manufacturers comparable transactions analysis, the revenue and book value multiples are below that of the comparables and the EBITDA multiple exceeds that of the comparables. As JLM’s trailing twelve-months net income and EBIT are negative, they did not provide precise valuation measurements that could be compared to the specialty chemical marketers and distributors comparable transactions analysis and the industrial chemical manufacturers comparable transactions analysis; however, overall, they indicate the merger consideration exceeds the implied equity per share values under these valuation measurements. Accordingly, although certain of the results of this analysis result in values greater than the merger consideration, the results of the comparable transactions analysis support BB&T’s conclusion that the merger consideration is fair, from a financial point of view, to the stockholders, other than the buyer group. However, since JLM is smaller and significantly less profitable than the comparable companies as described above, BB&T therefore placed less emphasis on such results,

Accordingly, although certain of the results of this analysis result in values greater than the merger consideration, overall the results of the comparable transactions analysis support BB&T’s conclusion that the merger consideration is fair, from a financial point of view, to the stockholders, other than the buyer group. However, since the comparable target companies were generally in better financial condition and more profitable than JLM and because JLM’s trailing twelve-months net income and EBIT are negative, as described above, BB&T therefore placed less emphasis on such results.

General

While the foregoing summary describes the analyses and examinations that BB&T deemed material in arriving at its opinion, the summary does not purport to be a comprehensive description of all analyses and examinations actually conducted by BB&T. The preparation of a fairness opinion is a complex process and necessarily is not susceptible to partial analysis or summary description; and selecting portions of the analyses and of the factors considered by BB&T, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the written opinion delivered by BB&T to the special committee on October 22, 2003. In addition, the preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires BB&T to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by BB&T was carried out in order to provide a different perspective on the merger and to add to the total mix of information available. In preparing its opinion, BB&T may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be BB&T’s view of the actual value of JLM. To the contrary, BB&T has expressed no opinion on the actual value of JLM, and its opinion extends only to its belief that the merger consideration is fair, from a financial point of view, to the stockholders, other than the buyer group.

In performing its analyses, BB&T made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of JLM and BB&T. The analyses performed by BB&T are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which JLM might actually be sold or the prices at which any of its securities may trade at any time in the future. BB&T used in its analyses various projections of future performance prepared by the management of JLM. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain or accurate as projected. Accordingly, actual results of these analyses are subject to substantial uncertainty and could vary significantly from those set forth in such projections.

As described above, the opinion of BB&T provided to the special committee and the accompanying presentation to the special committee summarized above were among the many factors taken into consideration by the special committee in making its determination to approve the merger, and to recommend the merger to the board of directors and the stockholders for their approval. BB&T does not, however, make any recommendation to the stockholders (or to any other person or entity) as to whether such stockholders should vote for or against the merger.

BB&T was selected by the special committee of JLM to render a fairness opinion in connection with the merger because of BB&T’s reputation and expertise as an investment banking firm. BB&T, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, BB&T may actively trade securities of JLM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short term position in such securities.

Pursuant to the engagement letter, JLM agreed to pay BB&T:

•	$35,000 upon the signing of the engagement letter;

•	an additional $50,000 upon delivery of its fairness opinion to the special committee; and

•	an additional $60,000 upon the closing of the merger.

In addition to any fees for professional services, JLM has agreed to reimburse BB&T on a monthly basis, upon request, and upon the closing of the merger, for certain reasonable expenses incurred in connection with BB&T’s representation of the special committee. JLM has also agreed to indemnify BB&T against specified liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of BB&T by the special committee.

Certain Projected Financial Information Prepared by JLM’s Management

JLM does not as a matter of course make public projections as to future sales, earnings or other results. However, JLM’s management has included the projected financial information set forth below with respect to JLM and its subsidiaries on a consolidated basis because such information was included in the materials reviewed by the special committee and BB&T. The projected financial information set forth below is substantively identical to the projected consolidated financial information provided by JLM’s management to the special committee and BB&T.

The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of JLM’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments as of the date of its preparation, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of JLM as of the date of its preparation. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. In particular, future revenues of JLM may be materially higher or lower than indicated in the projections, future gross profit margins may be materially higher or lower than indicated in the projections, future operating expenses may be materially higher or lower than indicated in the projections and, therefore, future net income (loss) may be materially higher or lower than indicated in the projections.

Neither JLM’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by JLM’s management as of the date of its preparation, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information, including, without limitation, future favorable or unfavorable market or industry conditions for chemicals production and marketing. Accordingly, there can be no assurance that the projected results are indicative of the future performance of JLM or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the projected financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved.

JLM does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, JLM does not intend to update or otherwise revise the projected financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, JLM does not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions. In addition, the buyer group may develop and utilize, based on different assumptions, different projections for internal or external use, and such projections may be materially different than those provided by JLM’s management to the special committee and BB&T.

JLM Industries, Inc. and Subsidiaries

	Consolidated Rolling Forecast For the Year Ended 2003 (June YTD Actual Plus 2nd half forecast)	Consolidating Forecast 2004	Consolidating Forecast 2005
Revenues	280,102,155	288,064,264	322,099,875
Cost of Sales	262,619,017	268,307,678	299,380,282
Gross Profit	17,483,138	19,756,587	22,719,593
	6.2%	6.9%	7.1%
Operating Expenses
Personnel Costs	7,545,624	8,606,361	8,985,300
Selling, General, and Administrative	9,079,657	8,074,021	8,302,250
Total Operating Costs	16,625,281	16,680,382	17,287,550
Income (loss) from operations before depreciation	857,857	3,076,205	5,432,043
Depreciation and Amortization	2,845,593	2,335,675	2,332,900
Income (loss) from operations	(1,987,736)	740,530	3,099,143
Interest (expense)—net	(2,051,344)	(1,974,552)	(1,923,600)
Other income (loss)	437,064	445,000	550,000
Foreign currency gain (loss)	(57,325)	—	—
Other	69,921	—	—
Income (loss) before minority interest	(3,589,420)	(789,023)	1,725,543
Minority interest	—	—	—
Income (loss) before income taxes	(3,589,420)	(789,023)	1,725,543
Provision for income taxes (benefit)
Current	31,381	21,850	155,532
Deferred	—	121,450	363,235
Total income tax provision	31,381	143,300	518,767
Net income (loss)	(3,620,801)	(932,323)	1,206,766

Position of Participating Affiliates as to Fairness of the Merger

For purposes of this section the “participating affiliates” means John L. Macdonald, Philip S. Sassower, JLMI Holdings and Phoenix.

Each of participating affiliates believes that the merger agreement and merger are substantively fair to the unaffiliated stockholders based on their consideration of the following factors:

•	The financial terms of the merger, including the value of the merger consideration offered and the premium to be paid as it relates to recent market prices for the Common Stock;

•	The future prospects of JLM and possible alternatives to the proposed merger, including the prospects of positioning JLM for the future and enhancing long-term stockholder value by remaining as an independent company;

•	The timing of the offer, the prospects for receiving a better financial offer from another acquiror, and the risks associated with all such alternatives;

•	The deteriorating financial and liquidity position of JLM and the negative impact that this might have on the ability of JLM to continue as an independent company or to attract a better financial offer;

•	JLM’s limited capital resources, as evidenced by its negative working capital, and the difficulty that it would likely have in raising additional capital on satisfactory terms under current market and industry conditions;

•	The knowledge of the participating affiliates with respect to the financial condition, results of operations, business, and prospects of JLM and the current industry, economic, and market conditions, as well as the risks associated with achieving these prospects;

•	That JLM’s operating results will continue to be subject to risks and conditions or events outside JLM’s control, such as the overcapacity in the phenol and acetone markets, sluggish demand for JLM’s products, and increasing raw material and costs and costs of operations, such uncertainties which ultimately could have a material adverse effect upon JLM’s results of operations or financial condition and could negatively affect JLM’s equity value; and

•	Notwithstanding that the opinion of BB&T Capital Markets, dated October 22, 2003, was provided solely for the information and assistance of the special committee and that the participating affiliates are not entitled to rely on such opinion, the fact that the special committee received an opinion from BB&T that the merger consideration to be received by the unaffiliated stockholders pursuant to the merger agreement was fair, from a financial point of view to the unaffiliated stockholders.

In addition, each of the participating affiliates believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the unaffiliated stockholders. These procedural safeguards include the following:

•	The fact that the special committee consists of independent directors who acted to represent solely the interests of the unaffiliated stockholders;

•	The fact that no member of the special committee has an interest in the merger different from that the unaffiliated stockholders;

•	The fact that the special committee retained and received the advice of BB&T, its independent financial advisor, as well as the advice of independent legal counsel, and that both advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with the buyer group;

•	The fact that the board of directors of JLM had agreed not to recommend the merger to the stockholders of JLM without the prior favorable recommendation of the special committee;

•	The fact that the buyer group did not participate in, nor did it have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee or its advisors;

•	The existence of a “fiduciary out” and termination provisions of the merger agreement which would not prevent JLM from accepting a superior acquisition proposal, subject to paying the buyer group a termination fee, which fee and the conditions under which it is payable that the participating affiliates believe are reasonable in light of the benefits of the merger and the process that was conducted;

•	The fact during the period from June 24, 2003, the date on which the board of directors of JLM appointed the special committee to evaluated the merits of the merger proposal, until October 30, 2003, the date the merger agreement was ultimately executed, the board of directors of JLM was not approached by another party offering a similar acquisition proposal;

•	The special committee’s unanimous recommendation to the board of directors of JLM that the merger agreement and the merger be approved;

•	The fact that although Delaware law requires the affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date to approve and adopt the merger agreement and the merger, the merger agreement imposes an additional requirement that the merger must also be approved by the affirmative vote of a majority of those stockholders of JLM who not members of, or affiliated with, the buyer group and who vote on the proposal by proxy or in person at the special meeting; and

•	The fact that those unaffiliated stockholders who object to the merger will obtain the “fair value” of their shares if they exercise and perfect their dissenters’ rights under Delaware law.

The participating affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their opinion as to the fairness of the merger agreement and the merger. In addition, the participating affiliates did not consider the liquidation value or the net book value of JLM as a relevant valuation methodology in their consideration of the fairness of the merger to the unaffiliated stockholders.

While the participating affiliates believe that the merger is fair to the unaffiliated stockholders, the participating affiliates attempted to negotiate the terms of a transaction that would be most favorable to them, and not to JLM or its unaffiliated stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to JLM and its unaffiliated stockholders.

Certain of the participating affiliates have interests in the merger that are different than the unaffiliated stockholders in several respects. These interests are described under the heading “Interest of Certain Persons in the Merger” on pages 2 and 37. Each of the participating affiliates that is a stockholder of JLM intends to vote in favor of the approval and adoption of the merger agreement and the merger at the special meeting. None of the participating affiliates makes any recommendation as to how any stockholder of JLM should vote on the merger agreement and the merger.

Purposes, Reasons and Plans for JLM after the Merger

Purposes. The purpose of the merger is to enable JLMI Holdings to acquire all of the Common Stock issued and outstanding immediately prior to the closing of the merger.

Reasons of JLM. The special committee and the board of directors of JLM believe, based upon the reasons discussed above under the caption “Special Factors—Recommendation of the Special Committee and Reasons for the Merger” on page 21, that the merger is in the best interests of JLM and its stockholders (other than the buyer group) at this time.

Reasons of the Buyer Group. Each member of the buyer group believes that it is best for JLM to operate as a privately held entity. After the merger, JLM will no longer be subject to SEC reporting requirements with respect to its equity securities, which will allow JLM to eliminate the significant costs of SEC reporting compliance, including the cost of complying with the enhanced reporting obligations and certification requirements of the Sarbanes-Oxley Act of 2002. The members of the buyer group believe that management will be better able to focus its time and attention exclusively on the long-term and strategic goals of JLM without the distraction and associated costs of investor relations and without regard to short-term goals and benchmarks, such as quarterly earnings per share targets, that publicly traded companies are pressured to achieve. JLM will no longer be required to publicly disclose detailed information regarding its business, operations and results. The members of the buyer group believe that such disclosures currently place JLM at a competitive disadvantage with its private competitors who are not obligated to do the same.

In addition, despite JLM being a market leader with what the members of the buyer group believe to be an excellent management team, JLM’s historical stock prices have been at levels below what the members of the buyer group believe to be full value. As a privately held entity, JLM will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of JLM. In addition, as an entity whose common stock is not publicly traded, JLM will be able to make decisions that may negatively affect quarterly earnings but that may, in the long-run, increase the value of JLM’s assets or earnings. In other words, in a public equity market setting, it is often difficult for a company to make decisions that could negatively affect earnings in the short-term when the result of those decisions is often a reduction in the per share price of the publicly traded equity securities of such company.

These assessments are based upon publicly available information regarding JLM and the buyer group’s due diligence, investigation or knowledge of JLM and the experience of the buyer group in investing in or managing public companies generally. While the members of the buyer group believe that there will be significant opportunities associated with their investment in JLM, and that the value of such an equity investment could be considerably greater than the original cost thereof, they realize that there also are substantial and significant risks that such opportunities may not ever be fully realized.

Plans for JLM. It is expected that, following the merger, the operations and business of JLM will be conducted substantially as they are currently conducted, except that the members of the buyer group expect to implement a strategy designed to grow JLM’s marketing business and decrease the volatility of JLM’s chemical production business. This strategy may include either selling all or a portion of the production business outright or, in effect, “renting” all or a portion of the production business to a major oil company under a tolling arrangement. Under a tolling arrangement, a major oil company would provide the raw materials, market the finished products and essentially guarantee a minimum payment to cover JLM’s production costs. JLM would produce the chemicals and share the profits with the oil company. The goal of such an arrangement would be to eliminate the downside risk of a decrease in the market price of chemicals, to provide a steady stream of cash flow, and to enable management to focus on marketing the business. JLM is exploring opportunities to engage in a tolling arrangement or other similar strategy. There is no guarantee, however, that such an arrangement will be consummated on terms that are mutually acceptable to both parties, if at all. In addition, JLM and the buyer group will continue to evaluate JLM’s business and operations after the merger from time to time, and may propose or develop new plans and proposals which they consider to be in the best interests of JLM and its stockholders, including the disposition or acquisition of material assets, alliances or joint ventures. It is likely that the board of directors of JLM will continue to seek to dispose of certain non-core assets of JLM during the period following the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and the board of directors of JLM with respect to the merger agreement and the merger, you should be aware that certain directors, officers and affiliates of JLM (including each of the members of the buyer group) have interests in the merger that are different from your interests. The interested officers, directors, former directors and affiliates of JLM include: John L. Macdonald; Derry L. Macdonald (the former wife of Mr. Macdonald), the Irrevocable Trust created under agreement dated December 15, 1995 by Macdonald as Grantor; Mr. Sassower; The Philip S. Sassower 1996 Charitable Remainder Annuity Trust; JLMI Holdings; JLMI Holding Corp.; Phoenix; and the other individuals and entities included as “Reporting Persons” in the Schedule 13D with respect to JLM’s Common Stock filed under the Securities Exchange Act of 1934 by Messrs. Sassower, Macdonald and such other persons on July 3, 2003 and as amended by the Schedule 13D filed by the buyer group on February 10, 2004. These interests include those described below. The board of directors of JLM and the special committee were aware of these interests and considered them, among other matters, when approving the merger agreement and the merger.

The merger is expected to effect (A) a decrease in Mr. Macdonald’s interest in the net book value of JLM in the amount of $2.119 million (a decrease of 57%) and an increase in Mr. Macdonald’s interest in any future net earnings of JLM of 87%; (B) a decrease in Mr. Sassower’s interest in the net book value of JLM in the amount of $211,582 (a decrease of 47%) and an increase in Mr. Sassower’s interest in any future net earnings of JLM of 144%; and (C) an increase in Phoenix’s interest in the net book value of JLM in the amount of $1.454 million and an increase in any future net earnings of JLM from zero to 50%.

Buyer Group’s Investment in JLMI Holdings

Prior to the signing of the merger agreement, each of Mr. Macdonald and Phoenix entered into an agreement relating to JLMI Holdings under which each of them agreed to contribute to JLMI Holdings, immediately prior to the effective time of the merger, 2 million shares of Common Stock in exchange for a 50% membership interest in JLMI Holdings. In the case of Phoenix, such shares will be contributed to Phoenix by Mr. Sassower and the other investors in Phoenix.

Please read the discussion under the heading “Special Factors—Post-Merger Ownership and Control” beginning on page 16 for further information on the amount of JLM equity interests to be exchanged by the members of the buyer group.

JLM will be an indirect wholly-owned subsidiary of JLMI Holdings immediately following the merger. JLMI Holdings, Mr. Macdonald and Phoenix expect to enter into an operating agreement and related agreements that will set forth the terms of their relationship as members of JLMI Holdings following the completion of the merger.

“Cash-Out” of JLM Stock Options and Warrants

All outstanding options to purchase Common Stock, including options held by the members of the buyer group and the other directors and members of JLM management, either are or will become fully vested and exercisable at the effective time of the merger. To the extent any options are exercised prior to the merger, the shares acquired through the exercise will be cancelled in the merger and will entitle the holder to $1.40 per share. Stock options not exercised or exchanged for JLMI Holdings stock options prior to the merger will be cancelled in exchange for a cash payment equal to the product of:

•	the excess, if any, of $1.40 over the exercise price of the stock option; and

•	the number of shares of Common Stock subject to the stock option.

The JLM stock options that have been granted to the directors and the members of the buyer group who are members of management were awarded as compensation in accordance with JLM’s overall director and executive compensation policies and were not granted in anticipation of the merger.

The following table sets forth information as of January 15, 2004 as to the number of shares subject to options to purchase Common Stock that are to be “cashed-out” in the merger and the cash payments to be received upon cancellation of those stock options by each member of the buyer group and each executive officer and director of JLM.

Member of Buyer Group, Executive Officer and/or Director	Title	Per Share Exercise Price	Number of Option Shares to be Cashed Out in the Merger	Aggregate Cash Payment for Unexchanged Option
Jerry Weinstein	Director	$1.17	2,500	$575
Vincent Naimoli	Director	$1.17	2,500	$575
A. Gordon Tunstall	Director	$1.17	2,500	$575

In addition, certain outstanding warrants to purchase Common Stock that were issued with a price of less than $1.40 per share are currently or will become exercisable. To the extent any such warrants are exercised prior to the merger, the shares acquired through the exercise will be cancelled in the merger and will entitle the holder to $1.40 per share. Any warrants not exercised prior to the merger will entitle the holder of these warrants to a cash payment equal to the product of (1) $1.40 less the exercise price of the warrant and (2) the number of shares of Common Stock subject to the warrant.

As of January 15, 2004, JLM had outstanding (i) a warrant to purchase 125,000 shares of Common Stock at an exercise price of $1.15 per share issued to Citizens Bank of Massachusetts (f/k/a State Street Bank and Trust) and (ii) a warrant to purchase up to 1,666,666 shares of Common Stock at an exercise price of $1.20 per share issued to The Philip S. Sassower 1996 Charitable Remainder Annuity Trust in connection with a secured loan from such trust to JLM. As of December 31, 2003, the warrants issued to The Philip S. Sassower 1996 Charitable Remainder Annuity Trust are exercisable with respect to 312,499 shares of Common Stock. Assuming that the outstanding principal balance of the secured loan on the date of the merger is $500,000, on such date the secured loan will be convertible, at the trust’s election, into an additional 416,667 shares of Common Stock, which would be treated as outstanding for purposes of the merger and entitled to the merger consideration of $1.40 per share.

Amendments to Employment Agreement

Effective immediately prior to consummation of the merger, Macdonald’s current employment agreement with JLM (the “Employment Agreement”) will be amended to provide that the transaction shall not be deemed a “change of control” under the Employment Agreement, and to eliminate from the Employment Agreement the provisions providing for (x) payments in excess of accrued base salary and accrued bonus and (y) extended exercisability of current options, upon a “change of control”; provided, however, that the term, base salary, employee benefits and fringe benefits provisions shall not otherwise be changed, except that the current EBITDA-based bonus shall be limited to no more than $400,000 for any one calendar year. The current EBITDA-based bonus shall continue to be subject to an annual $0.5 million EBITDA hurdle, with the bonus payable with respect to amounts exceeding that $0.5 million hurdle in each year. In the absence of such amendments to Mr. Macdonald’s employment agreement, Mr. Macdonald would be entitled to receive “change of control” payments in excess of his accrued base salary and accrued bonus in the amount of approximately $1.2 million and his current options to purchase 35,000 shares of Common Stock would become fully vested and exercisable upon the merger. Such options to purchase shares of common stock would remain vested and exercisable for a period of two years from the date of the merger.

In the absence of such amendments to Mr. Macdonald’s employment agreement, Mr. Macdonald would also be entitled to: (i) any base wages owed to him up until the date of the merger; (ii) any earned but unpaid bonus for the year 2003; and (iii) any unreimbursed business expenses. Mr. Macdonald’s annual salary is $400,000.00 per year or $33,333.33 per month. In order for Mr. Macdonald to receive a bonus for the year 2003, JLM must have EBITDA of at least $500,000.00. As of September 30, 2003, JLM’s EBITDA was negative $153,000.00.

Recent Bridge Loans

On December 3, 2003, each of The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Etablissement Comfort, an entity which may be deemed to be an affiliate of a member of Phoenix, extended separate loans, in the amount of $1,300,000.00 each, to JLM. In exchange for the funds, JLM Realty, Inc. and JLM Industries (South Africa) (Proprietary) Limited, both wholly-owned subsidiaries of JLM, executed secured promissory notes in favor of The Philip S. Sassower 1996 Charitable Remainder Annuity Trust and Etablissement Comfort, each note payable in the amount of $1,300,000.00, bearing interest at a rate of 10.99% per annum, and due on the earlier of March 31, 2004 or the closing of the merger. JLM Chemicals and JLM Industries (South Africa) also entered into a security agreement and guaranty with The Philip S. Sassower 1996 Charitable Reminder Annuity Trust and Etablissement Comfort whereby (i) JLM Chemicals agreed to guaranty the repayment of the indebtedness under the notes provided, however, that such guaranty not be effective unless and until any consents of senior lenders of JLM Chemicals, JLM Industries (South Africa) or JLM under existing credit agreements that are required in order for JLM Chemicals to make such a guaranty are obtained, and (ii) the assets of JLM Chemicals and JLM Industries (South Africa) will serve as collateral to secure the guaranty when, and if, effective. On January 26, 2004, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust extended an additional bridge loan of $900,000.00 on the same terms and conditions of the bridge loans described above. JLM has used the proceeds of the bridge loans to meet certain payment obligations to third parties. To the extent that the proceeds of the bridge loans have allowed JLM to meet its payment obligations to third parties, the buyer group believes that third parties are more likely to view JLM as a credible borrower, thus increasing JLM’s potential to receive third party financing to fund the merger. The buyer group may provide additional bridge loans to JLM and its subsidiaries in order to bring current outstanding accounts payable existing prior to the date of the merger. The bridge loans are expected to be repaid with the proceeds of the working capital portion of the Proposed Financing described elsewhere in this proxy statement.

Employee Benefits

The merger agreement provides that:

•

for a period of at least one year following the closing of the merger, JLM, as the surviving corporation, will provide all persons who are JLM employees at the closing of the merger, while employed by JLM, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such persons as of the date of the merger agreement (other than modifications to medical benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation);

•	JLM will continue to provide and recognize all accrued but unused vacation as of the closing of the merger; and

•	any pre-existing condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by JLM after the closing of the merger will be waived for persons employed by JLM at the closing of the merger, and persons employed by JLM at the closing of the merger will be credited with service for all purposes under such newly established plans. See “The Merger Agreement—Employee Matters” on page 55.

Indemnification and Director and Officer Liability Insurance

The merger agreement provides that:

•	all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including all rights to advancement of expenses) existing on the date of the merger agreement in favor of directors and officers of JLM under JLM’s charter or by-laws or in any indemnification agreement provided or made available to JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any directors or officers; and

•	for three years after the effective time of the merger, JLM will provide officers’ and directors’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering each person covered at or prior to the effective time by JLM’s officers’ and directors’ liability insurance policy on terms no less favorable than those of such policy in effect on the date of the merger agreement (although JLM will not be required to expend more than an amount per year equal to 200% of the current annual premiums paid by JLM for such insurance to maintain or procure such insurance coverage). See “The Merger Agreement—Indemnification and Insurance of JLM Directors and Officers” on page 55.

Financing of the Merger

Phoenix will provide senior subordinated debt financing to JLM (or to JLMI Holding Corp., which will hold all of the shares of JLM immediately following the consummation of the merger) in an amount sufficient to (a) finance the payment of the cash consideration to be paid in the merger and related transaction expenses (up to $10 million in the aggregate), and (b) provide JLM with an additional $5 million in working capital (such financing referred to collectively in this proxy statement as the “Proposed Financing”). The Proposed Financing may be reduced by (i) any net proceeds received by JLM from any asset sales consummated prior to the closing of the merger transaction described in this proxy statement, and (ii) any increase in the principal amount of senior debt of JLM from that existing at June 30, 2003 (other than increases in indebtedness under JLM’s revolving credit facility with Congress Financial Corporation to the extent such increases are fully collateralized in accordance with the existing agreements governing that facility). The Proposed Financing will also be reduced or increased, as the case may be, by any cumulative positive or negative operating cash flow of JLM from and after June 30, 2003 and prior to consummation of the merger. Phoenix will fund the Proposed Financing by using cash contributions from Phoenix’s members.

The Proposed Financing shall:

•	have a maturity of not less than five years, with no prepayment penalty or premium,

•	bear interest at a rate of 10% per annum (12% in year 4 and 14% in year 5), payable not more frequently than quarterly,

•	be secured by a lien on all assets of JLM, and a pledge of all JLM shares held by JLMI Holdings or JLMI Holdings Corp. (which liens and pledge shall be expressly subordinate to liens held by other lenders to JLM),

•	be prepaid to the extent of 100% of any net proceeds of the sale of any JLM assets (other than sales of product or inventory in the ordinary course and de minimis asset sales) after giving effect to the satisfaction of all indebtedness specifically related to such assets; provided that no such repayment shall be required to the extent working capital of JLM would be reduced below the consolidated working capital level of JLM and its subsidiaries immediately after the initial funding of such debt financing and application of proceeds to fund the cash commitment to be paid in the merger and related transaction expenses,

•	include such representations, warranties, covenants and indemnities as are customary for venture loan investments (collectively, the “Proposed Terms”).

If the Proposed Financing is provided by Phoenix, the Proposed Terms shall not include any equity components, equity conversion or profit participation features. If a third party finances the merger, such third party may receive profit participation rights (but not equity components or conversion rights). The members of Phoenix may personally guarantee, and provide collateral to support, any third party financing in full or partial substitution for providing the Proposed Financing.

Mr. Sassower has agreed to use, and to cause Phoenix and Phoenix Enterprises LLC to use, their commercial best efforts to secure the Proposed Financing from one or more third party lenders on terms and conditions at least as favorable to JLMI Holdings, JLMI Holding Corp. and JLM as the Proposed Terms (which terms, if approved by Mr. Macdonald and Phoenix, may include profit participation but not equity or equity conversion features). To the extent that Mr. Sassower and/or Phoenix is successful in arranging such financing (or in arranging a refinancing by one or more third party lenders of any financing initially provided by Phoenix or its affiliates on terms and conditions at least as favorable to JLMI Holdings, JLMI Holding Corp. and JLM as the Proposed Terms (which terms, if approved by Mr. Macdonald and Phoenix, may include profit participation but not equity or equity conversion features), Mr. Sassower and/or Phoenix will be entitled to receive a financing fee, payable in cash, of 2% of the principal amount of such financing (or refinancing, as the case may be) committed and funded by third-party lenders, plus reimbursement of all actual documented out-of-pocket expenses. For purposes of the foregoing, no affiliate or member of Phoenix, Phoenix Enterprises LLC, or any member of any member of Phoenix will constitute a third party lender.

Conduct of the Business of JLM if the Merger Is Not Completed

Completion of the merger is subject to several conditions, in addition to the approval of the merger agreement and merger by both (i) the affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date and (ii) the affirmative vote of a majority of those stockholders of JLM that are not members of the buyer group or affiliated with any such person and who vote on the proposal by proxy or in person at the special meeting. These conditions are described in “The Merger Agreement—Conditions to the Merger” on page 57.

The approval of the special committee is required for any amendment, modification or waiver of the merger agreement by JLM.

If the merger is not completed for any reason, it is expected that JLM’s business and operations will continue to be conducted by its current management under the direction of the board of directors of JLM, substantially as they are currently being conducted.

Regulatory Requirements

At any time before or after completion of the merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets.

Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. If a challenge to the merger on antitrust grounds is made, JLM may not prevail and/or may not complete the merger.

Material Federal Income Tax Consequences

General.

The following is a summary of certain United States federal income tax consequences of the merger to JLM’s stockholders who are United States persons for federal income tax purposes and whose shares are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to those stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, and existing, proposed and temporary regulations promulgated under the Code and administrative and judicial interpretations of the Code and regulations, all of which are subject to change, possibly with retroactive effects. The discussion applies only to stockholders whose shares of Common Stock are held as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to shares of Common Stock received upon the exercise of employee stock options or otherwise as compensation, to shares of Common Stock received upon exercise of warrants, to stockholders who hold shares of Common Stock as part of a hedging, “straddle”, conversion or other integrated transaction, persons who held shares of Common Stock through a partnership or other pass-through entity, persons exercising dissenters’ rights, persons holding employee stock options and claiming tax basis in such options, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers and traders) who may be subject to special rules. This summary also does not address the tax consequences to Mr. Macdonald, his affiliates or any stockholders related to him, Phoenix or its affiliates, any person holding a direct or indirect interest in Phoenix or its affiliates, or to any other member of the buyer group. Except for the discussion under “Material Federal Income Tax Consequences—Information Reporting and Backup Tax Withholding,” this discussion does not consider the United States federal income tax consequences of the merger to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than income tax.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY TO YOU OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Consequences of the Merger to JLM Stockholders.

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who is a United States person and who receives cash in exchange for shares of Common Stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares of Common Stock is more than one year at the time of completion of the merger. Certain limitations apply to the use of a stockholder’s capital losses.

Consequences to Holders of Employee Stock Options.

For United States federal income tax purposes, holders of employee stock options to acquire shares of Common Stock will realize ordinary income equal to the gross amount of cash received upon cancellation of their options, determined as set forth under the heading “The Merger Agreement—Effect of the Merger on the Capital Stock and Stock Options of JLM and JLMI Acquisition” on page 48. The actual amount of the cash received by a holder upon cancellation of the options will be net of applicable withholding taxes.

Information Reporting and Backup Tax Withholding.

Under the “backup withholding” provisions of United States federal income tax law, the paying agent for the merger may be required to withhold and pay over to the Internal Revenue Service, or the IRS, a portion of the amount of any payments you receive in connection with the merger unless you:

•	provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the paying agent, or

•	are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding will be creditable against your United States federal income tax liability, provided the required information is provided to the IRS. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining an exemption.

If you are a United States person (as defined for United States federal income tax purposes), you may prevent backup withholding by completing the IRS Form W-9 that will be included with the letter of transmittal mailed to you by the paying agent and submitting the completed IRS Form W-9 to the paying agent when you submit your stock certificate(s) following the effective time of the merger. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the paying agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Please see the instructions in the letter of transmittal for more details.

Anticipated Accounting Treatment

The merger is intended to be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The purchase will be recorded as a partial change in basis of JLM’s assets and liabilities based upon the fair values at the effective time of the merger. Any excess purchase price over the allocated values is expected to result in additional intangible assets.

Potential Fraudulent Conveyance Challenge to the Merger

The incurrence of indebtedness by JLM as part of the financing of the merger and the payment to JLM stockholders of $1.40 in cash for each share of Common Stock in connection with the merger may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of JLM or its subsidiaries. Under these laws, if a court were to find that, at the time of the merger and the related financings:

•	such indebtedness was incurred and the payments by JLM were made with the intent of hindering, delaying or defrauding current or future creditors; or

•	JLM received less than reasonably equivalent value or fair consideration in connection with the merger or the related financings, and JLM either (1) was insolvent or was rendered insolvent by reason of the merger or the related financings, (2) was engaged, or was about to engage, in a business or transactions for which its assets constituted unreasonably small capital, or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, then such court could determine that the cash payment of $1.40 per share to JLM stockholders violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent conveyance laws. Such a determination could permit the bankruptcy trustee or debtor in possession or unpaid creditors to rescind the $1.40 per share cash payment and recover such $1.40 per share cash payment from JLM stockholders who received such cash consideration.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. However, JLM would be considered insolvent if, at the time it incurs the indebtedness, either:

•	the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

There can be no assurance as to what standards a court would use to determine whether JLM was solvent at the relevant time. None of the counsel for JLM, JLMI Holdings, JLMI Holding Corp., JLMI Acquisition or the lenders has rendered or will render any legal opinion as to the applicability of federal or state fraudulent transfer and conveyance laws. JLM will not be receiving, as a condition to the merger or otherwise, any opinion from an independent advisor as to these issues.

Rights of Dissenting Stockholders

Under Section 262 of the Delaware General Corporation Law, which we sometimes refer to as the “DGCL,” any holder of Common Stock that does not wish to accept $1.40 per share in cash for the stockholder’s shares of Common Stock may exercise appraisal rights under the DGCL and elect to have the fair value of the stockholder’s shares of Common Stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is attached in its entirety as Annex C to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to stockholders, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any stockholder that wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Annex C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, JLM believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by JLM. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

Filing Written Demand. Any stockholder wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	as more fully described below, the stockholder must deliver to JLM a written demand for appraisal of the stockholder’s shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform JLM of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder’s shares;

•	the stockholder must not vote the stockholder’s shares of Common Stock in favor of the merger agreement and the merger at the special meeting; and, as a result, a stockholder that submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder that is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

The written demand for appraisal must be in addition to and separate from any proxy or vote. None of voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

Only a stockholder of record of shares of Common Stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of Common Stock registered in that stockholder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of Common Stock owned and that the stockholder intends to demand appraisal of the stockholder’s Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

Any stockholder that has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

Any stockholder may withdraw its demand for appraisal and accept $1.40 per share by delivering to JLM a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $1.40 per share.

A stockholder that elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to JLM Industries, Inc., 8675 Hidden River Parkway, Tampa, FL 33637, Attention: Secretary.

Notice by JLM. Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of JLM who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger. Under the merger agreement, JLM has agreed to give JLMI Holdings and JLMI Acquisition prompt notice of any demands for appraisal of shares of Common Stock received by JLM and the opportunity to participate in all negotiations and proceedings with respect to any such demands.

Within 120 days after the effective time of the merger, any former stockholder of JLM who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder that has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Common Stock held by all such stockholders. JLM is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as JLM has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be less than, equal to or more than the $1.40 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation.”

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

Estimated Fees and Expenses

Estimated fees and expenses to be incurred by JLM in connection with the merger are approximately as follows:

Financing fees and expenses	$0
Financial advisory fees and expenses	145,000.00
Legal, accounting and consulting fees and expenses	557,000.00
SEC filing fees	1,635.57
Proxy solicitation, printing and mailing costs	5,000.00
Miscellaneous expenses	10,000.00

Total	$718,635.57

The merger agreement provides that the fees and expenses in connection with the merger will be paid by the party incurring such expenses. In addition, the Proposed Financing will be used to pay up to $250,000 of additional expenses if the merger is completed. See the discussion under the heading “The Merger Agreement—Termination of the Merger Agreement—Effects of Terminating the Merger Agreement” on pages 60 and 61.

Provisions for Unaffiliated Security Holders

No provision has been made to grant unaffiliated stockholders of JLM access to the corporate files of JLM or any other party to the merger or to obtain counsel or appraisal services at the expense of JLM or any other such party.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Structure of the Merger

At the effective time of the merger, JLMI Acquisition will merge with and into JLM and the separate corporate existence of JLMI Acquisition will end. JLM will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger.

When the Merger Becomes Effective

JLM and JLMI Acquisition will file a certificate of merger with the Secretary of State of the State of Delaware on the second business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied on the closing date), unless JLM and JLMI Acquisition agree to another date in writing. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other later date or time as JLM and JLMI Acquisition agree and specify in the certificate of merger.

Effect of the Merger on the Capital Stock and Stock Options of JLM and JLMI Acquisition

At the effective time of the merger:

•	each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than (1) the shares of Common Stock owned by JLM or any direct or indirect wholly-owned subsidiary of JLM, (2) the shares of Common Stock owned by JLMI Holdings or JLMI Acquisition, including as a result of the contribution by the members of the buyer group of Common Stock to JLMI Holdings in exchange for equity interests in JLMI Holdings, and (3) the shares of Common Stock held by dissenting stockholders) will be converted into the right to receive $1.40 in cash;

•	each share of Common Stock owned by JLM or any direct or indirect wholly-owned subsidiary of JLM will be cancelled and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of Common Stock owned by JLMI Holdings or JLMI Acquisition (including as a result of the contribution by the members of the buyer group of Common Stock in exchange for equity interests of JLMI Holdings) will be cancelled and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of Common Stock owned by a dissenting stockholder will be treated as described under the heading “Dissenters’ Rights” on page 49; and

•	each share of JLMI Acquisition capital stock will be converted into and become one share of Common Stock, as the surviving corporation.

Each option granted to any present or former employee, consultant or director of JLM to acquire Common Stock, which is outstanding immediately prior to the effective time of the merger, will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

•	the number of shares of Common Stock subject to the option, and

•	the excess, if any, of $1.40 over the exercise price per share of the option.

Options with an exercise price per share equal to or greater than $1.40 will be canceled without any payment.

Each warrant issued by JLM or any of JLM’s subsidiaries to acquire Common Stock that is exercisable at an exercise price of $1.40 or less and is outstanding immediately prior to the effective time will be canceled, effective as of the effective time, in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (i) the number of shares of Common Stock subject to such warrant immediately prior to the effective time and (ii) the excess, if any, of the merger consideration over the exercise price per share of such warrant; provided, that in the event that the exercise price per share of any such warrant is equal to or greater than the merger consideration, such warrant shall be canceled without any cash payment being made in connection with such cancellation.

Payment for Common Stock in the Merger

At the effective time of the merger, JLMI Holdings will cause JLM to deposit with a paying agent reasonably acceptable to JLM and having a cash surplus of at least $1,000,000, in trust for the benefit of the holders of Common Stock, warrants and options sufficient cash to pay those holders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of JLM or its transfer agent of certificates representing Common Stock and, if any certificates are presented to JLM for transfer, they will be cancelled against payment of the merger consideration.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail (and make available for collection by hand) to each record holder of Common Stock a letter of transmittal and instructions for use in effecting the surrender of their Common Stock certificates in exchange for $1.40 per share in cash. You should not send in your Common Stock certificates until you receive the letter of transmittal.

If payment is to be made to a person other than the person in whose name the Common Stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the payment fund held by the paying agent that remains undistributed to the stockholders of JLM six months after the effective time of the merger will be repaid to JLM, as the surviving corporation, and any stockholders of JLM who have not properly surrendered their stock certificates will thereafter look, only as general creditors, to JLM for payment of their claim for the amount due to them under the merger agreement.

Dissenters’ Rights

The merger agreement provides that any issued and outstanding shares of Common Stock held by a person who has not voted to adopt the merger agreement and who properly demands appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law will not be converted into a right to receive cash, but will, as of the effective time of the merger, be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the Delaware General Corporation Law. See the discussion under the heading “Special Factors—Rights of Dissenting Stockholders” on page 44 for further information. If, after the effective time of the merger, the holder fails to perfect or withdraws or loses his or her right to appraisal, such shares of Common Stock will be deemed to have been converted, at the effective time of the merger, into the right to receive $1.40 per share in cash, without interest.

Representations and Warranties

JLM has made certain representations and warranties in the merger agreement to JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition, including as to:

•	corporate existence and power;

•	corporate authorization;

•	required consents and approvals and absence of violations;

•	capitalization;

•	subsidiaries;

•	SEC filings;

•	financial statements and the absence of undisclosed liabilities;

•	disclosure documents;

•	absence of certain changes;

•	taxes;

•	employee benefit plans;

•	environmental matters;

•	litigation and compliance with laws;

•	intellectual property;

•	material contracts;

•	indebtedness;

•	real estate;

•	labor relations and employment;

•	insurance;

•	the opinion of the special committee’s financial advisor;

•	finders’ and other fees; and

•	anti-takeover statutes.

Each of JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition has made certain representations and warranties in the merger agreement to JLM, including as to:

•	corporate existence and power;

•	authorization;

•	required consents and approvals and absence of violations;

•	litigation;

•	capitalization;

•	disclosure documents;

•	JLMI Holdings’, JLMI Holding Corp.’s and JLMI Acquisition’s operations;

•	financing commitments; and

•	finders’ and other fees.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to JLM’s Interim Operations

JLM has agreed that until the completion of the merger or earlier termination of the merger agreement, JLM and its subsidiaries will carry on their businesses in the usual, regular and ordinary course of business consistent with past practice and will use reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses will not be impaired in a manner that would have a material adverse effect on JLM at the effective time of the merger. JLM has also agreed that it will, and will cause its subsidiaries to, comply in all material respects with all applicable laws and regulations applicable to their financial statements, accounting practices, corporate governance, businesses and operations.

In addition, JLM has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to completion of the merger, do any of the following without the prior written consent of JLMI Holdings:

•	enter into any new material line of business or incur or commit to any capital expenditures, except for (1) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan previously delivered to JLMI Holdings and approved by JLM’s board of directors for fiscal year 2003 and 2004, (2) additional capital expenditures up to an aggregate amount of $500,000 and (3) other capital expenditures consented to by JLMI Holdings, such consent not to be unreasonably withheld;

•	declare, set aside or pay any dividend or other distribution with respect to any of its capital stock;

•	split, combine or reclassify any of its capital stock;

•	issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	issue, deliver or sell (1) any shares of its capital stock, (2) any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote or (3) any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of capital stock or voting debt;

•	amend its certificate of incorporation, by-laws or other governing documents or any material term of any outstanding security;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any business or otherwise acquire or agree to acquire any assets, stock or operations of another company, other than, among other things, acquisitions of inventory, equipment or raw materials in the ordinary course of business;

•	sell, dispose of, transfer or divest any assets, businesses or divisions, other than, among other things, (1) sales or dispositions of unused or obsolete assets, (2) sales or dispositions of inventory in the ordinary course of business;

•	create, assume or otherwise consensually incur any lien on any asset;

•	relinquish, waive or release any material contractual or other right or claim;

•	settle any material action, suit, claim, investigation or other proceeding;

•	knowingly dispose of or permit to lapse any rights in any material intellectual property;

•	knowingly disclose to any person (other than JLM’s employees, directors and agents) or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the signing of the merger agreement;

•	make any loans, advances (other than business travel advances to officers and prepaid expenses in the ordinary course of business) or capital contributions to, or investments in, any other person or entity;

•	except as contemplated by the senior debt discussed under the heading “The Merger Agreement—Financing Covenants” on page 55, incur or enter into any agreement to incur any “indebtedness” (which includes, among other things, indebtedness for borrowed money, purchase money indebtedness, capital lease obligations, project financing, banker’s acceptances, letters of credit and hedging obligations) or issue or sell any debt securities or warrants or rights to acquire any debt securities, other than, among other things, indebtedness incurred in the ordinary course of business under JLM’s existing credit facilities in an aggregate amount not to exceed the maximum amount authorized under the existing credit facilities at any time outstanding, trade accounts payable in the ordinary course of business and any continuation, extension, refinancing, renewal or replacement of any existing indebtedness other than a refinancing of JLM’s existing credit facilities;

•	pay or commit to pay any severance or termination pay, except as required to be paid pursuant to the terms of an existing employee benefits plan;

•	enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee;

•	increase or commit to increase any employee benefits payable to any director, officer or employee (including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments) except, in the case of employees other than officers and directors, in the ordinary course of business or as required by an existing employee benefits plan or any collective bargaining agreement;

•	adopt or commit to adopt any additional employee benefits plan;

•	make any contribution to any employee benefits plan, other than regularly scheduled contributions and contributions required pursuant to the terms of any employee benefits plan;

•	amend or extend or commit to amend or extend any employee benefits plan in any material respect;

•	change in any material respect its methods of accounting or accounting practice as in effect at April 1, 2003, except for any such change as required by reason of a change in SEC guidelines or generally accepted accounting principles;

•	change its fiscal year;

•	make or rescind any material tax election or settle or compromise any audit, examination, litigation, proceeding or matter in controversy relating to taxes;

•	make any change to its method of reporting income, deductions or other tax items;

•	enter into any contracts, agreements or arrangements that limit or restrain JLM or that would, after the effective time of the merger, limit or restrict JLMI Holdings or JLM from engaging or competing in any business or in any geographic area or location;

•	alter the corporate structure or ownership of JLM or any of its subsidiaries; or

•	agree, authorize or enter into any commitment to take any of the foregoing actions.

No Solicitation of Competing Proposals

The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, JLM will not, and JLM will direct its officers, directors, affiliates, advisors, representatives or other agents not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) the making or submission of an offer or proposal which would constitute a third party Acquisition Proposal;

•	participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to JLM or afford access to JLM’s properties, books or records to, any person that has made an Acquisition Proposal or to any person in contemplation of an Acquisition Proposal; or

•	accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than customary confidentiality and standstill agreements) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring JLM to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

However, the merger agreement does not prohibit JLM from participating or engaging in discussions or negotiations with, or disclosing non-public information or data relating to JLM (or affording access to JLM’s properties, books or records) to any person that has made an Acquisition Proposal (or to any person in contemplation of an Acquisition Proposal) in the event that:

•	JLM has received from a third party an unsolicited bona fide written Acquisition Proposal or an unsolicited bona fide written inquiry relating to a potential Acquisition Proposal; and

•	the special committee determines in good faith, after consultation with its independent financial and legal advisors, that failure to take such action could reasonably be considered to be, or expected to result in, a breach of the fiduciary duty of the board of directors of JLM under applicable law.

In such a case, the merger agreement requires JLM to (1) provide notice to JLMI Holdings of the identity of the person making such Acquisition Proposal and its material terms and conditions prior to or promptly after commencing any such actions, (2) not disclose any information to such person without entering into a customary confidentiality and standstill agreement and (3) promptly provide to JLMI Holdings and JLMI Acquisition any non-public information concerning JLM provided to such other person. In addition, JLM would be required to keep JLMI Holdings and JLMI Acquisition generally informed of the status of and material developments respecting any Acquisition Proposal reasonably likely to result in a Superior Proposal (including the identity of the parties and price involved).

JLM will be permitted to keep any other person who has made such Acquisition Proposal generally informed of the status and material developments respecting any material amendments to the merger agreement. In addition, nothing in the merger agreement will prohibit JLM and the board directors of JLM from taking and disclosing to JLM’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act.

For purposes of the merger agreement, the term “Acquisition Proposal” means any bona fide offer or proposal regarding:

•	a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving JLM or any of its material subsidiaries;

•	the acquisition or purchase of 50% or more of any class of equity securities of JLM or any of its material subsidiaries; or

•	any tender offer (including self-tenders) or exchange offer or stock purchase that if completed would result in any person beneficially owning 50% or more of any class of equity securities of JLM or any of its material subsidiaries, or a substantial portion of the assets of JLM.

For purposes of the merger agreement, the term “Superior Proposal” means a proposal:

•	made by a third party to enter into:

(1)  a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving JLM as a result of which either (a) JLM’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or its ultimate parent entity) or (b) the individuals comprising the board of directors of JLM prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the transaction;

(2)  a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of JLM, in a single transaction or a series of related transactions; or

(3)  the acquisition, directly or indirectly, by a person or entity of beneficial ownership of 50% or more of the Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is

•	otherwise on terms which the special committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel):

(1)  would, if consummated, result in a transaction that is more favorable to JLM’s stockholders (other than the buyer group) in their capacities as stockholders, from a financial point of view, than the transactions contemplated by the merger agreement,

(2)  is with a person or entity that has, or is reasonably likely to obtain, the necessary funds to consummate the proposed transaction, and

(3)  is capable of being, and is reasonably likely to be, completed without unreasonable delay.

Financing Covenants

The merger agreement provides that:

•	JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will have previously delivered to JLM a fully executed commitment letter from Phoenix or its members or affiliates and accepted by JLM, providing the detailed terms and conditions upon which Phoenix or such other lender has committed to provide senior subordinated debt financing required in connection with the merger;

•	the financing contemplated is sufficient to pay the aggregate merger consideration, and pay all fees and expenses to be paid by JLMI Holdings, JLMI Holding Corp., JLMI Acquisition, JLM or any of their respective affiliates related to the transactions contemplated in the merger agreement;

•	the financing letter relating to the financing is in full force and effect as of the date of the merger agreement;

•	the obligation to fund the commitment under the financing letter is not subject to any condition other than as set forth in the financing letter;

•	JLM is not aware of any fact or occurrence as of the date of the merger agreement that makes any of the assumptions or statements set forth in the financing letter inaccurate or that causes the financing letter to be ineffective with respect to JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition or the merger or that precludes or that is reasonably likely to preclude the satisfaction of the conditions set forth in the financing letter;

•	Phoenix will be entitled to receive a financing fee, payable in cash, equal to two percent (2%) of the principal amount of the Financing committed and funded by third party lenders; and

•	all commitment and other fees, including such financing fee, required to be paid under the financing letter on or prior to the date have been paid.

Indemnification and Insurance of JLM Directors and Officers

The merger agreement provides that:

•	all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including all rights to advancement of expenses) existing on the date of the merger agreement in favor of directors and officers of JLM under JLM’s charter or by-laws or in any indemnification agreement provided or made available to JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any directors or officers; and

•	for three years after the effective time of the merger, JLM will provide officers’ and directors’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering each person covered at or prior to the effective time by JLM’s officers’ and directors’ liability insurance policy on terms no less favorable than those of such policy in effect on the date of the merger agreement (although JLM will not be required to expend more than an amount per year equal to 200% of the current annual premiums paid by JLM for such insurance to maintain or procure such insurance coverage).

Employee Matters

The merger agreement provides that:

•	for a period of at least one year following the closing of the merger, JLM, as the surviving corporation, will provide all persons who are JLM employees at the closing of the merger, while employed by JLM, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such persons as of the date of the merger agreement (other than modifications to medical benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation);

•	JLM will continue to provide and recognize all accrued but unused vacation as of the closing of the merger; and

•	any pre-existing condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by JLM after the closing of the merger will be waived for persons employed by JLM at the closing of the merger, and persons employed by JLM at the closing of the merger will be credited with service for all purposes under such newly established plans.

Other Agreements

The merger agreement provides that:

•	JLM will duly call and hold a special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action upon the merger agreement and the merger;

•	the board of directors of JLM must recommend approval of the merger agreement and the merger by JLM’s stockholders (although the board of directors of JLM may determine not to make or may determine to withdraw, modify or change such recommendation if the special committee determines in good faith, after consultation with its independent legal and financial advisors, that JLM has received a Superior Proposal and the failure to take that action could reasonably be expected to result in a breach of the fiduciary duties of the board of directors of JLM);

•	upon reasonable advance notice, JLM must:

(1)  give JLMI Holdings, JLMI Holding Corp., and JLMI Acquisition, their potential financing sources and their counsel, financial advisors, affiliates, auditors and other authorized representatives reasonable access during normal business hours to JLM’s offices, properties, books and records,

(2)  furnish to the representatives of JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition such financial and operating data and other information relating to JLM and its operations as they may reasonably request, and

(3)  instruct its employees, counsel and financial advisors to cooperate with JLMI Holdings and JLMI Acquisition in their investigation of JLM’s business;

•	upon the terms and subject to the conditions of the merger agreement, JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will each use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to complete the merger;

•	JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will cooperate with one another:

(1)  in determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts of JLM, in connection with the completion of the merger, and

(2)  in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing any required information and seeking timely to obtain any such actions, consents, approvals or waivers;

•	JLM will, and each of JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission forms required under the Hart-Scott-Rodino Act and, subject to certain limitations, to use its commercially reasonable efforts to take or cause to be taken all actions necessary to obtain any clearance, waiver, approval or authorization relating to the Hart-Scott-Rodino Act that is necessary to complete the merger;

•	neither JLM, JLMI Holdings, JLMI Holding Corp., JLMI Acquisition nor any of their affiliates will issue any press release or public announcement regarding the merger without the prior approval of the other parties, except to the extent required by law or any national securities exchange and after reasonable prior notice to the other parties;

•	JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will each act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

•	until the effective time of the merger, JLM will promptly notify JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition of:

(1)  any notice from any person alleging that its consent is or may be required in connection with the merger,

(2)  any notice from any governmental entity in connection with the merger, and

(3)  any action, suit, charge or complaint commenced or, to JLM’s knowledge, threatened against JLM which is material to JLM or which relates to the completion of the merger;

•	JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will promptly notify each other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure of any closing condition described under the heading “The Merger Agreement—Conditions to the Merger” on page 57;

•	JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition will use their commercially reasonable efforts to obtain the financing as set forth in the merger agreement; provided that, JLMI Holdings and

JLMI Acquisition will be entitled to obtain, in their sole discretion, substitute debt financing with one or more other nationally or regionally recognized financial institutions if such substitute financing would not reasonably be expected to delay the consummation of the merger past March 31, 2004;

•	JLMI Holdings will provide prompt written notice to JLM of Phoenix’s refusal or stated intent to refuse to provide the financing described in the merger agreement and in any such event, JLMI Holdings will use its commercially reasonable efforts to find substitute financing for such financing as promptly as possible; provided that any such substitute financing shall be on terms and conditions substantially similar to the terms and conditions of the financing so substituted; and

•	JLM will use reasonable best efforts to obtain specified third party consents.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement and the merger by the stockholders of JLM;

•	any applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all governmental entities required of JLMI Holdings, JLMI Holding Corp., JLMI Acquisition, JLM or any of their respective affiliates in connection with the merger shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, have a material adverse effect on JLM, JLMI Holdings or JLMI Acquisition; and

•	no judgment, injunction, order, decree, statute, law, rule or regulation shall prohibit the merger.

Additional Closing Conditions for JLM

JLM’s obligation to complete the merger is subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition contained in the merger agreement shall be true and correct in all respects when made and as of the closing of the merger as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), without giving effect to any qualifications contained in such representations and warranties, except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have a material adverse effect on JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition;

•	JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the closing of the merger;

•	JLM shall have received certificates signed by an executive officer of each of JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition to the effect that the conditions described in the two prior bullet points have been satisfied;

•	the aggregate merger consideration and other amounts required to be deposited pursuant to the merger agreement shall have been deposited by JLMI Holdings as contemplated by the merger agreement;

•	JLM shall have received the written consent of JLM’s existing lenders, consenting to the financing described in the merger agreement (or other financing having terms and conditions substantially equivalent thereto) in form and substance reasonably satisfactory to JLMI Holdings and JLMI Acquisition; and

•	no suit, action or proceeding by any governmental entity seeking to enjoin the merger shall have been commenced (and be pending) against JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition, JLM or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (1) to prevent or restrain the merger in a manner which would have a material adverse effect on JLM, JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition, (2) material damages in connection with the transactions contemplated by the merger agreement which would have a material adverse effect on JLM, JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition, (3) any other remedy in connection with the transactions contemplated hereby which would have a material adverse effect on JLM, JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition, or (4) to impose material liability on any of the foregoing persons in connection with the merger (we refer to each of these clauses (1) to (4) as a “Material Adverse Consequence”).

Additional Closing Conditions for JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition

JLMI Holdings’, JLMI Holding Corp. and JLMI Acquisition’s obligations to complete the merger are subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of JLM in the merger agreement shall be true and correct in all respects when made and as of the closing of the merger as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), without giving effect to any qualifications contained in such representations and warranties, except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have a material adverse effect on JLM;

•	JLM shall have performed in all material respects each of its agreements and covenants in the merger agreement that are required to be performed by it at or prior to the closing of the merger;

•	JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition shall have received certificates signed by an executive officer of JLM to the effect that the conditions described in the two prior bullet points have been satisfied or waived;

•	no suit, action or proceeding by any governmental entity shall have been commenced (and be pending) against JLMI Holdings or JLMI Acquisition, JLM or any of their affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking a Material Adverse Consequence (as defined above on this page 58);

•	JLM shall have received (and delivered copies to JLMI Holdings and JLMI Acquisition of) the written consent of JLM’s existing lenders (other than The Philip S. Sassower 1996 Charitable Remainder Annuity Trust or any other lender, the indebtedness of which has been paid off at or prior to the closing or the consent of which is not required pursuant to the terms and conditions of the loan documentation evidencing its indebtedness), consenting to the financing described in the merger agreement (or other financing having terms and conditions substantially equivalent thereto), in form and substance reasonably satisfactory to JLMI Holdings and JLMI Acquisition;

•	JLM shall have received and delivered to JLMI Holdings and JLMI Acquisition valid resignations, effective as of immediately following the effective time of the merger, of each member of JLM’s board other than John L. Macdonald;

•	holders of no more than 15% of the issued and outstanding shares of Common Stock as of the effective time of the merger shall have exercised their dissenters’ rights;

•	as of the closing date, JLM and its subsidiaries shall have Consolidated Domestic Working Capital (as defined below) of not less than negative $9.0 million;

•	as of the closing date, JLM and its subsidiaries shall have funds available to be drawn under the revolving credit facility, dated June 28, 2001, by and between JLM and Congress Financial Corporation, of not less than $0.5 million after giving effect to all required reserves and holdbacks under such facility, including $1.0 million of required minimum available funds;

•	as of the closing date, JLM’s Domestic Indebtedness (as defined below) shall not exceed $5.75 million, excluding indebtedness outstanding under the Congress Financial Corporation revolving credit facility described above, indebtedness outstanding under the trade credit facility established by JLM with RZB Finance, and up to $1.5 million of insurance finance obligations. However, in the case of indebtedness outstanding under the revolving credit facility and/or the trade credit facility, such indebtedness will be excluded from Domestic Indebtedness only to the extent that such indebtedness is then fully collateralized in accordance with the agreements governing such facilities (without giving effect to any potential consents or waivers);

•	as of the closing date, the Consolidated Net Worth (as defined below) of JLM and its subsidiaries, on a consolidated basis, shall be at least $10.5 million;

•	after giving effect to all waivers or consents of the applicable lender, JLM shall be in material compliance with all covenants and agreements under the Congress Financial Corporation revolving credit facility described above and under the loan agreement dated June 28, 2001 by and between JLM and GATX Capital Corporation, and there shall not then be existing any default or event of default (or event or condition, the occurrence or existence of which, with notice or lapse of time, would constitute a default or event of default) under the revolving credit facility or the GATX Capital Corporation loan agreement; and

•	the employment agreement between Mr. Macdonald and JLM shall not have been terminated by either party thereto, shall be in full force and effect and no “Disability” (as defined in the employment agreement) shall have occurred and be continuing, and no physical or mental illness shall then be in effect with respect to Mr. Macdonald, which illness, had it been in effect for the preceding six months, would constitute a “Disability” under such employment agreement.

For purposes of the merger agreement, Consolidated Domestic Working Capital means total current assets, as determined in accordance with GAAP, minus total current liabilities, as determined in accordance with GAAP, calculated on a consolidated basis and in accordance with GAAP, with the following adjustments, without duplication:

•	funds available to be drawn under the Congress Revolving Credit Facility, after giving effect to all required reserves and holdbacks under the Congress Revolving Credit Facility, will be included;

•	current assets and current liabilities will be determined in accordance with GAAP, except that current assets and current liabilities of JLM’s non-US subsidiaries and affiliates will be excluded and current liabilities will not include any mortgage debt outstanding under JLM’s credit agreement entered into with SouthTrust Bank;

•	amounts due to JLM or any of JLM’s US subsidiaries from any of JLM’s foreign subsidiaries and equity in any of JLM’s foreign subsidiaries, will excluded from the current assets of JLM and/or any of JLM’s US subsidiaries; and

•	amounts due to JLM or any of JLM’s US subsidiaries from any of JLM’s foreign subsidiaries and equity in any of JLM’s foreign subsidiaries, will be excluded from the current liabilities of JLM and/or any of JLM’s US subsidiaries.

For purposes of the merger agreement, Domestic Indebtedness means, without duplication

•	any indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations of JLM and its subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured;

•	any purchase money indebtedness of JLM and its subsidiaries for purchases of property or assets;

•	any lease obligations of JLM and its subsidiaries under leases which are capital leases in accordance with GAAP;

•	any financing of JLM and its subsidiaries effected through “special purpose entities” and any synthetic leases and project financing;

•	any obligations of JLM and its subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables or for the benefit of the administrator of any JLM self-insured workers compensation program);

•	any liability of JLM or its subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations;

•	the obligations pursuant to any class of preferred stock (other than Company Preferred Stock) and any dividends accrued thereon;

•	any foregoing indebtedness of any Person or entity other than JLM which is either guaranteed by, or secured by any lien upon any property or assets owned by JLM or any of its subsidiaries;

•	any prepayment penalties resulting from the discharge of any of the foregoing obligations which are or will be actually prepaid pursuant to a pre-existing contractual arrangement as a result of the transactions contemplated by the merger agreement; excluding ordinary course trade payables and accrued expenses (other than interest); and

•	indebtedness that will become due or owing as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement.

Excluded from the definition of Domestic Indebtedness is the indebtedness of any of JLM’s foreign subsidiaries.

For purposes of the merger agreement, “Consolidated Net Worth” means stockholders equity as reflected on the most recent consolidated balance sheet of JLM and its subsidiaries.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

The merger agreement provides that JLMI Holdings, JLMI Holding Corp., JLMI Acquisition and JLM may mutually agree to terminate the merger agreement at any time. In addition, either JLMI Holdings, JLMI Holding Corp., JLMI Acquisition or JLM may terminate the merger agreement at any time if:

•	the merger shall not have occurred on or before March 31, 2004 (but no party may terminate the merger agreement on this basis if its failure to fulfill any obligation or other breach under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before March 31, 2004);

•	any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

•	the approval by JLM stockholders required for the completion of the merger shall not have been obtained at the special meeting.

Circumstances Under Which JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition May Terminate the Merger Agreement

JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition may also terminate the merger agreement at any time if:

•	the board of directors of JLM prior to a vote of the stockholders approving the merger agreement and the merger, shall have (1) publicly approved or recommended an Acquisition Proposal (as defined on page 53) or resolved to take, or publicly announced an intention to take, any such action, (2) within 20 business days of any public disclosure of an Acquisition Proposal, failed to recommend against or reject an Acquisition Proposal (other than a tender or exchange offer covered under clause (3) below) or (3) publicly recommended acceptance of (or indicated or publicly announced that it is unable to take a position, will remain neutral or express no opinion with respect to) or, within 18 business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of Common Stock or resolved to take, or publicly announced an intention to take, any such action;

•	the board of directors of JLM shall have determined not to make or shall have determined to withdraw, modify or change its recommendation that JLM’s stockholders approve the merger agreement and the merger, or the board of directors of JLM shall have determined not to solicit proxies; or

•	there is a breach by JLM of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under the heading “Conditions to the Merger—Additional Closing Conditions for JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition” on page 58 and which has not been cured (or is not capable of being cured) on or prior to March 31, 2004.

Circumstances Under Which JLM May Terminate the Merger Agreement

JLM may also terminate the merger agreement at any time:

•	if there is a breach by JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition of any representation, warranty, covenant or agreement in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under the heading “Conditions to the Merger—Additional Closing Conditions for JLM” on page 57 and which has not been cured (or is not capable of being cured) on or prior to March 31, 2004;

•	in order to recommend, approve or accept a Superior Proposal (provided that JLM has complied in all material respects with the provisions described under the heading “The Merger Agreement—No Solicitation of Competing Proposals” on page 53); or

•	if JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition fail to obtain and/or provide the financing contemplated by the merger agreement.

Effects of Terminating the Merger Agreement

In the event of termination of the merger agreement by any of JLM, JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition as described above:

•	the merger agreement will become void and there will be no liability or obligation on the part of JLM, JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition or their respective officers or directors, except as described under the heading “Fees and Expenses” below; and

•	each party’s sole remedy will be to receive the amounts provided for under the heading “Fees and Expenses” below as agreed and liquidated damages and none of JLM, JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition will have any further liability to any other party to the merger agreement.

Fees and Expenses

Pursuant to the merger agreement, JLM has agreed to reimburse JLMI Holdings (or its designees) for all documented out-of-pocket fees and expenses, including fees and expenses of outside financial advisors, legal counsel and accountants, not to exceed $250,000 in the aggregate, reasonably incurred by JLMI Holdings and its affiliates in connection with the transactions contemplated by the merger agreement if the merger agreement is terminated:

•	by JLM:

•	because the approval by JLM stockholders required for the completion of the merger has not been obtained at the special meeting; or

•	in order to recommend, approve or accept a Superior Proposal (provided that JLM has complied in all material respects with the non-solicitation provisions of the merger agreement).

•	by JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition because:

•	the approval by JLM stockholders required for the completion of the merger has not been obtained at the special meeting;

•	the board of directors of JLM prior to a vote of the stockholders approving the merger agreement and the merger, shall have (1) publicly approved or recommended an Acquisition Proposal or resolved to take, or publicly announced an intention to take, any such action, (2) within 20 business days of any public disclosure of an Acquisition Proposal, failed to recommend against or reject an Acquisition Proposal (other than a tender or exchange offer covered under clause (3) below) or (3) publicly recommended acceptance of (or indicated or publicly announced that it is unable to take a position, will remain neutral or express no opinion with respect to) or, within 18 business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of Common Stock or resolved to take, or publicly announced an intention to take, any such action;

•	the board of directors of JLM shall have determined not to make or shall have determined to withdraw, modify or change its recommendation that JLM’s stockholders approve the merger agreement and the merger, or the board of directors of JLM shall have determined not to solicit proxies as contemplated by the merger agreement; or

•	there is a breach by JLM of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition to the merger and which has not been cured (or is not capable of being cured) on or prior to the termination date of the merger on March 31, 2004.

If the merger agreement is terminated under the foregoing circumstances, no amount will be payable for or with respect to any commitment or financing fee (or similar amount) paid with respect to the financing to a person other than JLM, JLMI Holding Corp. or JLMI Acquisition or their respective affiliates.

JLM has also agreed to pay to JLMI Holdings (or its designees) the sum of $385,000 and to reimburse JLMI Holdings (or its designees) for any third party financing fee and all expenses (regardless of the limitation on the reimbursement of expenses described above) if the merger agreement is terminated:

•	by JLM in order to recommend, approve or accept a Superior Proposal; or

•	by JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition because:

•

the board of directors of JLM, prior to a vote of the stockholders approving the merger agreement and the merger, shall have (1) publicly approved or recommended an Acquisition Proposal or resolved to take, or publicly announced an intention to take, any such action, (2) within 20 business days of any public disclosure of an Acquisition Proposal, failed to recommend against or reject an

Acquisition Proposal (other than a tender or exchange offer covered under clause (3) below) or (3) publicly recommended acceptance of (or indicated or publicly announced that it is unable to take a position, will remain neutral or express no opinion with respect to) or, within 18 business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of Common Stock or resolved to take, or publicly announced an intention to take, any such action; or

•	the board of directors of JLM shall have determined not to make or shall have determined to withdraw, modify or change its recommendation that JLM’s stockholders approve the merger agreement and the merger, or the board of directors of JLM shall have determined not to solicit proxies as contemplated by the merger agreement;

provided that (i) on or before the date of any such termination, an Acquisition Proposal with respect to JLM shall have been publicly announced or disclosed or otherwise communicated to the special committee or the board of directors of JLM and (ii) on or before, or within fifteen months after the date of any such termination, JLM or a third party consummates a transaction that would qualify as an Acquisition Proposal.

JLMI Holdings has agreed to reimburse JLM (or its designees) for all expenses, not to exceed $250,000 in the aggregate, reasonably incurred by JLM and its affiliates in connection with the transactions contemplated by the merger agreement if:

•	Mr. Macdonald voluntarily terminates his employment with JLM on or prior to the closing date of the merger such that the closing condition relating to his continued employment with JLM cannot be satisfied and the merger is not consummated; or

•	the merger agreement is terminated by JLM because:

•	there is a breach by JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition of any representation, warranty, covenant or agreement in the merger agreement that would give rise to a failure of a condition to the merger and which has not been cured (or is not capable of being cured) on or prior to March 31, 2004; or

•	JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition has failed to obtain and/or provide the financing contemplated by the merger agreement.

Except as described above or otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Modification or Amendment of the Merger Agreement

Any provision of the merger agreement may be amended, modified or waived by JLM, JLMI Holdings, JLMI Holding Corp. or JLMI Acquisition, acting through their respective boards of directors or board of managers as the case may be, prior to the closing of the merger. However, no such amendment, modification or waiver by JLM will be effective unless it is authorized by the special committee and, after the approval of the merger agreement and the merger by JLM’s stockholders, there shall not be made any amendment that (i) affects that nature of the merger consideration per share or the manner or timing of the payment thereof, (ii) affects the nature or amount of any fee or expense required to be paid as described under the heading “Fees and Expenses” above or (iii) by law requires the further approval by such stockholders, in each case, without such further approval by the stockholders of JLM.

THE SPECIAL MEETING

Purpose, Time and Place

This proxy statement is furnished to you in connection with the solicitation of proxies by the board of directors of JLM for the special meeting of stockholders to be held at 11:00 a.m., Tampa time, on March 16, 2004, at Hilton Garden Inn—Tampa North, 600 Tampa Oaks Blvd., Tampa Terrace, FL 33637, and any adjournment or postponement thereof.

At the special meeting, the stockholders of JLM will consider and vote upon a proposal to approve and adopt the merger agreement and the merger. The stockholders also will be asked to consider and vote upon such other business as may properly come before the special meeting.

The special committee has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, JLM and its stockholders (other than the buyer group) and recommended the merger agreement and the merger to the full membership of the board of directors of JLM. Based on the recommendation of the special committee, the board of directors of JLM has determined that the merger agreement and the merger are fair to, and in the best interests of, JLM and its stockholders, and recommended that the stockholders approve and adopt the merger agreement and the merger. See “Special Factors—Recommendation of the Special Committee and Reasons for the Merger” on page 20.

Record Date; Voting Rights

The board of directors of JLM has fixed the close of business on February 12, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only the record holders of Common Stock on that date are entitled to vote at the special meeting. On the record date, there were 9,773,154 shares of Common Stock outstanding and entitled to vote at the special meeting, which were held by approximately 116 stockholders of record. Each such share entitles the holder thereof to one vote.

Quorum; Required Vote

The holders of a majority of the outstanding shares of Common Stock entitled to vote must be present in person or represented by proxy at the JLM special meeting in order for a quorum to be present and for business to be conducted. JLM intends to count shares of Common Stock whose holders are present in person at the special meeting but not voting, and shares of Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the JLM special meeting for purposes of determining whether a quorum exists for the transaction of business. Without specific instructions from their customers, brokers holding shares of Common Stock in nominee or “street” name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted at the special meeting. Shares of Common Stock represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes.

Under applicable Delaware law, the approval and adoption of the merger agreement by the stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date. In addition to the vote required by Delaware law, however, the merger agreement also requires the affirmative vote of a majority of those stockholders of JLM who are not affiliated with the buyer group and who appear in person or by proxy and vote at the special meeting.

In determining whether the merger agreement has received the requisite number of affirmative votes to be approved under Delaware law, abstentions and broker non-votes will have the effect of a vote against the merger agreement. In determining whether the merger agreement has received the requisite number of affirmative votes to be approved by a majority of the disinterested JLM stockholders who appear in person or by proxy and vote on the proposal at the special meeting, abstentions and broker non-votes will not count as a vote for or against the merger agreement. Accordingly, the board of directors of JLM urges the JLM stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

At January 31, 2004 approximately 9,773,154 shares of Common Stock were outstanding, of which approximately 5,264,669 shares (54%) were held by stockholders other than the buyer group and approximately 4,508,485 shares (46%) were beneficially owned by the buyer group. If the merger is completed, those stockholders who are not members of the buyer group will receive approximately $7,370,536.60 in cash for their shares. The merger agreement also provides that approximately 508,485 shares of Common Stock currently held by Mr. Macdonald will be acquired in the transaction for $1.40 cash per share for an aggregate amount of approximately $711,879.

Proxies; Solicitation

All shares represented by properly executed proxies for Common Stock that are received in time for the special meeting and which have not been revoked will be voted in accordance with the instructions indicated in such proxies. Proxies which do not contain voting instructions will be voted in favor of the approval and adoption of the merger agreement. In addition, the persons designated in such proxies will have the discretion to vote on matters incident to the conduct of the special meeting. If JLM proposes to adjourn the special meeting, the persons named in the proxy card will vote all shares for which they have authority (other than those that have been voted against the approval and adoption of the merger agreement) in favor of such adjournment.

The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke a previously submitted proxy at any time before it is voted by either (1) delivering written notice of revocation to Secretary, JLM Industries, Inc., 675 Hidden River Parkway, Tampa, FL 33637, (2) executing and delivering a subsequently dated proxy that is received prior to the meeting or (3) voting your shares in person at the meeting. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

JLM will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of JLM may solicit proxies from JLM stockholders by telephone or telegram, or in person, but will receive no additional compensation for these services. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and JLM will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the solicitation.

INFORMATION CONCERNING JLM

JLM is a Delaware corporation that is a leading global marketer and distributor of performance chemicals, olefins, and specialty plastics. JLM is one of the largest chemical distributors in North America and a manufacturer and merchant marketer of phenol and acetone. JLM maintains long-term supplier relationships with many global chemical companies and manufactures phenol and acetone at its phenol plant in Blue Island, IL.

A detailed description of JLM’s businesses is contained in its Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this proxy statement. See “Additional Information—Where You Can Find More Information” on page 71.

The mailing address and telephone number of the principal executive offices of JLM is 8675 Hidden River Parkway, Tampa, FL 33637, (813-632-3300).

JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition

JLMI Holdings is a limited liability company formed under the laws of the state of Delaware and is controlled by Mr. Macdonald and Phoenix and/or their affiliates. It was established solely for the purpose of acquiring and holding JLM. At the closing of the merger, all of the outstanding equity interests of JLMI Holdings will be owned by Mr. Macdonald and Phoenix and/or such affiliates. The business address and telephone number of JLMI Holdings are: c/o Phoenix Enterprises LLC, 135 East 57th Street, 12th Floor, New York, NY 10022, (212-759-1909).

JLMI Holding Corp. is a corporation formed under the laws of the state of Delaware and is controlled by JLMI Holdings. It was established solely for the purpose of obtaining the Proposed Financing for the merger and acquiring shares of JLM in connection with the merger. JLMI Holding Corp. will be wholly-owned by JLMI Holdings. The business address and telephone number of JLMI Holding Corp. are identical to the business address and telephone number of JLMI Holdings.

JLMI Acquisition is a corporation formed under the laws of the state of Delaware and is a wholly-owned subsidiary of JLMI Holdings. It was established solely for the purpose of merging with and into JLM. The business address and telephone number of JLMI Acquisition are identical to the business address and telephone number of JLMI Holdings.

Set forth below are the names of each director and executive officer of JLMI Holding Corp. and JLMI Acquisition. Each such person is a citizen of the United States, and has held his present position as set forth below since JLMI Holding Corp.’s and JLMI Acquisition’s incorporation. The business address and telephone number of each such person is: c/o Phoenix Enterprises LLC, 135 East 57th Street, 12th Floor, New York, NY 10022, (212-759-1909).

Name	Present Principal Position
John L. Macdonald	President, Secretary and Director
Philip S. Sassower	Vice President, Treasurer and Director

Set forth below are the names of each member of the board of managers of JLMI Holdings. Each such person is a citizen of the United States, and has held his present position as set forth below since JLMI Holdings’ organization. The business address and telephone number of each such person is: c/o Phoenix Enterprises LLC, 135 East 57th Street, 12th Floor, New York, NY 10022, (212-759-1909).

Name	Present Principal Position
John L. Macdonald	Member of board of managers
Philip S. Sassower	Member of board of managers

John L. Macdonald

Mr. Macdonald founded JLM in April 1986, and has served as its President and Chief Executive Officer and as the Chairman of its board of directors throughout its history. Mr. Macdonald also co-founded Gill and Duffus Chemical, Inc., in 1978 and served as its President and Chief Executive Officer until the conclusion of a leveraged buyout in 1983, in which Gill and Duffus Chemical, Inc., merged with the Steuber JLM, Inc. From 1983 to 1986 Mr. Macdonald served as President of the Steuber Company, Inc. Mr. Macdonald received a B.A. from Colorado College and has more than 29 years experience in the chemical industry.

Philip S. Sassower

Mr. Sassower served as a director of JLM from June 2001 until May 29, 2003, when he resigned from the board of directors. Mr. Sassower has been the Chief Executive Officer of Phoenix Enterprises LLC, since its formation in 1996. Phoenix Enterprises is a company that assists in restructuring and providing long-term capital to business enterprises. Mr. Sassower was Chairman of the Board of Communication Intelligence Corporation, a manufacturer of biometric electronic signature verification and a leading supplier of natural input software solutions, from 1998 to February 2002. Mr. Sassower was Chairman of Newpark Resources, Inc., an oil field and environmental services company, from 1987 to 1996. Since 1993, he has been the CEO of BP Acquisition LLC and the individual General Partner or President of the corporate general partner of BP Restaurants L.P. In July 1998, BP Acquisition LLC and BP Restaurants L.P. filed petitions under Chapter 11 of the United States Bankruptcy Code and in July 1999 the petitions were dismissed. Since 1997, Mr. Sassower has been a director or SeaRex, Inc., a developer and operator of lift boats used for drilling in offshore waters, and since 1999, has served as a director of SeaRex Energy Services, Inc., the parent of Sea Rex, Inc. In January 2000, SeaRex, Inc. and SeaRex Energy Services, Inc. filed petitions under Chapter 11 of the United States Bankruptcy Code. After the filing of these petitions, Mr. Sassower became Chairman of the Board and CEO of each of these entities. The petitions were thereafter converted to Chapter 7. Mr. Sassower received a B.S. in Accounting, Magna Cum Laude, from Queens College in 1961. He received his LLB, Cum Laude, from Harvard Law School in 1964.

MARKET PRICES AND DIVIDEND INFORMATION

Common Stock is listed on the Nasdaq Stock Market, trading under the symbol “JLMI.” The table below sets forth, for the periods and dates indicated, the range of high and low per share sales prices for JLM’s Common Stock as reported in the consolidated transaction reporting system.

	High	Low
Fiscal Year Ending December 31, 2001
First quarter	$3.00	$1.25
Second quarter	3.52	1.17
Third quarter	3.50	1.50
Fourth quarter	3.13	1.39

Fiscal Year Ending December 31, 2002
First quarter	$2.00	$1.12
Second quarter	1.92	1.30
Third quarter	1.55	0.30
Fourth quarter	1.45	0.82

Fiscal Year Ending December 31, 2003
First quarter	$1.13	$0.78
Second quarter	1.35	0.62
Third quarter	1.43	1.18
Fourth quarter	1.38	1.21

The closing prices of Common Stock on October 30, 2003 (the last trading day before JLM announced the execution of the merger agreement) and February 9, 2004 (the most recent practicable day before the date of this proxy statement) were $1.29 and $1.36, respectively.

To date, JLM has not paid cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. JLM currently intends to retain future earnings, if any, for future operations and expansion of the company’s business. Any determination to pay dividends in the future will be at the discretion of JLM’s board of directors and will be dependent upon JLM’s results of operations, financial restrictions, restrictions imposed by applicable law and other factors deemed relevant by the board of directors. Furthermore, JLM and its subsidiaries are restricted from paying dividends under certain credit agreements to which they are a party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Common Stock as of December 31, 2003 by (1) each stockholder known by JLM to own beneficially five percent or more of the outstanding shares of Common Stock, (2) each director of JLM, (3) each “named executive officer” of JLM and (4) all directors and executive officers of JLM as a group. As December 31, 2003, there were 9,773,154 shares of Common Stock outstanding. To the knowledge of JLM, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated in a footnote, the business address of each person is JLM’s corporate address.

Name and Address of Beneficial Owner	Number of Shares of JLM Common Stock Beneficially Owned(1)		Percent of Class
John L. Macdonald	3,999,442	(2)	40.8%
Maxwell Stolzberg, as Trustee of an Irrevocable Trust	2,429,608	(2)	24.9%
Philip S. Sassower	651,251	(3)	6.8%
Walter M. Tarpley	62,500	(4)	*
Michael Molina	73,500	(4)	*
Linda Sato	41,752	(4)	*
Sean D. Macdonald	23,768	(4)	*
A. Gordon Tunstall	13,830	(5)	*
Jerry A. Weinstein	12,500	(5)	*
Vincent J. Naimoli	10,000	(5)	*
All Directors and Executive Officers as a Group (9 persons)	4,925,743		47.9%
5% Stockholders	1,349,000	(2)(6)	13.8%

*	Less than one percent ownership

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares to which a person has or shares voting power and/or investment power and any shares as of a given date which such persons has the right to acquire within 60 days after such date. Except as otherwise indicated, all shares are held of record with sole voting and investment power.

(2)	Of the shares shown for Mr. Macdonald and Mr. Stolzberg, as Trustee, 2,429,608 shares are held of record by an Irrevocable Trust of which Mr. Stolzberg is Trustee and Mr. Macdonald is the grantor and sole beneficiary. Under terms of the Irrevocable Trust, Mr. Stolzberg, as Trustee, has the full and exclusive right and power to vote and dispose of all shares of the Common Stock held by the Irrevocable Trust. However, as a result of Mr. Macdonald’s right to terminate the Irrevocable Trust by providing written notice at certain specified times and acquire beneficial ownership of the shares of Common Stock held by the Irrevocable Trust, Mr. Macdonald and the Trustee may be deemed to share voting and investment control with respect to the shares of Common Stock held by the Irrevocable Trust. Also, of the shares shown for Mr. Macdonald, 1,349,000 are held of record by Derry L. Macdonald, but Mr. Macdonald is deemed to beneficially own these shares because pursuant to a Stockholders Voting Agreement, Irrevocable Proxy and Right of First Refusal Mr. Macdonald has a right to vote the shares. For Mr. Macdonald, the number of shares include 167,040 shares of Common Stock held by two irrevocable trusts created for the benefit of Mr. Macdonald’s children in which Mr. Macdonald is the Trustee. Mr. Macdonald disclaims beneficial ownership of such shares. Mr. Macdonald personally owns 18,794 shares. Additionally, Mr. Macdonald’s shares include 35,000 shares deemed to be beneficially owned by Mr. Macdonald by virtue of certain stock options that are currently exercisable.

(3)

For Mr. Sassower, the number of shares includes 331,048 shares held by Phoenix Enterprises LLC, of which Mr. Sassower is the managing member. Additionally, 317,703 shares are issuable upon exercise of stock warrants granted to The Philip S. Sassower 1996 Charitable Remainder Annuity Trust of which

Mr. Sassower and his wife are co-trustees, and 2,500 shares are issuable upon exercise of stock options granted to Mr. Sassower, which are currently exercisable or exercisable within 60 days of November 4, 2003.

(4)	For Mr. Tarpley, the number of shares includes 45,000 shares of vested options and 17,500 shares personally owned. For Mr. Molina, the number of shares includes 40,555 shares of vested options and 32,945 share personally owned. For Ms. Sato, the number of shares includes 21,000 shares of vested options and 20,752 shares personally owned. For Mr. Sean Macdonald, the number of shares includes 15,000 shares of vested options, and 8,768 shares personally owned.

(5)	For Mr. Tunstall, the number of shares shown reflects 7,500 shares deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or will become exercisable in 60 days from November 4, 2003, and 6,330 shares personally owned. For Mr. Weinstein, the number of shares shown reflects 10,000 shares deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or will become exercisable in 60 days from November 4, 2003. For Mr. Naimoli, the number of shares shown reflects 12,500 shares deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or will become exercisable in 60 days from November 4, 2003.

(6)	This information is derived from a Schedule 13G dated October 25, 2001 filed by Derry L. Macdonald. The business address of Ms. Macdonald is 1047 Royal Pass Road, Tampa, Florida 33602. John L. Macdonald has the right to vote these shares pursuant to a Stockholders Voting Agreement, Irrevocable Proxy and Right of First Refusal. See footnote (2) above.

(7)	The business address for Messrs. Macdonald, Stolzberg (as trustee), Tarpley, Molina, S. Macdonald, Weinstein, Tunstall, Naimoli and Ms. Sato is c/o JLM Industries, Inc., 8675 Hidden River Parkway, Tampa, Florida 33637. The business address for Mr. Sassower is c/o Phoenix Enterprises, LLC, 135 East 57th Street, 12th Floor, New York, New York 10022. The business address for Mr. Tunstall is 13153 N. Dale Mabry, Tampa, Florida 33618.

TRANSACTIONS IN SHARES OF COMMON STOCK BY CERTAIN PERSONS

During the 60 days prior to the date of this proxy statement, none of JLM, JLMI Holdings, JLM Holding Corp., JLMI Acquisition, Mr. Macdonald, Phoenix or any of their respective subsidiaries, directors, executive officers, controlling persons or affiliates made any purchases of Common Stock.

ADDITIONAL INFORMATION

Where You Can Find More Information

JLM, JLMI Holdings, JLMI Holding Corp. and JLMI Acquisition, among others, have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This document does not contain all of the information set forth in the Schedule 13E-3 and its exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. JLM is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the SEC. You may read and copy that information at the public reference room of the SEC located at:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including JLM, that file electronically with the SEC. The address of that site is http://www.sec.gov. JLM’s filings with the SEC are also available from commercial document retrieval services.

The SEC allows JLM to “incorporate by reference” information into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this document.

This proxy statement incorporates by reference the documents listed below that JLM has previously filed with the SEC. The documents contain important information about JLM and its financial condition. Because there is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going private transaction such as the proposed merger, the documents incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor.

JLM’S Filings with the SEC	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on June 27, 2003, October 31, 2003, November 5, 2003, January 16, 2004 and February 10, 2004
Definitive Proxy Statement on Schedule 14A	Filed on April 20, 2003

The description of the Common Stock set forth in JLM’s registration statement on Form S-1 (Reg. No. 333-27843) filed with the SEC on July 27, 1997, including any amendments or reports filed with the SEC for the purpose of updating such descriptions are each incorporated herein by reference.

JLM incorporates by reference additional documents that we may file with the SEC between the date of this proxy statement and the date of the JLM stockholders’ meeting. Those documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

JLM has supplied all information contained or incorporated by reference in this proxy statement relating to JLM, its subsidiaries and their respective officers, directors and affiliates, and JLMI Holdings has supplied all such information relating to JLMI Holdings, JLMI Holding Corp., JLMI Acquisition, and Phoenix and their respective officers, directors and affiliates (other than Messrs. Macdonald and Sassower solely in their respective capacities as directors and/or officers of JLM).

You may obtain any of the documents incorporated by reference in this document through JLM or from the SEC’s web site at the address described above. Documents incorporated by reference are available from JLM without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from JLM at the following address and telephone number:

Secretary

JLM Industries, Inc.

8675 Hidden River Parkway

Tampa, FL 33637

Telephone: 813-632-3300

If you would like to request documents, please do so by March 1, 2004 to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

JLM has not authorized anyone to give any information or make any representation about the merger or JLM that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation described in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Forward-Looking Statements

This proxy statement, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of JLM, as well as certain information relating to the merger, including, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Those forward-looking statements represent management’s current judgment on what the future holds. Those forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following known risks and uncertainties:

•	cyclical nature of the worldwide chemical market;

•	the possibility of excess capacity;

•	fluctuations in the cost and availability of raw materials;

•	the political and economic uncertainties associated with international operations;

•	fluctuations of foreign exchange;

•	expected sales not materializing;

•	labor unrest;

•	loss of business from customers;

•	unanticipated expenses;

•	delays in implementing cost reduction initiatives;

•	changes in financial markets;

•	potential equipment malfunction;

•	JLM’s inability to complete the merger; and

•	the other factors discussed in JLM’s other filings with the SEC.

There is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going-private transaction such as the merger. As a result, the reports which are incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to the historical financial statements contained in JLM Industries, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission, and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2003 filed with the Securities and Exchange Commission, both of which are incorporated herein by reference. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 was prepared as if the merger described below had occurred on such date. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 and the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2003 give effect to the merger described below as if it had occurred as of the beginning of each fiscal period, respectively. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable, and are described in the accompanying notes. The pro forma financial statements should not be considered indicative of actual balance sheet data or results that would have been achieved had the merger described below been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read in conjunction the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the notes thereto contained in JLM Industries, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission, and their Quarterly report on Form 10-Q for the nine months ended September 30, 2003, both of which are incorporated herein by reference.

On October 30, 2003, JLM Industries, Inc. (“JLM” or the “Company”), JLMI Holdings, LLC (“JLMI Holdings”), JLMI Holding Corp. (“JLMI Holding Corp.”), and JLMI Acquisition Corp (“JLMI Acquisition”) entered into the merger agreement, which provides for the merger of JLMI Acquisition and JLM, with JLM continuing as the surviving corporation. Upon completion of the merger and related transactions, JLM will be controlled by JLMI Holdings. Pursuant to the merger agreement, each of our stockholders, warrant holders and option holders will receive $1.40 in cash for each share of JLM common stock and $1.40 per share for each outstanding warrant and option, less the applicable option exercise prices, except that each continuing investor will exchange a portion of his or her equity interests in JLM for equity interests in JLMI Holdings immediately prior to the merger.

The merger and related transactions require total cash of approximately $14.5 million, which will be used to fund the cash consideration payable to our stockholders, warrant holders and option holders under the merger agreement, and to pay fees and expenses related to the merger. The transaction also includes a $5.0 million working capital loan.

JLM INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2003

(in thousands, except share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$1,155	$5,000	a	$6,155
Accounts Receivable:
Trade—net	32,797			32,797
Other	927			927
Inventories	12,211			12,211
Prepaid expenses and other current assets	1,126			1,126

Total current assets	48,216	5,000		53,216
Other investments	5,834			5,834
Property and equipment—net	17,823			17,823
Goodwill	1,071			1,071
Other intangibles—net	2,325			2,325
Other assets—net	5,633			5,633

Total assets	$80,902	$5,000		$85,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$47,473	$(131	)b	$47,342
Current portion of debt	1,595	(500	)b	1,095
Deferred revenue—current	502			502
Income taxes payable	17			17

Total current liabilities	49,587	(631)		48,956
Long-term debt	13,363	14,500	c	27,863
Deferred income taxes	2,087	1,574	g	3,661
Minority interest	372			372
Deferred revenue and other liabilities	2,142			2,142

Total liabilities	67,551	15,443		82,994

Stockholders’ Equity:
Preferred stock—authorized 5,000,000 shares; 0 shares issued and outstanding	—	—		—
Common stock—$.01 par value; 30,000,000 shares authorized; 10,150,989 shares issued (4,000,000 shares issued pro forma)	104	(64	)e	40
Additional paid-in capital	25,117	(10,964	)e	14,037
		(116	)d
Accumulated deficit	(7,072)	(671	)f	(9,317)
		(1,574	)g
Accumulated other comprehensive loss	(1,852)			(1,852)

	16,297	(13,389)		2,908
Less treasury stock at cost—610,979 shares	(2,946)	(8,082	)d	—
		11,028	e

Total stockholders’ equity	13,351	(10,443)		2,908

Total liabilities and stockholders’ equity	$80,902	$5,000		$85,902

a)	Represents proceeds of the working capital loan of $5,000.
b)	Represents the payment of a loan payable to the Philip S. Sassower 1996 Charitable Remainder Annuity Trust in the amount of $500 plus accrued interest of $25 and $106 of previously incurred and accrued transaction fees.
c)	Represents the proceeds of the financing as proposed in the merger agreement.
d)	Represents the repurchase of 5,773 shares of JLM at $1.40 per share plus the option and warrant premium.
e)	Represents the retirement of all 6,384 shares held in treasury.
f)	Included in the historical statement of operations for the nine months ended September 30, 2003 and the accumulated deficit at September 30, 2003 is approximately $106 of nonrecurring expenses incurred prior to September 30, 2003 which are directly related to the proposed merger. We expect to incur an additional $671 in expenses to complete the merger. The additional $671 has not been reflected in the pro forma statement of operations.
g)	Represents the reduction in the deferred tax asset due to a limitation of the Company’s net operating loss carryforward pursuant to I.R.C. section 382.

See accompanying notes to unaudited pro forma financial information.

JLM INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(in thousands, except per share and share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues	$241,464	$—		$241,464
Cost of revenues	228,308			228,308

Gross profit	13,156	—		13,156
Selling, general and administrative expenses	18,632		c	18,632

Operating loss	(5,476)	—		(5,476)
Interest expense—net	(1,860)	(1,450	)a	(3,310)
Other income (loss)—net	430			430
Foreign currency exchange income (loss)—net	(167)			(167)

Loss before minority interest, income taxes, and cumulative effect of accounting change	(7,073)	(1,450)		(8,523)
Minority interest in loss of subsidiary	237			237

Loss before income taxes and cumulative effect of accounting change	(6,836)	(1,450)		(8,286)

Income tax provision (benefit)
Current	(310)			(310)
Deferred	(1,098)			(1,098)

Total income tax provision (benefit)	(1,408)			(1,408)

Loss before cumulative effect of accounting change	$(5,428)	$(1,450)		$(6,878)

Basic and diluted loss per share before cumulative effect of accounting change	$(0.57)	$(1.15)		$(1.72)

Weighted average basic and diluted shares outstanding	9,451,297	(5,451,297	)b	4,000,000

a)	Represents interest expense at the rate of 10% per annum on the financing of $14,500.
b)	Represents shares repurchased as of the beginning of the year.
c)	We expect to incur $777 in nonrecurring expenses to complete the proposed merger. These additional expenses are not included in the pro forma statement of operations.

See accompanying notes to unaudited pro forma financial statements information.

JLM INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

(in thousands, except per share and share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues	$200,276	$—		$200,276
Cost of revenues	188,061			188,061

Gross profit	12,215	—		12,215
Selling, general and administrative expenses	14,969		c	14,969

Operating loss	(2,754)	—		(2,754)
Interest expense—net	(1,675)	(1,088	)a	(2,763)
Other income (loss)—net	686			686
Foreign currency exchange income (loss)—net	(42)			(42)

Loss before minority interest, income taxes, and cumulative effect of accounting change	(3,785)	(1,088)		(4,873)
Minority interest in loss of subsidiary	98			98

Loss before income taxes and cumulative effect of accounting change	(3,687)	(1,088)		(4,775)

Income tax provision (benefit)
Current	4			4
Deferred	16			16

Total income tax provision (benefit)	20	—		20

Net loss	$(3,707)	$(1,088)		$(4,795)

Basic and diluted loss per share	$(0.38)	$(0.82)		$(1.20)

Weighted average basic and diluted shares outstanding	9,665,730	(5,665,730	)b	4,000,000

a)	Represents interest expense at the rate of 10% per annum on the financing of $14,500.
b)	Represents shares repurchased as of the beginning of the period.
c)	Included in the historical statement of operations for the nine months ended September 30, 2003 and the accumulated deficit at September 30, 2003 is approximately $106 of nonrecurring expenses incurred prior to September 30, 2003 which are directly related to the proposed merger. We expect to incur an additional $671 in expenses to complete the merger. The additional $671 has not been reflected in the pro forma statement of operations.

See accompanying notes to unaudited pro forma financial information.

Notes To Unaudited Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003, and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2002, and the unaudited pro forma condensed consolidated statement of operations the nine months ended September 30, 2003 give effect to the following:

•	We have assumed that the merger occurred as of September 30, 2003 for purposes of the consolidated balance sheet as of September 30, 2003, as of January 1, 2002 with respect to the consolidated income statement for the year ended December 31, 2002, and as of January 1, 2003 with respect to the consolidated income statement for the nine months ended September 30, 2003.

•	We have assumed that a total of 5,773,000 shares are cashed out in the merger at a price of $1.40 per share for a total of $8,082,000. In addition, option and warrant holders will be paid the excess of the cash out price of $1.40 minus the respective exercise price per share for a total of $116,000. We have also assumed that we will incur $777,000 in costs and expense relating to the merger, of which $106,000 have been incurred as of September 30, 2003 and included in the historical statement of operations for the nine months ended September 30, 2003 and in accumulated deficit as of September 30, 2003.

•	We have assumed that all shares held in treasury (which includes the repurchase of 5,773,000 shares in the merger transaction plus 610,979 held in treasury prior to the merger transaction) will be retired immediately after the closing of the merger transaction.

•	We have assumed that a loan payable in the amount of $500,000 to the Philip S. Sassower 1996 Charitable Remainder Annuity Trust plus accrued interest of $25,000 will be repaid at the time of closing.

•	We have assumed that proceeds from the $5,000,000 working capital loan will be available for operations.

•	We have assumed that pursuant to I.R.C. section 382, our net operating loss carryforward will be limited. A reduction in our deferred tax asset of approximately $1,574,000 has been reflected in the pro forma balance sheet as of September 30, 2003.

The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of JLM Industries, Inc. and Subsidiaries included in our 2002 Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly report on Form 10-Q for the nine months ended September 30, 2003, both of which are incorporated herein by reference.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

JLMI HOLDINGS, LLC,

JLMI HOLDING CORP.,

JLMI ACQUISITION CORP.

and

JLM INDUSTRIES, INC.

Dated as of October 30, 2003

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2003 (this “Agreement”), by and among JLMI Holdings, LLC, a Delaware limited liability company (“Parent”), JLMI Holding Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Holding Corp.”), JLMI Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and JLM Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), based upon the unanimous recommendation of a special committee thereof consisting solely of disinterested directors (the “Special Committee”), has approved and declared advisable this Agreement and the transactions contemplated hereby, and has determined that the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company remaining as the surviving corporation (the “Surviving Corporation”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Treasury Shares, Dissenting Shares and Parent Shares (each as defined herein), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $1.40 per share, is fair to, and in the best interests of, the holders of such shares of Company Common Stock; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined in Section 1.3), Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the DGCL.

Section 1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto (the date on which the Closing is completed being hereinafter referred to as the “Closing Date”).

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall execute and acknowledge a certificate of merger (the “Certificate of Merger”) and file it with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company and Acquisition Sub shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.2. Certificate of Incorporation. The certificate of incorporation of the Company (the “Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

Section 2.3. By-laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein, by applicable law or the Certificate of Incorporation.

Section 2.4. Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until they are removed, are replaced or resign.

Section 2.5. Directors. From and after the Effective Time, the directors of Acquisition Sub shall become directors of the Surviving Corporation and shall serve on the Surviving Corporation’s Board of Directors together with any Continuing Directors (as defined below), until their respective successors are duly elected and qualified. The Company shall use its reasonable best efforts to obtain and deliver to Parent and Acquisition Sub the valid resignation, effective as of immediately prior to the Effective Time, of each director of the Company (other than the Continuing Directors). For purposes of this Agreement, “Continuing Directors” shall mean John L. Macdonald.

Section 2.6. Cancellation of Treasury Shares and Parent Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock that is owned by the Company or by any direct or indirect wholly-owned Subsidiary of the Company (the “Treasury Shares”) or by Parent, Holding Corp. or Acquisition Sub (the “Parent Shares”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

Section 2.7. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, except as otherwise provided herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares, Parent Shares and Dissenting Shares) shall be converted into the right to receive $1.40 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.12, without interest.

Section 2.8. Conversion of the Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.9. Option Cash Out. Each option granted to any present or former employee, consultant or director of the Company or any Subsidiary of the Company to acquire Company Common Stock, which is outstanding immediately prior to the Effective Time (each, an “Option”), shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option (the “Option Cash Out”); provided that in the event that the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, the Company shall take or cause to be taken any and all actions reasonably necessary, including the amendment of stock option plans and other equity-related plans, programs or policies, and shall use its reasonable best efforts to obtain any necessary consent of each holder of Options, to give effect to the treatment of Options pursuant to this Section 2.9.

Section 2.10. Warrant Cash Out. Each warrant issued by the Company or any Subsidiary of the Company to acquire Company Common Stock, which is outstanding immediately prior to the Effective Time (each, a “Warrant”), shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Warrant (the “Warrant Cash Out”); provided that in the event that the exercise price per share of any such Warrant is equal to or greater than the Merger Consideration, such Warrant shall be canceled without any cash payment being made in respect thereof.

Section 2.11. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who shall not have voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as described in Section 2.7, but shall, as of the Effective Time, be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder’s shares of Company Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.7. The Company shall give Parent and Acquisition Sub (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands, except as required by law or regulation or that would not, individually or when taken in the aggregate, have a Company Material Adverse Effect.

Section 2.12. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company and having a capital and surplus of at least $1,000,000,000 to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration.

(b) Deposit with Paying Agent. As of the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, as a trust fund for the benefit of the holders of issued and outstanding shares of Company Common Stock (each, a “Holder”), cash in the amount equal to (1) the aggregate Merger Consideration which Holders of Company Common Stock are entitled to receive pursuant to this Article II, and (2) an amount sufficient to effect the Option Cash Out described in Section 2.9 and the Warrant Cash Out described in Section 2.10. As of the Effective Time and contemporaneous with the deposit of the cash provided by this Section 2.12(b) Parent or the Surviving Corporation shall deliver irrevocable instructions and authority to such Paying Agent to pay to each respective Holder, as evidenced by a list of such Holders certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent, for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.12(c), (d) and (e) hereof, any such deposit of funds shall be irrevocable.

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Surviving Corporation may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash (pursuant to Section 2.7 hereof), in each case, to be received by the holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder of a Certificate; provided that payment by hand is permissible by the Paying Agent) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. After the Effective Time, there shall be no further transfer in the records of the Surviving Corporation or its transfer agent of Certificates and, if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration.

(d) Termination of Merger Fund. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.12 (the “Merger Fund”) that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon, and in accordance with, any demand by the Surviving Corporation therefor, and any holders of Certificates, who have not theretofore complied with this Section 2.12 shall thereafter look, as general creditors thereof, only to the Surviving Corporation for payment of their claim, if any, for the cash to which such holders may be entitled at such time, subject to escheat and abandoned property and similar laws.

(e) No Liability. None of Parent, Holding Corp., Acquisition Sub, the Surviving Corporation, any of their respective affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Merger Fund. The Paying Agent shall invest the cash included in the Merger Fund as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America or in certificates of deposit of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation.

(g) Transfer Taxes. If any cash is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the

Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 3.10(i) hereof) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(h) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Options or Warrants such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Options or Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

(j) Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all Holders, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration, the Option Cash Out and the Warrant Cash Out shall each be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company’s Disclosure Schedule delivered concurrently with the delivery of this Agreement (the “Company Disclosure Schedule”), it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is readily apparent that the matters so disclosed are applicable to such other sections, (ii) as disclosed in the Company SEC Documents (as defined in Section 3.6) filed prior to the date of this Agreement, (iii) as expressly contemplated, or expressly permitted, under this Agreement or any other agreement contemplated hereby, or (iv) as the Company shall have advised Parent and/or Philip S. Sassower in writing at any time after June 26, 2003 but prior to Parent’s execution of this Agreement, the Company hereby represents and warrants to Parent, Holding Corp. and Acquisition Sub as follows:

Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate or other power, as the case may be, required to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent such concept is recognized) where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the Certificate of Incorporation and the by-laws of the Company as currently in effect. As used herein, the term “Company Material Adverse Effect” shall mean with respect to any one or more changes, circumstances, events or effects that, individually or in the aggregate, have, or (other than in the case of prospects) are reasonably likely to have, a material adverse effect on (i) the business, assets, liabilities, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute a Company Material Adverse Effect: (a) any change in the market price or trading volume of the capital stock of the Company after the date hereof, (b) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the Nasdaq National Market, and (c) any adverse change, event, development, circumstance, effect or offset arising from or relating to (1) business or economic conditions generally or in the chemical, olefin and specialty plastic distribution industries in particular, (2) this Agreement or the transactions contemplated hereby, including the Merger, or the announcement thereof, (3) any change in U.S. generally accepted accounting principles (“GAAP”) applicable to companies in the same industry as the Company or which the Company is required to adopt, or (4) the availability (or non-availability) or cost of financing to Parent or Acquisition Sub, or (ii) the ability of the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated hereby.

Section 3.2. Corporate Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to approval of the Holders, as set forth in Section 3.2(c) hereof and as contemplated by Section 5.2 hereof), to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by the Special Committee and the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject to the approval of the Holders, as set forth in Section 3.2(c) hereof and as contemplated by Section 5.2 hereof). This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent, Holding Corp. and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, the Company and those Holders who are entitled to receive the Merger Consideration. The Company Board, at a meeting duly called and held, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, (i) has approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, the Holders and (ii) has recommended approval by the stockholders of the Company of this Agreement and the Merger.

(c) Notwithstanding the Required Company Votes required pursuant to Section 6.1(a), under applicable law and the Certificate of Incorporation, the affirmative vote of a majority of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the by-laws of the Company, applicable law and this Agreement, at the Special Meeting (as defined herein), voting together as a single class is the only vote required to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.3. Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder nor the consummation by the Company of the transactions contemplated hereby will, subject to the approval of the Holders, as set forth in Section 3.2(c) and as contemplated by Section 5.2, (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of the Company or any Subsidiary thereof; (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a third party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.15) or any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets is bound (collectively, the “Company Contracts”) or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity (as hereinafter defined) to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, obligations, defaults, breaches, rights or violations that would not, in the aggregate, have a Company Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational, provincial, municipal, domestic or foreign (each, a “Governmental Entity”) is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) filings to maintain the good standing of the Company, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of any applicable stock exchange and of the Nasdaq Stock Market; (iv) compliance with any applicable requirements of state blue sky, securities or takeover laws or stock exchange requirements; (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and the filing of documents, if any, required to be filed in connection with the consummation of the transactions contemplated hereby with the relevant authorities of other states in which the Company is qualified to do business, and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share, of the Company (the “Company Preferred Stock”). As of October 16, 2003, there were (i) 9,773,154 shares of Company Common Stock issued and outstanding (and there were an additional 610,979 shares of Company Common Stock held in the treasury of the Company), and (ii) no shares of Company Preferred Stock issued and outstanding. Since August 15, 2003, no shares of capital stock of the Company have been issued, except pursuant to the exercise of Options or Warrants outstanding on such date. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of August 15, 2003, except for (a) up to 750,000 shares of Company Common Stock reserved for issuance pursuant to outstanding Options and rights granted under the Company’s Long Term Incentive Plan (the “Option Plan”) and having such respective exercise prices per share of Company Common Stock as are set forth in Section 3.4(a) of the Company Disclosure Schedule, (b) up to 75,000 shares of Company Common Stock reserved for issuance under the Company’s Employee Stock Purchase Plan, (c) warrants to purchase up to 1,666,666 shares of Company Common Stock issued to The Philip S. Sassower 1996 Charitable

Remainder Annuity Trust (the “Sassower Trust”), (d) shares of Company Common Stock issuable upon conversion of the outstanding principal balance of that certain $2,000,000 secured loan entered into on August 26, 2002 among JLM Realty, Inc. and JLM Industries (South Africa) (Proprietary) Limited and the Sassower Trust (which is convertible at a conversion price equal to $1.20 per share, subject to adjustment for certain dilutive events, in the event that the secured loan and accrued interest are not repaid in full on or prior to December 31, 2003) and (e) warrants to purchase up to 250,000 shares of Company Common Stock issued to Citizens Bank of Massachusetts in connection with a former credit facility of the Company, there were not, and as of the date hereof, there are not, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. As of the date hereof, except as set forth in the preceding sentences of this Section 3.4 or as contemplated by this Agreement or as a result of the exercise of Options outstanding as of August 15, 2003, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (d) no stock appreciation, phantom equity or other equity-based rights issued by the Company that have value based on the capital stock or other voting securities of the Company (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

Section 3.5. Subsidiaries.

(a) Each Subsidiary of the Company (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized), (ii) has all necessary powers required to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries and their respective jurisdictions of organization are as identified in the Company SEC Documents (as defined in Section 3.6).

(b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitation on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any such Subsidiaries. For purposes of this Agreement, “Lien” shall mean any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

Section 3.6. SEC Documents. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2001 (collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations are made in Section 3.7), as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent amended, revised or superseded by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of this Agreement). All of such Company SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed (except to the extent amended, revised or superseded by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of this Agreement).

Section 3.7. Financial Statements; No Undisclosed Liabilities.

(a) The quarterly and annual historical consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (iii) were prepared in conformity with GAAP as in effect as of the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount).

(b) Except (1) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2002, (2) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of the Company included in any other Company SEC Documents filed with the SEC after the filing date of the Form 10-K and prior to the date hereof, (3) for liabilities and obligations incurred since June 30, 2003 in the ordinary course of business consistent with past practice, or not otherwise prohibited pursuant to this Agreement, and (4) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.8. Proxy Statement; Other Filings. None of the information contained in the Proxy Statement (as defined in Section 5.2(b)) (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the Holders, at the time of the Special Meeting (as defined in Section 5.2(a)), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 (as defined in Section 5.2(b)) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Parent, Holding Corp., Acquisition Sub or their respective affiliates (including John L. Macdonald (“Macdonald”) and Phoenix JLM Holdings, LLC (“Phoenix Group”)) based on information supplied by Parent, Holding Corp., Acquisition Sub or their respective affiliates (including Macdonald and Phoenix Group) for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Parent, Holding Corp.,

Acquisition Sub or their respective affiliates (including Macdonald and Phoenix Group) based on information supplied by Parent, Holding Corp., Acquisition Sub or their respective affiliates (including Macdonald and Phoenix Group) for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

Section 3.9. Absence of Material Adverse Changes, etc. Other than in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since June 30, 2003, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) a Company Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 of this Agreement.

Section 3.10. Taxes.

(a) (i) Except for such matters as would not have a Company Material Adverse Effect, all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in the manner prescribed by law, and all such Tax Returns are true, complete and accurate in all material respects; (ii) except to the extent that the same are being contested in good faith through appropriate proceedings, all Taxes due and owing (whether or not reflected on any Tax Return) by the Company or any Subsidiary of the Company have been timely paid, or adequately reserved or properly accounted for in accordance with GAAP; (iii) to the Company’s knowledge, there is no presently pending, scheduled or commenced audit, examination, deficiency, refund litigation, proposed adjustment, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any Subsidiary of the Company; (iv) except for such matters as would not have a Company Material Adverse Effect, there are no liens for Taxes on any asset of the Company or any Subsidiary of the Company, other than liens for Taxes not yet due and payable; and (v) the Company and each of its Subsidiaries has duly and timely withheld in all material respects all Taxes (including employee-related Taxes) required to be withheld and such withholding Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purposes.

(b) Except for such matters as would not have a Company Material Adverse Effect, no agreement or other document waiving, extending, or having the effect of waiving or extending, the statute of limitations, the period of assessment or collection of any Taxes on or in respect of the Company or its Subsidiaries, and no power of attorney with respect to any such Taxes has been filed with any Governmental Entity which waiver, extension or power of attorney is currently in effect. Except for such matters as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has requested or been granted an extension of time (other than an automatic extension not requiring the consent of any Governmental Entity) for filing any Tax Return to a date later than the date of this Agreement.

(c) The statutes of limitations for the income Tax Returns of the Company and the Subsidiaries of the Company have expired or otherwise have been closed for all taxable periods ending on or before the end of the Company’s fiscal year ended December 31, 1995.

(d) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the 5-year period ending on the date hereof.

(e) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or any of its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract.

(f) Except for such matters as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign law) in its current or in any future taxable period by reason of a change in accounting method.

(g) No written claim against or in respect of the Company or any Subsidiary (other than a claim that has been finally settled) has been made by any governmental authority during the period from January 1, 1998 until the date of this Agreement in a jurisdiction where the Company or any Subsidiary does not file Tax Returns or pay or collect Taxes in respect of a particular type of Tax imposed by that jurisdiction, that the Company or any Subsidiary is or may be subject to an obligation to file Tax Returns or pay or collect Taxes in respect of such Tax in that jurisdiction.

(h) During the period from January 1, 1998 until the date of this Agreement, neither the Company nor any Subsidiary has received or applied for a Tax ruling and has not entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or similar provision of state or local law which closing agreement currently is in effect.

(i) For purposes of this Agreement, (i) “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) “Tax Return” means any report, return, statement, declaration, form or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

Section 3.11. Employee Benefit Plans.

(a) The Company has heretofore delivered or made available to Acquisition Sub true and complete copies of (i) each employee benefit, employment, consulting, compensation or incentive plan, policy, arrangement or agreement sponsored, maintained or required to be contributed to by the Company or any Subsidiary or to which the Company or any Subsidiary is a party (collectively, the “Plans”); (ii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle; and (iii) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500, the most recent IRS determination letter, summary plan description, and all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”) or the Department of Labor (including a written description of any oral communication).

(b) The consummation of the transactions contemplated hereby will not give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Code.

(c) Neither the Company nor any entity required to be aggregated therewith pursuant to Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414(b) or (c) of the Code (collectively, the “Company Group”) has incurred, or reasonably expects to incur, any material liability (i) under Title IV of ERISA (other than for the payment of PBGC insurance premiums in the ordinary course), (ii) under Section 4975 of the Code or Section 406 of ERISA, or (iii) in connection with any failure to satisfy the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(d) Each of the Plans has been operated and administered in all material respects in accordance with the terms of such Plan and all applicable laws, except where such noncompliance would not have a Company Material Adverse Effect, and no governmental audits, actions, suits or claims are pending in connection with any Plan or, to the knowledge of the Company, threatened which, if adversely resolved, would have a Company Material Adverse Effect.

(e) Each of the Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and the Company has no knowledge of any condition or event that could reasonably be expected to adversely affect such qualified status. No Plan is a “multiple employer plan” for purposes of sections 4063 or 4064 of ERISA or a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

Section 3.12. Environmental Matters.

(a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, approvals and other governmental authorizations required for its operations under applicable Environmental Laws (all of the foregoing, the “Environmental Permits”), except for such violations, if any, that would not, in the aggregate, have a Company Material Adverse Effect. All such Environmental Permits are in effect, no appeal nor any other action is pending to revoke or modify any such Environmental Permit, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except for such failures to maintain in effect, such appeal, or other actions, or such violations, if any, that would not, in the aggregate, have a Company Material Adverse Effect.

(b) There is no pending or, to the knowledge of the Company, threatened claim, lawsuit, or proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law, which, if adversely resolved, would have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law, the adverse consequences of which written notice would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written request for information from any Person, including but not limited to any Governmental Entity, related to any potential liability under or noncompliance with any applicable Environmental Law, except for such liability or noncompliance that would not, in the aggregate, have a Company Material Adverse Effect.

(c) With respect to the real property that is currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their predecessors in interest, there have been no Releases of Hazardous Substances on, under, above or from any of such real property except for those that would not, in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has entered into any written agreement that would reasonably be expected to require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, except for such liabilities or costs, if any, that would not, in the aggregate, have a Company Material Adverse Effect.

(e) To the knowledge of the Company, neither the Company, nor any of its Subsidiaries, within the next five years, will be required to expend monies for capital improvements in order to comply or maintain compliance with applicable Environmental Laws, except for such expenditures that would not have a Company Material Adverse Effect.

(f) The Company has provided to Acquisition Sub all material environmental assessments, compliance audits, studies, written allegations of noncompliance or liability and other material documents in its possession, custody or control materially bearing on liabilities (i) arising from the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor in interest thereto or (ii) relating to the Release of Hazardous Substances by the Company or its Subsidiaries or any predecessors in interest.

(g) For purposes of this Agreement (i) “Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or public health (but excluding occupational safety and health), including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances as the foregoing are enacted and in effect on or prior to the date hereof, (ii) “Hazardous Substance” shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous substance”, “hazardous material”, “hazardous waste”, “pollutant”, “toxic substance”, “hazardous material waste”, or “contaminant” or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which contains asbestos, petroleum or petroleum products, and (iii) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

Section 3.13. Litigation; Compliance with Laws.

(a) There is no action, suit, charge, complaint, grievance or proceeding pending (each, an “Action”) against, or to the knowledge of the Company overtly threatened against, the Company or any Subsidiary of the Company or any of their respective properties, or any of their officers, employees or directors in their capacity as such, or, to the knowledge of the Company, any other Person with respect to which, in whole or in part, the Company or any Subsidiary of the Company is liable or has agreed to indemnify such other Person, before any court or arbitrator or any Governmental Entity, except for those that would not, in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity applicable to their respective financial statements, accounting practices, corporate governance, businesses and operations, except for such failures to be in compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all governmental licenses, permits, authorizations, consents and approvals (collectively, “Licenses”) required to carry on their respective business as now conducted and all such Licenses are in full force and effect, other than any such Licenses the failure of which to have or to be in full force and effect would not, in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings regarding, any of their material Licenses, except for any revocations or terminations that would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.14. Intellectual Property.

(a) To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined hereafter) used in or necessary for the conduct, in all material respects, of the business of the Company and its Subsidiaries as such business is currently conducted.

(b) (i) all of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and have not been cancelled, and all the material owned Intellectual Property is free of all Liens, and has not been abandoned; (ii) the Company and its Subsidiaries do not, to the knowledge of the Company, infringe or otherwise violate, and neither the Company nor any of its Subsidiaries has received any written or overt notice of potential infringement or other violation of, the Intellectual Property rights of any third party in any material respect; (iii) no third party is challenging, or, to the knowledge of the Company, infringing on or otherwise materially violating any right of the Company or any of its Subsidiaries in or to any Intellectual Property owned or licensed by the Company or any of its Subsidiaries; (iv) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company’s or its Subsidiaries’ rights in and to, any Intellectual Property owned or used by the Company in any respect except for those that would not, in the aggregate, have a Company Material Adverse Effect; and (v) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company’s or any of its Subsidiaries’ rights in and to, any Intellectual Property, except for those that would not, in the aggregate, have a Company Material Adverse Effect.

(c) For purposes of this Agreement, “Intellectual Property” shall mean all rights provided under U.S. state and foreign law relating to intellectual property, including all (a) patents, patent applications, patent disclosures, and all rights related thereto including all reissues, divisions, and continuations; (b) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (c) copyrights and copyrightable works, including computer applications, programs, software, databases, Internet websites, and related items; (d) trademarks, service marks, trade names, trade dress, and domain names, and the goodwill of the business symbolized thereby, and all common-law rights relating thereto; and (e) trade secrets and other confidential information, (f) all registrations, applications and recordings for any of the foregoing, and (g) licenses of any of the foregoing.

(d) Except as set forth in Section 3.14 of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any of its Subsidiaries’ ownership or use of any Company Intellectual Property or any Intellectual Property under the Intellectual Property Licenses.

Section 3.15. Material Contracts.

(a) As used herein, “Material Contracts” shall mean all “material contracts” described in Item 601(b)(10) of Regulation S-K (other than this Agreement) to which the Company or its Subsidiaries is a party or may be bound on the date hereof and that are required to be filed with the SEC.

(b) All Material Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Company Material Adverse Effect. None of the Company, its Subsidiaries, or, to the knowledge of the Company, the other parties thereto, has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and failures which would not result in a Company Material Adverse Effect.

Section 3.16. Indebtedness.

(a) Except for (i) Indebtedness (as defined herein) described in the notes to the Company’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the three months ended June 30, 2003 (the “Latest Form 10-Q”), (ii) Indebtedness included in the amount set forth under total liabilities on the balance sheet included in the Latest Form 10-Q, (iii) Indebtedness of the Company to any of its wholly owned Subsidiaries or of any Subsidiary of the Company to the Company, (iv) Indebtedness incurred under the Company’s existing credit facilities and (v) other Indebtedness not in excess of $250,000 in the aggregate, the Company and its Subsidiaries have no outstanding Indebtedness and no contracts, agreements, understandings or other obligations relating to Indebtedness, other than Indebtedness incurred after the date hereof in compliance with Section 5.1(j) hereof.

(b) For the purposes of this Agreement, “Indebtedness” means, without duplication, (i) any indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) any purchase money indebtedness of the Company and its Subsidiaries for purchases of property or assets, (iii) any lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any financing of the Company and Subsidiaries effected through “special purpose entities” and any synthetic leases and project financing, (v) any obligations of the Company or its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables or for the benefit of the administrator of any Company self-insured workers compensation program), (vi) any liability of the Company or its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) the obligations pursuant to any class of preferred stock (other than Company Preferred Stock) and any dividends accrued thereon, (viii) any indebtedness referred to in clauses (i) through (vii) above of any Person or entity other than the Company which is either guaranteed by, or secured by any Lien upon any property or assets owned by, the Company or any of its Subsidiaries and (ix) any prepayment penalties resulting from the discharge of any of the foregoing obligations which are or will be actually prepaid pursuant to a pre-existing contractual arrangement as a result of the transactions contemplated hereby; provided that the foregoing definition of Indebtedness shall not include ordinary course trade payables and accrued expenses (other than interest). In addition to the foregoing, “Indebtedness” also includes any indebtedness that will become due or owing as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.17. Real Estate.

(a) The Company or one of its Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by the Company or any of its Subsidiaries (the “Company Fee Property”) and a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property” and together with the Company Fee Property, the “Company Real Property”). To the Company’s knowledge, (i) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease relating thereto, except for any failure which would not, in the aggregate, have a Company Material Adverse Effect, (ii) each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, default thereunder (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder), and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.18. Labor Relations and Employment.

(a) Except as would not, in the aggregate, have a Company Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage, concerted refusal to work overtime or lockout actually pending, or to the knowledge of the Company, overtly threatened or being carried out against the Company or its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries; (ii) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and neither the Company nor any of its Subsidiaries have any knowledge of any union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; and (v) there has not occurred, to the knowledge of the Company, a substantial union organizing event at one or more facilities of the Company or its domestic Subsidiaries in respect of which there is a reasonable risk that such event would have a material adverse impact on the labor costs of the Company and its Subsidiaries taken as a whole.

(b) The Company and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations, if any, which, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the knowledge of the Company, no such investigation is in progress which would, in the aggregate, have a Company Material Adverse Effect.

Section 3.19. Insurance. All insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties (the “Insurance Policies”) are in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any material Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including, without limitation, as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.

Section 3.20. Opinion of Financial Advisors. The Special Committee has received the opinion of BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (“BB&T”), to the effect that the Merger Consideration is fair, from a financial point of view, to those holders of issued and outstanding shares of Company Common Stock who are entitled to receive such Merger Consideration pursuant to Section 2.7, and a complete and correct copy of such opinion has been, or promptly upon receipt thereof will be delivered to, Parent and Acquisition Sub. The Company has been authorized by BB&T to include such opinion in its entirety in the Proxy Statement.

Section 3.21. Finders’ and Other Fees. Except for (1) the Financing Fee payable to Phoenix Group as contemplated by Section 4.8, which shall be paid by Parent, and (2) amounts payable to BB&T in connection with their provision of the opinion referred to in Section 3.20, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any Subsidiary of the Company, Parent, Holding Corp., Acquisition Sub or any of Parent’s or Acquisition Sub’s affiliates upon consummation of the transactions contemplated hereby.

Section 3.22. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. Based, in part, on information provided by Parent to the Company on or prior to the date hereof, the action of the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render the restrictions on “business combinations” set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Each of Parent, Holding Corp. and Acquisition Sub (each, an “Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:

Section 4.1. Corporate Existence and Power. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power required to carry on its business as now conducted. Holding Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power required to carry on its business as now conducted. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary power required to carry on its business as now conducted. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where failures to be so qualified or licensed or in good standing would not, in the aggregate, have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity has heretofore delivered or made available to the Company true and complete copies of its organizational documents, as currently in effect. As used herein, the term “Acquiror Entity Material Adverse Effect” shall mean any one or more changes, circumstances, events or effects that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Acquiror Entities, taken as a whole, provided that none of the following shall be deemed to constitute an Acquiror Entities Material Adverse Effect: (a) any adverse change, event, development, circumstance, effect or offset relating to (1) general business or economic conditions or (2) the industries in which the Acquiror Entities operate, unless, in each case, such change, event, development, circumstance, effect or offset disproportionately affects the Acquiror Entities (relative to other similar companies) or (3) this Agreement or the transactions contemplated hereby, and (4) any adverse change, event, development, circumstance or effect existing from or relating to any change in GAAP, or (ii) the ability of any Acquiror Entity, taken as a whole, to consummate the transactions contemplated hereby.

Section 4.2. Authorization. Each Acquiror Entity has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized and this Agreement has been approved by the Board of Managers of Parent and the Board of Directors of Holding Corp., and no other proceedings on the part of any Acquiror Entity is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3. Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement nor the performance by any Acquiror Entity of its obligations hereunder nor the consummation by any Acquiror Entity of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, certificate of formation, by-laws or operating agreement, as applicable, of such Acquiror Entity; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which such Acquiror Entity is a party or by which it or its assets is bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which such Acquiror Entity is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, have an Acquiror Entity Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by any Acquiror Entity or the performance by any Acquiror Entity of its obligations hereunder, except (i) filings to maintain the good standing of such Acquiror Entity; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws or stock exchange requirements; (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, have an Acquiror Entity Material Adverse Effect.

Section 4.4. Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of any Acquiror Entity, overtly threatened against any Acquiror Entity, at law or in equity, that, individually or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby (it being understood that the mere filing of litigation, or mere existence of litigation, by or on behalf of stockholders of the Company, that challenges or otherwise seeks damages with respect to such transactions shall not in and of itself be deemed to have such effect). No Acquiror Entity is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have an Acquiror Entity Material Adverse Effect.

Section 4.5. Capitalization. As of the date of this Agreement, the authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value of $.001 per share, all of which are issued and outstanding and owned by Holding Corp. As of the date of this Agreement, the authorized capital stock of Holding Corp. consists of 1,000 shares of common stock, par value $.001 per share, all of which are issued and outstanding and owned by Parent. All the issued and outstanding limited liability company membership interests in Parent have been duly authorized, validly issued and are fully paid and nonassessable and are owned free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest).

Section 4.6. Proxy Statement. None of the information relating to the Acquiror Entities and supplied or to be supplied by any Acquiror Entity or its respective affiliates specifically for inclusion or incorporation by reference in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information relating to any Acquiror Entity or its respective affiliates and supplied or to be supplied by any Acquiror Entity or its respective affiliates specifically for inclusion in or incorporation by reference to the Schedule 13E-3, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements made in any of the foregoing documents based upon information supplied by the Company or its Subsidiaries.

Section 4.7. Acquiror Entity’s Operations. Each Acquiror Entity was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

Section 4.8. Financing. Parent, Holding Corp. and Acquisition Sub have previously delivered to the Company a fully executed commitment letter from Phoenix Group or its members or affiliates and accepted by Parent, providing the terms and conditions upon which Phoenix Group or such other lender has committed to provide senior subordinated debt financing required in connection with the Merger (the “Financing Letter”). The financing contemplated by the Financing Letter (the “Financing”) is sufficient to pay the aggregate Merger Consideration, the Option Cash Out and the Warrant Cash Out, and pay all fees and expenses to be paid by Parent, Holding Corp., Acquisition Sub, the Company or any of their respective affiliates related to the transactions contemplated hereby. The Financing Letter is in full force and effect as of the date hereof. The obligation to fund the commitment under the Financing Letter is not subject to any condition other than as set forth in the Financing Letter. Parent is not aware of any fact or occurrence existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Financing Letter inaccurate or that causes the Financing Letter to be ineffective with respect to Parent, Holding Corp., Acquisition Sub or the Merger or that precludes or that is reasonably likely to preclude the satisfaction of the conditions set forth in the Financing Letter. In connection with the Financing, Phoenix Group shall be entitled to receive, at the Closing, a financing fee, payable in cash, equal to two percent (2%) of the principal amount of the Financing committed and funded by third party lenders not affiliated with Parent, Holding Corp. or Acquisition Sub (the “Financing Fee”). All commitment and other fees, including the Financing Fee, required to be paid under the Financing Letter on or prior to the date hereof have been paid.

Section 4.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by Macdonald, Phoenix Group or any Acquiror Entity.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1. Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees as to itself and its Subsidiaries that (except as (i) expressly contemplated or permitted by this Agreement, (ii) as required by a Governmental Entity of competent jurisdiction, (iii) to the extent pre-approved in writing by Parent prior to, or contemporaneously with, this Agreement, or (iv) to the extent that Parent shall otherwise consent in writing):

(a) Ordinary Course.

(i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Company Material Adverse Effect at the Effective Time.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan previously approved by the Company Board for fiscal year 2003 and fiscal year 2004 delivered to Parent prior to the date of this Agreement, (y) capital expenditures not covered by clause (x) up to an aggregate amount of $500,000 or (z) such other capital expenditures consented to by Parent, such consent not to be unreasonably withheld.

(iii) The Company shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity applicable to their respective financial statements, accounting practices, corporate governance, businesses and operations, including the Sarbanes-Oxley Act of 2002, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

(b) Dividends; Changes in Share Capital. Except as and to the extent specifically permitted or contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Company Voting Debt”) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with the terms of the Plans in effect as of the date of this Agreement, (ii) the issuance of Shares upon the exercise of Warrants outstanding on the date of this Agreement, or (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company.

(d) Governing Documents; Securities. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, stock or operations of another company, other than acquisitions of inventory, equipment or raw materials in the ordinary course of business consistent with past practice.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of its Subsidiaries but excluding excess or obsolete assets and sales of inventory in the ordinary course of business), businesses or divisions other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company, (ii) sales or dispositions of unused or obsolete assets, (iii) sales or dispositions of inventory in the ordinary course of business, and (iv) sales or dispositions for which neither the fair market value of the assets disposed of nor the total consideration, including liabilities assumed, received by the Company or its Subsidiaries in the aggregate exceeds $250,000.

(g) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to the Company’s existing credit facilities, (ii) incurred in the ordinary course of business consistent with past practice or (iii) which, in the aggregate, would not have a Company Material Adverse Effect.

(h) No Relinquishment of Rights. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other material right or claim, (ii) settle any material action, suit, claim, investigation or other material proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee, director or agent of the Company or any of its Subsidiaries or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except in the ordinary course of business consistent with past practice or pursuant to judicial order or process or as required by law or regulation, or that would not have a Company Material Adverse Effect.

(i) Investments. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances (other than business travel advances to officers and prepaid expenses in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person other than (i) in connection with actions permitted by Section 5.1(e) hereof, (ii) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (iii) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth on Section 5.1(i) of the Company Disclosure Schedule or (iv) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $250,000.

(j) Indebtedness. Except as contemplated by the Financing Letter, the Company shall not, and shall not permit any of its Subsidiaries to, incur or enter into any agreement to incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, except (1) Indebtedness incurred in the ordinary course of business consistent with past practices under the Company’s existing credit facilities in an aggregate amount not to exceed the maximum amount authorized under the agreements relating thereto at any time outstanding, (2) trade accounts payable incurred in the ordinary course of business, and (3) any continuation, extension, refinancing, renewal or replacement (a “Refinancing”) of any existing Indebtedness or any Indebtedness permitted by this Section 5.1(j) other than a Refinancing of the Company’s existing credit facilities.

(k) Compensation; Severance. Except (i) as required by law or (ii) to satisfy contractual obligations existing on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (a) pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan, (b) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (c) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice or as required by an existing Plan or any collective bargaining agreement), (d) adopt or make any commitment to adopt any additional employee benefit plan, except as may be required pursuant to any collective bargaining agreement, (e) make any contribution, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof, to any Plan and (f) amend or extend or make any commitments to amend or extend any Plan in any material respect.

(l) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practice as in effect at April 1, 2003 except for any such change as required by reason of a change in SEC guidelines or GAAP, (ii) change its fiscal year, (iii) make or rescind any material Tax election or settle or compromise any audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any of its Subsidiaries, or (iv) make any change to its method of reporting income, deductions or other Tax items for Tax purposes; provided that in the case of matters described in clauses (iii) and (iv) above, Parent shall not unreasonably withhold its consent.

(m) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any contracts, agreements or arrangements that limit or restrain the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective affiliates or successors, from engaging or competing in any business or in any geographic area or location.

(n) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, except for changes in the corporate structure or ownership of the Company’s Subsidiaries which (i) do not increase the Tax liability of the Company or its Subsidiaries and (ii) do not adversely affect (a) the ability to obtain, or the terms of, the Financing and (b) the ability of the Company and its Subsidiaries to transfer assets and liabilities among the Company’s Subsidiaries or to the Company.

(o) Prohibited Activities. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(n) of this Section 5.1, except as otherwise permitted by this Agreement.

Section 5.2. Stockholders’ Meeting; Proxy Material.

(a) Subject to the next two sentences of this Section 5.2(a), the Company shall, acting through the Company Board and in accordance with applicable law and the Certificate of Incorporation and the by-laws of the

Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall solicit proxies in favor of approval of this Agreement and the Merger. The Company Board shall recommend approval of the Agreement and the Merger by the Company’s stockholders (the “Company Recommendation”); provided that, notwithstanding anything in this Agreement to the contrary, the Company Board may determine (i) not to make or may withdraw, modify or change such recommendation (a “Change in Recommendation”), and (ii) not to solicit proxies in favor of this Agreement and the Merger if, in the case of both clauses (i) and (ii), the Special Committee has determined in good faith, after consultation with its independent legal and financial advisors, that failure to take such action could reasonably be considered to be, or expected to result in, a breach of the Company Board’s fiduciary duties under applicable law. The Company may, if it receives a written bona fide unsolicited Acquisition Proposal (as defined in Section 5.4(b) hereof), delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such time as is necessary for the Company Board to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

(b) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”), and the parties hereto shall prepare a Schedule 13E-3 filing (as amended or supplemented, the “Schedule 13E-3”). Parent, Holding Corp., Acquisition Sub and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its commercially reasonable efforts to have the Proxy Statement, and the parties hereto will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

(c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Subject to the last sentence of Section 5.2(a), the Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the parties hereto shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

Section 5.3. Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Parent, Acquisition Sub, its potential financing sources and its and their respective counsel, financial advisors, affiliates, auditors and other authorized representatives (collectively, “Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to Acquiror’s Representatives such financial and operating data and other information (including all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided that such access shall only be provided to the extent that such access would not violate applicable laws or the terms of any Company Contract. Any nonpublic documents and information relating to the Company or its Subsidiaries made available to Parent, Holding Corp. and Acquisition Sub pursuant to this Section 5.3, shall be held in strict confidence by Parent, Holding Corp., Acquisition Sub and their respective affiliates, except that (i) Parent, Holding Corp. and Acquisition Sub may disclose such information as may be necessary in connection with seeking and obtaining statutory approvals, if any, required in connection with the transactions contemplated hereby and (ii) each of Parent, Holding Corp. and Acquisition Sub may disclose any information that it is required by legal process or judicial or administrative order to disclose. None of Parent, Holding Corp. or Acquisition Sub shall, and such parties shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby.

Section 5.4. No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through affiliates, advisors, agents or other intermediaries), and the Company shall direct its and its Subsidiaries’ respective officers, directors, affiliates, advisors, representatives or other agents of the Company (and be responsible for non-compliance by any of the foregoing with their directions) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) the making or submission of an offer or proposal which would constitute a third party Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement, as defined in the last sentence of Section 5.4(b)) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Notwithstanding the previous sentence, nothing contained in this Agreement shall prohibit the Company from taking any of the actions in Section 5.4(a)(ii) hereof in the event that (a) the Company has received from a third party an unsolicited bona fide written Acquisition Proposal or an unsolicited bona fide written inquiry relating to a potential Acquisition Proposal and (b) the Special Committee determines in good faith, after consultation with its independent financial and legal advisors, that failure to take such action could reasonably be considered to be, or expected to result in, a breach of the Company Board’s fiduciary duties under applicable law; provided that the Company (A) shall provide notice to Parent of the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof prior to or promptly after commencing any such actions, (B) shall not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement (as defined hereafter) and (C) shall promptly provide to Parent and Acquisition Sub any non-public information concerning the Company provided to such other Person which was not previously provided to Parent and Acquisition Sub. The Company shall keep Parent and Acquisition Sub generally informed of the status of and material developments respecting any Acquisition Proposal reasonably likely to result in a Superior Proposal (including the identity of the parties and price involved) and shall provide notice to Parent of its intent to terminate this Agreement pursuant to Section 7.1(i), it being understood that the Company shall be entitled to terminate this Agreement in accordance with Section 7.1(i) immediately after the giving of such notice. Parent agrees that the Company may keep other Persons who have made such Acquisition Proposal generally informed of the status and material developments respecting any material amendments to this Agreement. Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

(b) For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or any of its Material Subsidiaries (as defined hereafter) or the acquisition or purchase of 50% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or any tender offer (including self-tenders) or exchange offer or stock purchase (including any repurchase by the Company) that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries taken as a whole, other than the transactions contemplated hereby. For purposes of this Agreement, “Superior Proposal” means a proposal made by a third party to enter into (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company’s stockholders prior to such transaction (by virtue of their ownership of Company Common Stock) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the transaction, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (ii) otherwise on terms which the Special Committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), (a) would, if consummated, result in a transaction that is more favorable to its stockholders entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, (b) is with a Person that has, or is reasonably likely to obtain, the necessary funds to consummate the proposed transaction and (c) is capable of being, and is reasonably likely to be, completed without unreasonable delay. As used herein, “Material Subsidiary” means any Subsidiary whose consolidated revenues, net income or assets constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement in customary form.

Section 5.5. Director and Officer Liability.

(a) Parent, Holding Corp. and Acquisition Sub agree that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnitees”) as provided in their respective certificates of incorporation (or similar constitutive documents) or by-laws or in any indemnification agreement provided or made available to Parent and Acquisition Sub prior to the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable law or the Indemnitee affected thereby otherwise consents in writing thereto.

(b) For three years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such three-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

(c) This Section 5.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.5.

(e) The obligations of the Company and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the consent of such affected Indemnitee.

Section 5.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby.

Section 5.7. Certain Filings.

(a) Parent, Holding Corp., Acquisition Sub and the Company shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated hereby and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.7, the Company shall, and Parent, Holding Corp. and Acquisition Sub shall, if required, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) business days of the date of this Agreement, and, subject to Section 5.7(c) hereof, each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act, if any, that is necessary to enable the parties to consummate the transactions contemplated hereby. Without limiting the provisions of this Section 5.7, each party hereto shall use its reasonable best efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties reasonably believe it is necessary or advisable.

(b) Subject to Section 5.7(c) hereof, (i) the Company, Parent, Holding Corp. and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent, Holding Corp. and Acquisition Sub shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

(c) Each of the Company, Parent, Holding Corp. and Acquisition Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity; (ii) unless required by applicable law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable; (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine); and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including without limitation any filings necessary or appropriate under the provisions of any Regulatory Law.

(d) “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Section 5.8. Public Announcements. None of the Company, Parent, Holding Corp., Acquisition Sub, or any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and after reasonable prior notice to the other parties hereto.

Section 5.9. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent, Holding Corp. and Acquisition Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.10. Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, and (iii) any Action commenced or, to the Company’s knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereof.

Section 5.11. Financing.

(a) Parent, Holding Corp. and Acquisition Sub shall use their commercially reasonable efforts to obtain the Financing as set forth in the Financing Letter; provided that, notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub shall be entitled to obtain, in their sole discretion, substitute debt financing (“Substitute Debt Financing”) with one or more other nationally or regionally recognized financial institutions if, and only if, such substitute financing would not reasonably be expected to delay the consummation of the Merger past March 31, 2004.

(b) Parent shall provide prompt written notice to the Company of Phoenix Group’s refusal or stated intent to refuse to provide the financing described in the Financing Letter, and, in each case, the stated reasons therefor. In any such event, Parent shall use its reasonable best efforts to find substitute financing for such financing as promptly as possible; provided that any such substitute financing shall be on terms and conditions substantially similar to the terms and conditions of the financing so substituted.

(c) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions, replacements or refinancing thereof), including by making available to Parent and such lenders and their representatives, personnel (including for participation in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent.

Section 5.12. Third Party Consents. Between the date hereof and the Effective Time, the Company shall use reasonable best efforts to obtain the third party consents set forth in Section 3.3 of the Company Disclosure Schedule.

Section 5.13. Employees and Employee Benefit Plans.

(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”), while employed by the Company or the Subsidiaries, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement (other than modifications to medical benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing contained in this Section 5.13 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. The Company shall continue to provide and recognize all accrued but unused vacation as of the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Surviving Corporation after the Closing Date shall be waived for the Affected Employees, and Affected Employees shall be credited with service with the Company for all purposes under such newly established plans.

(b) The Surviving Corporation and the Subsidiaries shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Company shall continue to be liable for any workers’ compensation or similar workers’ protection claims of any Affected Employee incurred prior to the Closing Date.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE

PARTIES TO CONSUMMATE THE TRANSACTIONS

Section 6.1. Conditions to Each Party’s Obligations. The respective obligations of the Company, Parent, Holding Corp. and Acquisition Sub to consummate the transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

(a) The affirmative vote of (i) a majority of the votes represented by the shares of Company Common Stock outstanding on the record date and (ii) a majority of the votes represented by the shares of Company Common Stock held on the record date by the Disinterested Holders (as defined below) who appear in person or by proxy and vote on the proposal at the Special Meeting, in each case approving the Agreement and the Merger, shall have been obtained at the Special Meeting (the “Required Company Votes”);

(b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Holding Corp., Acquisition Sub, the Company or any of their respective affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect; and

(c) No judgment, injunction, order, decree, statute, law, rule or regulation shall prohibit the consummation of any of the transactions contemplated hereby.

For purposes of this Agreement, “Disinterested Holders” shall mean all Holders other than Macdonald, Derry L. Macdonald, the Irrevocable Trust created under Agreement dated December 15, 1995 by Macdonald as Grantor, Sassower, the Sassower Trust, Parent, Holding Corp., Phoenix Group and their respective members and affiliates listed on Schedule 6.1 hereto.

Section 6.2. Conditions to the Company’s Obligation to Consummate the Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Parent, Holding Corp. and Acquisition Sub contained in Article IV hereof shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any qualifications based on the defined term “Acquiror Entity Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have an Acquiror Entity Material Adverse Effect. Without limiting the foregoing, the representations of Parent, Holding Corp. and Acquisition Sub contained in the first two sentences of Section 4.1 and Section 4.2 shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term “Acquiror Entity Material Adverse Effect”, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date).

(b) Parent, Holding Corp. and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) The Company shall have received certificates signed by an executive officer of each of Parent, Holding Corp. and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied;

(d) The Company shall have received the written consent of the Company’s existing lenders, consenting to the Financing described in the Financing Letter (or other financing having terms and conditions substantially equivalent thereto) in form and substance reasonably satisfactory to Parent and Acquisition Sub;

(e) the aggregate Merger Consideration and other amounts required to be deposited pursuant to Section 2.12(b) shall have been deposited by the Parent as contemplated thereby; and

(f) No suit, action or proceeding by any Governmental Entity seeking to enjoin the Merger shall have been commenced (and be pending) against Parent, Holding Corp. or Acquisition Sub (or its permitted designees), the Company or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (i) to prevent or restrain the transactions contemplated hereby in a manner which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, (ii) material damages in connection with the transactions contemplated hereby which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, (iii) any other remedy in connection with the transactions contemplated hereby which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, or (iv) to impose material liability on any of the foregoing Persons in connection with the transactions contemplated hereby (each of clauses (i)-(iv), a “Material Adverse Consequence”).

Section 6.3. Conditions to Parent’s, Holding Corp.’s and Acquisition Sub’s Obligations to Consummate the Merger. The obligations of Parent, Holding Corp. and Acquisition Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

(a) The representations and warranties of the Company contained in Article III hereof shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any qualifications based on the defined term “Company Material Adverse Effect” or, with respect to the representations and warranties in Sections 3.7, 3.10, 3.11, 3.12, 3.14, 3.18, and 3.19 based on the words “materially” or “material,” except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have a Company Material Adverse Effect. Without limiting the foregoing, the representations of the Company contained in the first sentence of Section 3.1, in Section 3.2, in Section 3.4, in Section 3.16, in Section 3.20, and in Section 3.22 shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term “Company Material Adverse Effect”, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date);

(b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Parent and Acquisition Sub shall have received certificates signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

(d) No suit, action or proceeding by any Governmental Entity shall have been commenced (and be pending) against Parent, Holding Corp. or Acquisition Sub (or its permitted designees), the Company or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking a Material Adverse Consequence;

(e) The Company shall have received, and delivered copies to Parent and Acquisition Sub of, the written consent of the Company’s existing lenders (other than the Sassower Trust or any other lender, the indebtedness of which has been paid off at or prior to the Closing or the consent of which is not required pursuant to the terms and conditions of the loan documentation evidencing its indebtedness), consenting to the Financing described in the Financing Letter (or other financing having terms and conditions substantially equivalent thereto) in form and substance reasonably satisfactory to Parent and Acquisition Sub;

(f) The Company shall have received, and delivered copies to Parent and Acquisition Sub of, valid resignations, effective as of immediately following the Effective Time, of each member of the Company Board other than the Continuing Directors;

(g) The total number of Dissenting Shares shall not exceed 15% of the issued and outstanding shares of Company Common Stock as of the Effective Time;

(h) As of the Closing Date, (i) the Company and its Subsidiaries shall have Consolidated Domestic Working Capital (as defined below) of not less than negative $9.0 million, (ii) funds available to be drawn under the revolving credit facility evidenced by that certain loan and security agreement, dated June 28, 2001, by and between the Company and Congress Financial Corporation (as amended or modified through the date hereof, the “Congress Revolving Credit Facility”), after giving effect to all required reserves and holdbacks thereunder, including $1.0 million of required minimum available funds, shall not be less than $0.5 million; (iii) the Company’s Domestic Indebtedness (as defined below) shall not exceed $5.75 million, excluding (A) Indebtedness outstanding under the Congress Revolving Credit Facility, (B) Indebtedness outstanding under that certain trade credit facility established by the Company with RZB Finance (the “Trade Credit Facility”) and (C) up to $1.5 million of insurance finance obligations; provided that, in the case of the foregoing subclauses (A) and (B), indebtedness shall be excluded only to the extent that such indebtedness is then fully collateralized in accordance with the agreements governing the Congress Revolving Credit Facility and the Trade Credit Facility, respectively (in each case, as in effect on the date hereof and before giving effect to any consent or waiver by any party of any covenants under such agreements); (iv) the Consolidated Net Worth (as defined below) of the Company and its Subsidiaries, on a consolidated basis, shall be at least $10.5 million; and (v) after giving effect to any and all waivers or consents of Congress Financial Corporation or GATX Capital Corporation, the Company shall be in material compliance with all covenants and agreements under the Congress Revolving Credit Facility and under that certain loan agreement, dated June 28, 2001, by and between the Company and GATX Capital Corporation (as amended or modified through the date hereof, the “GATX Loan Agreement”), and there shall not then be existing any default or event of default (or event or condition, the occurrence or existence of which, with notice or lapse of time, would constitute a default or event of default) under the Congress Revolving Credit Agreement or the GATX Loan Agreement.

(i) As of the Closing Date, the “Agreement Term” under the Employment Agreement effective as of January 1, 2003 between John L. Macdonald and the Company (the “Employment Agreement”) shall not have been terminated by either party thereto, the Employment Agreement shall be in full force and effect, no “Disability” (as defined in the Employment Agreement) shall have occurred and be continuing, and no physical or mental illness shall then be in effect with respect to John L. Macdonald, which illness, had it been in effect for the preceding six months, would constitute a “Disability” under the Employment Agreement.

For purposes of this Agreement, (i) the term “Consolidated Domestic Working Capital” shall mean total “Current Assets” minus total “Current Liabilities”, calculated on a consolidated basis and in accordance with GAAP, with the following adjustments, without duplication: (A) funds available to be drawn under the Congress Revolving Credit Facility, after giving effect to all required reserves and holdbacks under the Congress

Revolving Credit Facility, shall be included; (B) Current Assets and Current Liabilities shall be determined in accordance with GAAP, except that Current Assets and Current Liabilities of non-US Subsidiaries and Affiliates (“Foreign Subsidiaries”) shall be excluded and except that Current Liabilities shall not include any mortgage debt outstanding under the Company’s $1.9 million credit agreement entered into with SouthTrust Bank; (C) amounts due to the Company or any US subsidiary from any Foreign Subsidiary, and equity in any Foreign Subsidiary, shall be excluded from Current Assets of the Company and/or any US subsidiary; and (D) amounts due from the Company or from any US Subsidiary to any Foreign Subsidiary shall be excluded from Current Liabilities of the Company and/or any US Subsidiary, (ii) “Domestic Indebtedness” shall have the meaning ascribed to the term “Indebtedness” of the Company and its Subsidiaries under Section 3.16(b) of this Agreement, but shall not include Indebtedness of Foreign Subsidiaries, and (iii) “Consolidated Net Worth” shall mean “Stockholders’ Equity”, as reflected on the most recent consolidated balance sheet of the Company and its subsidiaries.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing.

(a) By mutual written consent of Parent, Holding Corp., Acquisition Sub and the Company;

(b) By the Company, Parent, Holding Corp. or Acquisition Sub if the Closing shall not have occurred on or before March 31, 2004 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) By the Company, Parent, Holding Corp. or Acquisition Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By the Company, Parent, Holding Corp. or Acquisition Sub if the approval by the stockholders of the Company required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the Required Company Votes upon the taking of such vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

(e) By Parent, Holding Corp. or Acquisition Sub, if the Company Board, prior to obtaining the Required Company Votes, shall have (i) publicly approved or recommended an Acquisition Proposal or resolved to take, or publicly announced an intention to take, any such action, or (ii) within twenty business days of any public disclosure of an Acquisition Proposal, failed to recommend against or reject an Acquisition Proposal (other than a tender or exchange offer covered under clause (iii) below) or (iii) publicly recommended acceptance of (or publicly announced that it is unable to take a position, will remain neutral or express no opinion with respect to), or, within eighteen business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of the Company or resolved to take, or publicly announced an intention to take, any such action;

(f) By Parent, Holding Corp. or Acquisition Sub, if the Company Board shall have effected a Change in Recommendation or shall have determined not to solicit proxies pursuant to Section 5.2(a)(ii);

(g) By the Company, if there is a breach by Parent, Holding Corp. or Acquisition Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) on or prior to the Termination Date;

(h) By Parent, Holding Corp. or Acquisition Sub, if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) on or prior to the Termination Date;

(i) By the Company, in order to recommend, approve or accept a Superior Proposal; provided that prior to such termination the Company must have complied in all material respects with all provisions contained in Section 5.4; or

(j) By the Company, if Parent, Holding Corp. and Acquisition Sub fail to obtain and/or provide the Financing.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company, Parent, Holding Corp. or Acquisition Sub as provided in Section 7.1 hereof, (a) this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent, Holding Corp. or Acquisition Sub or their respective officers or directors, except as provided in this Article VII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company, nor Parent, Holding Corp. or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement and (b) each party’s sole remedy shall be to receive the amounts provided for in Section 7.3 of this Agreement as agreed and liquidated damages, it being agreed that in such event each party’s actual damages would be incapable of precise ascertainment and that the amounts set forth in Section 7.3 of this Agreement are reasonable estimates of such damages and none of Parent, Holding Corp., Acquisition Sub or the Company or any of their respective subsidiaries shall have any further liability to any other party hereto.

Section 7.3. Fees and Expenses.

(a) The Company agrees to reimburse Parent (or its designees) for all documented out-of-pocket fees and expenses, including fees and expenses of outside financial advisors, legal counsel and accountants (collectively “Expenses”), not to exceed $250,000 in the aggregate, reasonably incurred by Parent and its affiliates in connection with the transactions contemplated hereby, if this Agreement is terminated by the Company pursuant to Section 7.1(d) or 7.1(i) hereof or by Parent, Holding Corp. or Acquisition Sub pursuant to Section 7.1(d), 7.1(e), 7.1(f), or 7.1(h); provided that no amount shall be payable under this Section 7.3(a) for or with respect to any commitment or financing fee (or similar amount) paid with respect to the Financing to a person other than Parent, Holding Corp., Acquisition Sub or their respective affiliates (a “Third Party Financing Fee”).

(b) In addition to any amount payable under Section 7.3(a), the Company agrees to pay Parent (or its designees) the sum of $385,000 (the “Termination Fee”) and to reimburse Parent (or its designee) for any Third Party Financing Fee and all Expenses (regardless of the limitation on the reimbursement of Expenses set forth in Section 7.3(a)), if this Agreement is terminated by the Company pursuant to Section 7.1(i) hereof or by Parent, Holding Corp. or Acquisition Sub pursuant to Section 7.1(e) or 7.1(f); provided that, (I) on or before the date of any such termination described in this Section 7.3(b), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Special Committee or the Company Board, and (II) on or before, or within fifteen months after, the date of any such termination the Company or a third party consummates a transaction that would qualify as an Acquisition Proposal.

(c) Parent agrees to reimburse the Company (or its designees) for all Expenses, not to exceed $250,000 in the aggregate, reasonably incurred by the Company and its affiliates in connection with the transactions contemplated hereby, if (a) this Agreement is terminated by the Company pursuant to Section 7.1(g) or 7.1(j) hereof or (b) Mr. Macdonald voluntarily terminates his employment with the Company on or prior to the Closing Date such that the closing condition in Section 6.3(i) cannot be satisfied.

(d) Any payment required to be made under any provision of this Section 7.3 on account of a termination pursuant to any provision of Section 7.1 shall be made (X) concurrently with such termination if such payment is provided for in Section 7.3(a) or Section 7.3(c), or (Y) concurrently with the consummation of the applicable Acquisition Proposal if such payment is provided for in Section 7.3(b). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

(e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (iii) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

If to the Company, to:

JLM Industries, Inc.

8675 Hidden River Parkway

Tampa, Florida 33637

Attention: Michael J. Molina and/or Ford Pearson

Telephone: (813) 632-3300

Facsimile: (813) 632-3301

with a copy (which shall not constitute notice) to:

Trenam Kemker

2700 Bank of America Plaza

101 East Kennedy Boulevard

Post Office Box 1102

Tampa FL, 33601-1102

Attention: Richard M. Leisner, Esq.

Telephone (813) 223-7474

Facsimile (813) 229-6553

If to the Special Committee, to:

Jerry Weinstein

Vincent J. Naimoli

A. Gordon Tunstall

Tunstall Consulting, Inc.

13153 N. Dale Mabry Hwy.

Tampa FL, 33618

Attention: A Gordon Tunstall

Chairman of the Special Committee

Telephone: (813) 968-4461

Facsimile: (813) 961-2315

with a copy (which shall not constitute notice) to:

Carlton Fields

One Harbour Place

777 S. Harbour Island Boulevard

P.O. Box 3239 (33601-3239)

Tampa, Florida 33602-5730

Attention: Richard A Denmon, Esq.

Telephone: (813) 223-7000

Facsimile: (813) 229-4133

If to Macdonald, Phoenix Group, Parent, Holding Corp. or Acquisition Sub, to:

John L. Macdonald

Phoenix JLM Holdings, LLC

JLMI Holdings, LLC

JLMI Holding Corp.

JLMI Acquisition Corp.

c/o Phoenix Enterprises LLC

135 East 57th Street, 12th Floor

New York, NY 10022

Attention: Philip S. Sassower

    John L. Macdonald

Telephone: (212) 759-1909

Facsimile: (212) 319-4970

with a copy (which shall not constitute notice) to:

Brown Raysman Millstein Felder & Steiner LLP

900 Third Avenue

New York, New York 10022

Attention: David M. Warburg, Esq.

Telephone: (212) 895-2000

Facsimile: (212) 895-2900

Section 8.2. Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

Section 8.3. Certain Definitions; Interpretation. References in this Agreement to “reasonable best efforts” shall not require a Person so obligated to use its reasonable best efforts to obtain any consent of a third party or to incur a material amount of out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. Reference herein to the “knowledge of the Company” or words of similar import shall mean the actual knowledge of John L. Macdonald, Michael J. Molina, Walter M. Tarpley, or Ford Pearson and what such persons should have known after reasonable investigation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “delivered” or “made available” when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be delivered or made available. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. References to “the date hereof” shall mean as of the date of this Agreement. “Person” or “person” means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, organization, Governmental Entity or other entity of any kind or nature.

Section 8.4. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.5. Amendments, Modification and Waiver.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors or Board of Managers, as the case may be, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Holding Corp. and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Special Committee; and provided, further, that, after the approval of the Agreement and the Merger by the stockholders of the Company, there shall not be made any amendment that (1) affects the nature or amount of Merger Consideration per share or the manner or timing of the payment thereof, (2) affects the nature or amount of any fee or expense required to be paid under Article VII or the party responsible for any such amount, or (3) by law requires the further approval by such stockholders, in each case without such further approval by the stockholders of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Company, Parent, Holding Corp. or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and, in the case of the Company, the Special Committee. Notwithstanding anything to the contrary herein, each of Parent, Holding Corp. and Acquisition Sub may assign any of its rights hereunder to any affiliate of Parent, Holding Corp. or Acquisition Sub.

Section 8.7. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

Section 8.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 8.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent, Holding Corp. and Acquisition Sub under this Agreement, and for the benefit of Parent, Holding Corp. and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided that the Indemnitees referred to in Section 5.6 hereof shall be third party beneficiaries entitled to enforce the provisions of Section 5.6 of this Agreement and Phoenix Group shall be a third party beneficiary entitled to enforce the provisions of Section 7.3 and Section 5.13 of this Agreement.

Section 8.11. Entire Agreement. This Agreement, including any exhibits or schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

Section 8.12. Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JLMI HOLDINGS, LLC

By:

John L. Macdonald
Manager

JLMI HOLDING CORP.

By:

John L. Macdonald
President

JLMI ACQUISITION CORP.

By:

John L. Macdonald
President

JLM INDUSTRIES, INC.

By:

Michael J. Molina
Vice President and Chief Financial Officer

ANNEX B

Corporate Finance

909 East Main Street (22219)

P.O. Box 1575

Richmond, VA 23216-1575

October 22, 2003

Special Committee of the Board of Directors

JLM Industries, Inc.

8675 Hidden River Parkway

Tampa, FL 33637

Gentlemen;

The Special Committee of the Board of Directors (the “Special Committee”) has requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively, the “Stockholders”), other than the Buyer Group, as hereinafter defined, of JLM Industries, Inc. (the “Company”) of $1.40 per share in cash (the “Merger Consideration”) to be paid to the Stockholders, other than the Buyer Group, pursuant to the Agreement and Plan of Merger dated as of October 21, 2003 (the “Merger Agreement”) by and among JLMI Holdings LLC, a Delaware limited liability company (“Parent”), JLMI Holding Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Holding Corp.”), JLMI Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Acquisition Sub will be merged with and into the Company (the “Merger”) and each share of common stock of the Company, $0.01 par value per share (the “Shares”), other than those held by the Buyer Group, will be converted into the right to receive the Merger Consideration upon consummation of the Merger. John L. Macdonald (“Macdonald”), the Irrevocable Trust created under Agreement dated December 15, 1995 by John L. Macdonald as Grantor, Philip S. Sassower (“Sassower”), the Parent, JLMI Holding Corp., Phoenix Group and their respective members and affiliates are hereinafter referred to as the “Buyer Group.” We have been advised by the Buyer Group that certain Shares held by Macdonald will be exchanged in the Merger for the Merger Consideration.

BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been retained by the Special Committee in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation, including a portion of the fee upon the delivery of this opinion, and a portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade, from time to time, or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such position as of the date of this opinion, it has been disclosed to the Special Committee.

In connection with our review of the Merger and the preparation of our opinion, we have, among other things: (1) reviewed the Merger Agreement and discussed with management and representatives of the Company the proposed material terms of the Merger; (2) reviewed, among other public information, the Company’s

Special Committee of the Board of Directors

JLM Industries, Inc.

October 22, 2003

Annual Reports, Forms 10-K, and related financial information for the fiscal years ended December 31, 2000, 2001, and 2002; (3) reviewed the Form 10-Q for the quarters ended March 31 and June 30, 2003; (4) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by senior management of the Company (the “Projections”); (5) discussed with members of senior management of the Company the matters described in clauses (2), (3) and (4) above, as well as other matters concerning the Company’s businesses, operations and prospects; (6) reviewed the historical market prices and trading activity for the Company’s common stock and compared such prices and trading activity with those of certain publicly traded companies that we deemed to be relevant; (7) compared the financial position and results of operations of the Company with those of certain publicly traded companies that we deemed to be relevant; (8) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations that we deemed to be relevant; (9) reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, five days prior to the announcement, and thirty days prior to the announcement; (10) analyzed a discounted cash flow scenario of the Company based upon the Projections; and (11) reviewed other such financial studies and analyses and performed such other investigations and took into account such other matters as we deemed to be material or otherwise necessary or appropriate to render our opinion, including our assessment of regulatory, economic, market and monetary conditions.

In conducting our review and rendering our opinion, we discussed with members of management and representatives of the Company the background of the Merger, the reasons and basis for the Merger and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of the Company. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have further assumed, with your consent, that the Projections provided to us by the Company have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company’s management and that such Projections will be realized in the amounts and at the times contemplated. We express no opinion with respect to such Projections or the estimates or judgments on which they are based. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We have assumed that the Merger will be consummated upon the terms set forth in the Merger Agreement without material alteration or waiver thereof. In addition, we have relied upon all legal advice given to the Special Committee by its legal counsel. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company subsequent to the Merger. In connection with the preparations of our opinion, we were not authorized to solicit, nor did we solicit, third parties regarding alternatives to the Merger.

Our opinion expressed herein was prepared for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders, other than the Buyer Group, of the Merger Consideration. Accordingly, we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to the Stockholders as to how they should vote at the stockholders’ meeting in connection with the Merger. Our opinion may not be used for any other purposes without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement or registration statement distributed to the Stockholders by the Company in connection with the Merger as well as filings related thereto with the Securities and Exchange Commission.

B-2

Special Committee of the Board of Directors

JLM Industries, Inc.

October 22, 2003

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders, other than the Buyer Group.

Very truly yours,

BB&T CAPITAL MARKETS

A division of SCOTT & STRINGFELLOW, INC.

By:	/s/ MATTHEW G. THOMPSON, JR.

Matthew G. Thompson, Jr. Managing Director

B-3

ANNEX C

DELAWARE CODE

TITLE 8. Corporations

CHAPTER 1. General Corporation Law

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

JLM INDUSTRIES, INC.

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON March 16, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Molina, proxy with power of substitution and revocation, to vote the stock of JLM Industries, Inc. which the undersigned is entitled to vote at the Special Meeting to be held on March 16, 2004 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein, and authorizes the proxy to vote in accordance with the recommendations of JLM’s management upon such other business as may properly come before the Special Meeting.

The Board of Directors Recommends a Vote “FOR” Item 1.

1.  Approve and adopt the Agreement and Plan of Merger, dated as of October 30, 2003, by and among JLMI Holdings, LLC, JLMI Holding Corp., JLMI Acquisition Corp. and JLM Industries, Inc., and the merger thereunder.

☐  FOR                                         ☐  AGAINST                                     ☐  ABSTAIN

(Continued and to be signed on reverse side)

(Continued from reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1.

Check here if you plan to attend the Special Meeting     ☐

Check here if address has changed    ☐  (make corrections on reverse side)

THIS AREA RESERVED FOR ADDRESSING

Dated:                                               , 2004

Signature(s)

Please sign exactly as name appears hereon. Joint owners should each sign personally. Executors, trustees, officers, etc. should indicate their titles when signing.

FOLD AND DETACH HERE

PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.